Exhibit 99.2

THIS PROPOSED DISCLOSURE STATEMENT IS NOT A SOLICITATION OF VOTES ON THE PLAN. ACCEPTANCES AND REJECTIONS OF THE PLAN MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. THE DEBTORS RESERVE THE RIGHT TO AMEND, SUPPLEMENT, OR OTHERWISE MODIFY THIS DISCLOSURE STATEMENT.

UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

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:

In re:Chapter 11

:

INSYS THERAPEUTICS, INC., et al., :Case No. 19-11292 (KG)
:

Debtors.1:Jointly Administered

:

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DISCLOSURE STATEMENT

FOR AMENDED JOINT CHAPTER 11 PLAN OF LIQUIDATION

PROPOSED BY INSYS THERAPEUTICS, INC. AND ITS AFFILIATED DEBTORS2

WEIL, GOTSHAL & MANGES LLP

Gary T. Holtzer (admitted pro hac vice)

Ronit J. Berkovich (admitted pro hac vice)

Candace M. Arthur (admitted pro hac vice)

Brenda L. Funk (admitted pro hac vice)

Olga F. Peshko (admitted pro hac vice)

767 Fifth Avenue

New York, New York  10153

Telephone:  (212) 310-8000

Facsimile:  (212) 310-8007

Attorneys for the Debtors
and Debtors in Possession

RICHARDS, LAYTON & FINGER, P.A.

John H. Knight (No. 3848)

Paul N. Heath (No. 3704)

Zachary Shapiro (No. 5103)

One Rodney Square

920 N. King Street

Wilmington, Delaware 19801
Telephone:  (302) 651-7700
Facsimile:  (302) 651-7701

Attorneys for the Debtors
and Debtors in Possession

[1]

The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, as applicable, are:  Insys Therapeutics, Inc. (7886); IC Operations, LLC (9659); Insys Development Company, Inc. (3020); Insys Manufacturing, LLC (0789); Insys Pharma, Inc. (9410); IPSC, LLC (6577); and IPT 355, LLC (0155).  The Debtors’ mailing address is 410 S. Benson Lane, Chandler, Arizona 85224.

[2]

While the Creditors’ Committee has agreed to the overall economic structure set forth herein, there are other key provisions, including releases, exculpation, and public dissemination of documents, to which the Creditors’ Committee has not yet agreed.

TABLE OF CONTENTS

I.	INTRODUCTION AND EXECUTIVE SUMMARY3
1.1	Background and the Debtors’ Approach to these Chapter 11 Cases3
1.2	Debtors’ Anticipated Assets as of the Effective Date4
1.3	Unsecured Claims against the Debtors’ Estates and Plan Classification5
1.4	Plan Negotiations, General Terms and Table of Summary Plan Treatment7
1.5	Confirmation under Section 1129(b)17
II.	INTRODUCTION TO THE DISCLOSURE STATEMENT AND PLAN VOTING AND SOLICITATION PROCEDURES17
2.1	Purpose of the Disclosure Statement17
2.2	Disclosure Statement Enclosures18
2.3	Voting Procedures and Requirements18
2.4	Voting Deadline and Solicitation Agent.19
2.5	Parties Entitled to Vote.19
2.6	Voting Procedures.20
2.7	Confirmation Hearing and Objection Deadline21
III.	OVERVIEW OF THE DEBTORS22
3.1	The Debtors’ Business and Employees22
3.2	The Debtors’ Corporate Structure23
3.3	The Debtors’ Capital Structure23
3.4	The Debtors’ Liquidity24
IV.	KEY EVENTS LEADING TO THE COMMENCEMENT OF THE CHAPTER 11 CASES24
4.1	Opioid Investigations and Litigation25
4.2	Other Litigation and Claims30
4.3	Market Conditions and Decline in Business32
4.4	The Debtors’ Liquidity and Financial Resources32
4.5	Debtors’ Efforts to Restructure32
4.6	Changes in Management33
4.7	The Debtors Commence Prepetition Marketing and Sale Process34
V.	OVERVIEW OF THE DEBTORS’ CHAPTER 11 CASES35

-i-

5.1	Commencement of the Chapter 11 Cases and First-Day Motions35
5.2	Appointment of Statutory Committee35
5.3	Public Entities Committee Motion36
5.4	Filings of Schedules of Assets and Liabilities and Statements of Financial Affairs37
5.5	Claims Bar Dates and Noticing Procedures37
5.6	Sales of Assets and Pursuit of Affirmative Claims39
5.7	Creditor Discussions, Mediation and Plan Settlement47
VI.	Summary of the Plan54
6.1	Substantive Consolidation54
6.2	Equitable Subordination under Bankruptcy Code 510(c)57
6.3	Class Proofs of Claim58
VII.	SUMMARY OF PLAN61
7.1	Administrative Expense and Priority Claims61
7.2	Classification of Claims and Interests63
7.3	Treatment of Claims and Interests.65
7.4	Means for Implementation.71
7.5	Distributions.94
7.6	Procedures for Disputed Claims.100
7.7	Executory Contracts and Unexpired Leases.102
7.8	Conditions Precedent to Confirmation of the Plan and the Occurrence of the Effective Date.106
7.9	Effect of Confirmation.108
VIII.	CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN114
8.1	Consequences to the Debtors115
8.2	Consequences to Holders of Certain Claims117
8.3	Tax Treatment of the Trusts and Holders of Beneficial Interests Therein119
8.4	Withholding on Distributions and Information Reporting123
IX.	Release, Injunction, Exculpation and Related Provisions123
9.1	General123

-ii-

9.2	Releases124
9.3	Injunction Related to Releases and Exculpation127
9.4	Pre-Confirmation Injunctions and Stays128
9.5	Injunction against Interference with Plan128
9.6	Plan Injunction128
9.7	Exculpation129
9.8	Injunction Related to Releases and Exculpation130
X.	Certain Risk Factors to be Considered130
10.1	Risks Associated with the Bankruptcy Process131
10.2	Other Considerations, Risk Factors, and Disclaimers134
XI.	Confirmation of the Plan136
11.1	Requirements of Section 1129(a) of the Bankruptcy Code136
XII.	Alternatives to Confirmation and Consummation of the Plan140
12.1	Alternative Plan of Liquidation or Reorganization141
12.2	Liquidation Under Chapter 7 of the Bankruptcy Code141
XIII.	Conclusion and Recommendation142

-iii-

DISCLAIMER

THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT (THE “DISCLOSURE STATEMENT”) IS INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE DEBTORS’ AMENDED JOINT CHAPTER 11 PLAN OF LIQUIDATION OF INSYS THERAPEUTICS, INC. AND ITS AFFILIATED DEBTORS, DATED AS OF NOVEMBER 13, 2019, (INCLUDING ALL EXHIBITS AND SCHEDULES THERETO AND AS MAY BE FURTHER AMENDED, MODIFIED, OR SUPPLEMENTED FROM TIME TO TIME, THE “PLAN”) AND MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN.3  A COPY OF THE PLAN IS ATTACHED HERETO AS EXHIBIT A.  NO SOLICITATION OF VOTES TO ACCEPT THE PLAN MAY BE MADE EXCEPT PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE.

ALL CREDITORS ARE ADVISED AND ENCOURAGED TO READ THE DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.  ALL HOLDERS OF CLAIMS SHOULD CAREFULLY READ AND CONSIDER FULLY THE RISK FACTORS SET FORTH IN SECTION IX (CERTAIN RISK FACTORS TO BE CONSIDERED) OF THIS DISCLOSURE STATEMENT BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.  THE PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN AND THE EXHIBITS ATTACHED TO THE PLAN AND THIS DISCLOSURE STATEMENT.  IN THE EVENT OF ANY CONFLICT BETWEEN THE DESCRIPTIONS SET FORTH IN THIS DISCLOSURE STATEMENT AND THE TERMS OF THE PLAN, THE TERMS OF THE PLAN WILL GOVERN.

THE DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND BANKRUPTCY RULE 3016(b) AND NOT NECESSARILY IN ACCORDANCE WITH OTHER NON-BANKRUPTCY LAW.

CERTAIN STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING WITH RESPECT TO PROJECTED CREDITOR RECOVERIES AND OTHER FORWARD-LOOKING STATEMENTS, ARE BASED ON ESTIMATES AND ASSUMPTIONS.  THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES.  FORWARD-LOOKING STATEMENTS ARE PROVIDED IN THIS DISCLOSURE STATEMENT PURSUANT TO THE SAFE HARBOR ESTABLISHED UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND SHOULD BE EVALUATED IN THE CONTEXT OF THE ESTIMATES, ASSUMPTIONS, UNCERTAINTIES, AND RISKS DESCRIBED HEREIN.

AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT WILL

[3]

Unless otherwise expressly set forth herein, capitalized terms used but not otherwise defined herein shall have the same meanings ascribed to such terms in the Plan.  The exhibits to this Disclosure Statement are incorporated as if fully set forth herein and are a part of this Disclosure Statement.

NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS.  THIS DISCLOSURE STATEMENT WILL NOT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES, OR OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST, OR INTERESTS IN, THE DEBTORS AND DEBTORS IN POSSESSION IN THESE CHAPTER 11 CASES.

THE PLAN, THE PLAN SETTLEMENT, THE PLAN DOCUMENTS AND THE CONFIRMATION ORDER CONSTITUTE A GOOD FAITH COMPROMISE AND SETTLEMENT OF CLAIMS AND CONTROVERSIES BASED UPON THE UNIQUE CIRCUMSTANCES OF THESE CHAPTER 11 CASES AND NONE OF THE FOREGOING DOCUMENTS, NOR ANY MATERIALS USED IN FURTHERANCE OF SUCH DOCUMENTS (INCLUDING, BUT NOT LIMITED TO, THE DISCLOSURE STATEMENT, NOTES AND DRAFTS), MAY BE OFFERED INTO EVIDENCE, DEEMED AN ADMISSION, USED AS PRECEDENT, OR USED IN ANY CONTEXT WHATSOEVER BEYOND THE PURPOSES OF THE PLAN, IN ANY OTHER LITIGATION OR PROCEEDING EXCEPT AS NECESSARY TO ENFORCE THEIR TERMS BEFORE THE BANKRUPTCY COURT OR ANY OTHER COURT OF COMPETENT JURISDICTION.  THE PLAN, THE PLAN SETTLEMENT, THE PLAN DOCUMENTS AND THE CONFIRMATION ORDER WILL BE BINDING AS TO THE MATTERS AND ISSUES DESCRIBED THEREIN, BUT WILL NOT BE BINDING WITH RESPECT TO SIMILAR MATTERS OR ISSUES THAT MIGHT ARISE IN ANY OTHER LITIGATION OR PROCEEDING IN WHICH THE DEBTORS ARE NOT A PARTY.  ANY PERSON’S SUPPORT OF, OR POSITION OR ACTION TAKEN IN CONNECTION WITH, THE PLAN, THE PLAN SETTLEMENT, THE PLAN DOCUMENTS AND THE CONFIRMATION ORDER MAY DIFFER FROM ITS POSITION OR TESTIMONY IN ANY OTHER LITIGATION OR PROCEEDING IN WHICH THE DEBTORS ARE NOT A PARTY.  Further, and as all parties to the Mediation agreed, thE Plan Settlement is not intended to be a blueprint for other chapter 11 cases, nor is it intended to be used as precedent by any party.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS ANOTHER TIME IS SPECIFIED HEREIN, AND THE DELIVERY OF THIS DISCLOSURE STATEMENT WILL NOT CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION STATED SINCE THE DATE HEREOF.

DEBTORS’ RECOMMENDATION

THE DEBTORS SUPPORT CONFIRMATION OF THE PLAN AND URGE ALL HOLDERS OF CLAIMS ENTITLED TO VOTE ON THE PLAN TO VOTE TO ACCEPT THE PLAN.  THE DEBTORS BELIEVE THAT THE PLAN PROVIDES THE HIGHEST AND BEST RECOVERY FOR ALL CREDITORS AND IS IN THE BEST INTERESTS OF CREDITORS.

CREDITORS’ COMMITTEE’S RECOMMENDATION

THE CREDITORS’ COMMITTEE SUPPORTS CONFIRMATION OF THE PLAN AND URGES ALL HOLDERS OF CLAIMS ENTITLED TO VOTE ON THE PLAN TO VOTE TO ACCEPT THE PLAN.  THE CREDITORS’ COMMITTEE BELIEVES THAT THE PLAN PROVIDES THE HIGHEST AND BEST RECOVERY FOR ALL UNSECURED CREDITORS AND IS IN THE BEST INTERESTS OF UNSECURED CREDITORS.

SETTLING CREDITORS

THE SETTLING CREDITORS (LISTED ON EXHIBIT B HERETO) HAVE AGREED NOT TO OBJECT TO THE PLAN, CERTAIN TERMS OF WHICH WERE REACHED FOLLOWING EXTENSIVE DELIBERATION BETWEEN THE SETTLING CREDITORS, THE DEBTORS, AND THE CREDITORS’ COMMITTEE.

I.	INTRODUCTION AND EXECUTIVE SUMMARY

This is the Disclosure Statement of Insys Therapeutics, Inc. (“Insys”); IC Operations, LLC; Insys Development Company, Inc.; Insys Manufacturing, LLC; Insys Pharma, Inc.; IPSC, LLC; and IPT 355, LLC as debtors and debtors in possession (collectively, the “Debtors”) in the above-captioned chapter 11 cases (the “Chapter 11 Cases”) pending in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), filed pursuant to chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) and in connection with the Joint Chapter 11 Plan of Liquidation Proposed by Insys Therapeutics, Inc., et al., a copy of which is annexed to this Disclosure Statement as Exhibit A.

SEE SECTION II (INTRODUCTION TO THE DISCLOSURE STATEMENT AND PLAN VOTING AND SOLICITATION PROCEDURES), BELOW, FOR INSTRUCTIONS ON VOTING ON THE PLAN.

1.1	Background and the Debtors’ Approach to these Chapter 11 Cases

The Debtors commenced these Chapter 11 Cases with the goal of resolving their mounting and varied unliquidated litigation claims in a fair and efficient process, while providing the highest possible recovery to all of their creditors.  To these ends, the Debtors initiated a three-step strategy to accomplish these goals: (i) maximizing the value of their enterprise through pursuing a sale of their assets and pursuing affirmative causes of action (see Section 5.6(a)—(b));

(ii) preserving funds by seeking a stay of burdensome and asset-consuming litigation (see Section 5.6(c)); and (iii) further preserving funds by limiting their time in chapter 11 through estimation of categories of claims to facilitate confirmation of a plan and sooner distributions to creditors.  The Debtors hoped and expected that this forward-looking strategy would bring creditors to the table and ultimately result in a more consensual process.

To that end, shortly after commencement of these Chapter 11 Cases, the Debtors began working with their creditors and, in particular, the Creditors’ Committee and certain States’ Attorneys General to implement a more consensual alternative to a formal estimation process with the goal of formulating a consensual chapter 11 plan.  Following weeks of negotiations, a mediation facilitated by Judge Kevin Carey and a second, more limited mediation facilitated by Eric Green, as described below in more detail, the Debtors, the Creditors’ Committee, and certain key creditor constituencies reached a resolution on the framework of a consensual plan.  The Plan attached to this Disclosure Statement is the result of those negotiations and settlements.  Section 5.7 details how the Debtors achieved their objectives through working with the Debtors’ advisors, the Creditors’ Committee, and a number of interested parties in developing a Plan that maximizes recovery, is fair to all creditor groups, and best represents the interests of the Debtors’ creditors.  Certain creditors, including the United States Department of Justice (the “DOJ”), the States and certain municipalities are not Settling Creditors and may object to the Plan. The Plan will consolidate all of the Debtors, including for the purpose of implementing the Plan, for voting, for assessing whether Confirmation standards have been met, for calculating and making distributions under the Plan, and for filing post-Confirmation reports and paying quarterly fees to the U.S. Trustee.  The key components of the Debtors’ Plan – the claims against the Debtors, the assets available to satisfy those claims, and the mechanisms for distributing assets to creditors – are described below.

1.2	Debtors’ Anticipated Assets as of the Effective Date

The Debtors anticipate having various assets on hand as of the Effective Date of the Plan, some of which will be unliquidated.  These assets, and an estimated value thereof (which may be materially higher or lower), include:

•	cash on hand in a current estimated amount of $39 million;[4]
•	unliquidated business or operating assets (if any) that remain unsold as of the Effective Date (see Section 5.6) (estimated at negligible value);
•	royalty and other payments from the purchaser of SUBSYS® (“Subsys”) (estimated at approximately $60 million nominal and not net present) value (see Section 5.6(a)(iii));

[4]

This amount includes the professional fee escrow of $4 million, but is prior to the payment of administrative claims, priority claims and the costs of liquidation and wind-down of the Debtors’ estates, including taxes relating to implementation of the Plan and the costs of administering the two Trusts.  The cost of administering the two Trusts, excluding recovery and wind-down expenses is estimated to total approximately $5.2 million.

•	potential claims against certain insurance policies of the Debtors (estimated at between $0 to $56 million (see Section 5.6(b)); and
•

unliquidated litigation claims and causes of action against numerous parties for, among other things, breaches of fiduciary duty, the receipt of preference payments, and potential fraudulent (and other avoidable) transfers (see Section 5.6(b)(i), (iii), and (iv)) (recoveries for potential preference and fraudulent transfers are estimated at approximately $9 million; the Debtors have not estimated potential recoveries for other potential causes of action, including potential recovery of legal fees and expenses paid to or on behalf of former officers and directors of the Debtors).

The ability to liquidate and collect on the Debtors’ unliquidated assets is far from certain.  The Debtors may not be able to sell their remaining business or operating assets and may instead incur additional expense to wind-down and dispose of those remaining business or operating assets.  Similarly, the value of the royalties related to Subsys are uncertain.  Moreover, in addition to the potential litigation risks inherent in reducing the Debtors’ litigation and insurance assets to judgment, there are significant risks associated with collecting on those judgements, if and when rendered in favor of the Debtors.

As a result of these various factors, it is impossible to place a precise value on the Debtors’ anticipated assets as of the Effective Date.  It is expected, however, that the Debtors’ assets will be insufficient, by a wide margin, to satisfy unsecured claims against the Debtors’ estates.

1.3	Unsecured Claims against the Debtors’ Estates and Plan Classification

As described in further detail in Section 4.1, below, the Debtors face thousands of claims by public and private entities and individuals related, generally, to the Debtors’ business operations and the Debtors’ prior marketing and sales activities related to SUBSYS® (“Subsys”), their opioid product.  The General Unsecured Claims against the Debtors, generally, fall into one of the following categories and have been classified under the Plan as follows:

•

Class 3 Convenience Class Claims, which include any General Unsecured Claims asserted as liquidated or scheduled as neither contingent, disputed, nor unliquidated, in each case, in an amount no greater than $[•].  The Debtors estimate that Allowed Convenience Class Claims will not exceed $[•] million in total;

•

Class 4 Trade and Other Unsecured Claims, which include Creditors’ claims for, generally, goods and services provided prepetition, employee indemnification, contract rejection damages and other General Unsecured Claims not otherwise categorized in Classes 5—9 described below;

•

Class 5 Insurance Related Claims, which includes Claims by (1) health insurers, union health and welfare funds, and all other private providers of health care benefits, including providers of private employer sponsored self-insured health plans subject to the Employee Retirement Income Security Act of 1974 (the “ERISA Health Plan Claimants”), and

including administrative service providers or agents on their behalf (collectively, the “Third Party Payors” or the “TPPs”) for fraud leading to the improper reimbursement and payment of prescription costs for Subsys, and (2) insurance rate payers (the “Insurance Ratepayers”) for the increase of insurance premium rates related to the Debtors’ conduct;[5]

•

Class 6 Hospital Claims and NAS Monitoring Claims, which include Claims held by hospitals, other than those operated by the United States Government, (the “Hospitals”), and children with neonatal abstinence syndrome (“NAS Children”) for damages[6] caused by the Debtors’ alleged role in the worsening opioid crisis;[7]

•

Class 7 DOJ Claims, which include the DOJ Civil Claims and the DOJ Criminal Forfeiture Claim held by the United States Department of Justice (the “DOJ”).  Class 7 does not include any Claim filed by the DOJ on behalf of Insys’ creditors seeking restitution.  Such Claims are classified and will be treated in the Plan Class attributable to the underlying claimant (e.g., any portion of a DOJ restitution claim made on behalf of a TPP is classified and treated in Class 5 – Insurance Related Claims);

•

Class 8 SMT Group Claims, which include Claims held by States, Municipalities, Native American Tribes, and the of the U.S. Government (described below) – for, among other things, consumer fraud, deceptive practices, false claims, negligence, violations of RICO, public nuisance and abatement; and

•

Class 9 Personal Injury Claims, which include personal injury plaintiffs’ and similar claimants’ claims, including bodily injury claims of addicted individuals, the families of addicted individuals, and NAS Children (collectively, the “Personal Injury Claimants”), for, among other things, bodily injury, addiction, wrongful death and loss of consortium.

Some unsecured claims were raised in litigation before the Petition Date. Others have been asserted since.  Following the Petition Date, additional lawsuits have been filed against the Debtors, certain of those with existing litigation have asserted additional theories of recovery against the Debtors, and additional parties have informed the Debtors of their intention to make claims by the appropriate Bar Date. In addition, the TPPs, Insurance Ratepayers, NAS Children, Hospitals, and, separately from the TPPs, the ERISA Health Plan Claimants, have each sought the authority to file class proofs of claim in these Chapter 11 Cases on behalf of the class

[5]

As part of the Plan Settlement, the Debtors and Creditors’ Committee agreed to allow Third Party Payors and Insurance Ratepayers to file class proofs of claim, each of which will be determined and administered pursuant to the class claim procedures as set forth in the Plan and the Plan Supplement.

[6]

The NAS Children assert claims relating to damages arising out of personal injury, as described above, as well as damages arising out of the marketing, distribution, and sale of Subsys (not including those arising out of personal injury).  Personal injury claims are addressed in Class 9.

[7]

As part of the Plan Settlement, the Debtors and Creditors’ Committee agreed to allow certain Hospitals and NAS Children to file class proofs of claim, both of which will be determined and administered pursuant to the class claim procedures as set forth in the Plan and Plan Supplement.  Under the Plan, all Hospital Claims and NAS Monitoring Claims, other than the Hospital Class Claim and the NAS Monitoring Class Claim, are Disallowed and expunged as duplicative of either the Hospital Class Claim or the NAS Monitoring Class Claim.

representatives as well as each putative member of those classes.8  As further described in Section 1.4 herein, the Plan will allow class proofs of claim to be filed by certain of the class representatives to expedite recovery and distribution.9

The Debtors submit that the Plan Classification scheme described above appropriately classifies creditors with similar claims and assists in the efficient administration of the Plan and the resolution of Claims within Classes.

The Debtors and Creditors’ Committee estimate that creditors have asserted (or will assert) over $16 billion in claims against Insys – again, far outstripping the Debtors’ assets available to satisfy such claims.  The Debtors and Creditors’ Committee largely do not agree that the amount of claims asserted against Insys should be allowed in the amounts asserted.

1.4	Plan Negotiations, General Terms and Table of Summary Plan Treatment

Since the Petition Date and appointment of the Creditors’ Committee in these Chapter 11 Cases, the Debtors have been working steadily to develop a consensual chapter 11 plan (see Section 5.7).  During the month of August, and concluding on August 31, 2019, the Debtors, the Creditors’ Committee, and representatives of each of the creditor groups listed above (other than the DOJ, who had previously entered into a settlement agreement with the Debtors) participated in mediation.10  Though the August mediation was not 100% successful, the Debtors have been able to reach consensus and settlement with the Creditors’ Committee and certain creditors (collectively the “Settling Creditors”) with respect to the Plan on, generally, the following terms:

•

On the Effective Date, or as soon as practicably possible thereafter and subject to reserves for administrative and priority claims against the Debtors’ estates, all assets of the Debtors will be transferred to one of two trusts for the benefit of the Debtors’ creditors;

•

One such trust, the Victims Restitution Trust, will receive an assignment of the Debtors’ product liability insurance policies and any proceeds thereof for the benefit of (i) the Personal Injury Claimants and (ii) States, Municipalities and Native American Tribes (the entities in (ii), collectively, the “SMT Group”);

•	The second trust, the Insys Liquidation Trust, will receive an assignment of all other assets of the Debtors and will be charged with winding down the Debtors, liquidating their assets,

[8]

See, respectively, D. I. 76, 486, 476, 404, and 610.  As described more fully herein, the Settling Parties have agreed not to object to certain of these motions. Further, the ERISA Health Plan Claimants have agreed to withdraw their motion [D.I. 610].

[9]	The terms and procedures governing administration of each of the Class Claims are set forth in either the Plan or the Plan Supplement.
[10]

Following the filing of the original Disclosure Statement, the Debtors, Creditors’ Committee, and the SMT Group undertook additional mediation on the limited issue of the Claims Analysis Protocol applicable to the Personal Injury Claimants.

and making distributions to the Debtors’ creditors, other than the Personal Injury Claimants, whose sole recovery will be from the Victims Restitution Trust;
•

The Debtors will make distributions of [•]% to holders of Allowed Convenience Class Claims (of $[•] or less).  The Debtors anticipate payments to holders of Allowed Convenience Class Claims will be in the range of $[•];

•	The Debtors will make Pro Rata distributions from the Insys Liquidation Trust to Classes 4 through 8 based on a formula taking into account the following estimated claim amounts:
o	The aggregate of Allowed Claims in Class 4 at the TUC Class Amount (not to exceed $[•] million);
o	The aggregate of Allowed Claims in Class 5 at $[•] million;
o	The aggregate of Allowed Claims in Class 6 at $[•] million;
o	The aggregate of Allowed Claims in Class 7 at $273[11] million; and
o	The aggregate of Allowed Claims in Class 8 at $[•] million.
•

Pursuant to the Plan Settlement, the Personal Injury Claimants in Class 9 will receive their Pro Rata share of 90% of the proceeds (if any) of the Debtors’ Products Liability Insurance Proceeds, to the extent recovered, subject to the terms of the Claims Analysis Protocol.  Each SMT Group Claim in Class 8 will receive, as restitution, from the Insys Liquidation Trust and the Victims Restitution Trust, as applicable, its Pro Rata share of (i) Estate Distributable Value attributable to Class 8 calculated in accordance with the Plan Distribution Formula, (ii) a ten percent (10%) interest in any Products Liability Insurance Proceeds, and (iii) a one-hundred percent (100%) interest in any Excess Products Liability Insurance Proceeds; provided, however, that no Distributions shall be made to holders of Allowed SMT Group Claims until the Pro Rata share is determined in accordance with Section 4.8(c) of the Plan.

•

The Claims Analysis Protocol was negotiated and agreed to by representatives of the Creditors’ Committee, the SMT Group and certain Personal Injury Claimants after a second mediation approved by the Court and conducted with Eric Green as the mediator.

Based on the Debtors’ analyses and the analyses of the Debtors’ consultant, Nathan Associates, Inc. (“Nathan”), and in consultation with the Creditors’ Committee (which itself conducted an independent and privileged analysis of certain of the claims listed above regarding the appropriate allocation of value in the exercise of its fiduciary duties) and various creditor constituencies, the Debtors and the Creditors’ Committee, in the exercise of their respective fiduciary duties, believe the allocations under the Plan and the distribution process set forth therein are fair and in the best interests of the estates and their creditors.

[11]	The DOJ Civil Claim is Allowed at $243 million. The DOJ Forfeiture Claim, if filed, is capped at $30 million.

•	To conserve estate and trust resources, and to provide for allocations to creditors within Classes 5, 6 and 8, the Debtors are:
o

Providing after the Effective Date, for a limited time and with a cap on fees, the services of an ILT Claims Arbiter to determine certain disputes among the Hospitals, TPPs, ERISA Health Plan Claimants, Insurance Ratepayers, and NAS Children – saving the Debtors’ Estates the expense of litigating such disputes and claim objections in the Chapter 11 Cases.

o

Providing for claim allocation and distribution procedures in (1) Class 5, with respect to the Third Party Payor Claims and the Insurance Ratepayer Class Claims and (2) in Class 6, with respect to the Hospital Class Claim and the NAS Monitoring Class Claim;[12] and

o

Providing, at the election of the SMT Group, that the Pro Rata share of Distributions made in respect of Claims in Class 8 shall be determined by either (i) Class 8 distribution procedures, if any, filed with the Plan Supplement, (ii) the agreement of representatives of holders of SMT Group Claims if any such agreement is reached within six (6) months of the Effective Date and approved by the Bankruptcy Court, or (iii) based on the Allowance and Disallowance of Class 8 Claims by the Liquidating Trustee, with the expense of such process deducted from Estate Distributable Value attributable to Class 8.

•

In addition, to conserve estate and trust resources, and to provide for allocations to creditors within Class 9, the Debtors are providing for a Claims Administrator and Claims Analysis Protocol to determine the Allowed Claim of each Personal Injury Claimant.  Subject to the terms of the Claims Analysis Protocol, each Personal Injury Claimant will recover its Pro Rata share of 90% of proceeds of Products Liability Insurance until each Allowed Personal Injury Claim is paid in full.

As referenced above, the Plan is premised on a Pro Rata distribution of Estate Distributable Value among Classes 4—8 in accordance with the Plan Distribution Formula (with the exception of Class 7, which is getting less than Pro Rata treatment pursuant to the DOJ Settlement Order described below.  The Plan Distribution Formula was developed through settlement discussions and is consistent with the Debtors’ view as to appropriate aggregate Claim amounts in each Class as described above.

The Class Amount for Class 4 (Trade and Other Unsecured Claims), which the Debtors estimate will be less than $50 million, will be determined, if necessary, by the Liquidation Trustee and approved by the Bankruptcy Court within six (6) months of the Effective Date.  The Class Amounts for Class 5 (Insurance Related Claims), Class 6 (Hospital Claims and NAS Monitoring Claims), and Class 8 (SMT Group Claims) are based on the Debtors’ expert’s estimates of the aggregate potential Allowed Claims in the Classes, discussions with the Creditors’

[12]	The terms and procedures governing administration of each of the Class Claims are set forth in the Plan and the Plan Supplement.

Committee on its view of the estimates of the aggregate potential Allowed Claims in these Classes, and settlements with the Settling Creditors.  The Debtors understand that certain members of the SMT Group may disagree with such amounts, in particular the amount attributable to SMT Group Claims, and the Debtors will put forth expert testimony at the Confirmation Hearing to support the Class Amounts for these three Classes.

Holders of Allowed Personal Injury Claims, in Class 9, shall receive from the Victims Restitution Trust their Pro Rata share of ninety percent (90%) of any Products Liability Insurance Proceeds (except to the extent such holder of an Allowed Personal Injury Claim agrees to different treatment), as further described in Section 4.9 of the Plan.

The remaining ten percent (10%) of any Products Liability Insurance Proceeds and all Excess Products Liability Insurance Proceeds shall be distributed to Holders of Allowed SMT Group Claims in Class 8.  This is in addition to the Estate Distributable Value attributable to Class 8 calculated in accordance with the Plan Distribution Formula.

The following table (the “Treatment Table”) summarizes: (i) the treatment of Claims and Interests under the Plan; (ii) which Classes are impaired by the Plan; (iii) which Classes are entitled to vote on the Plan; and (iv) the estimated recoveries for holders of Claims and Interests assuming the Allowed Claims in Classes 5, 6 and 8 are precisely the amount estimated by the Debtors in connection with allocations under the Plan.  The table is qualified in its entirety by reference to the full text of the Plan.  For a more detailed summary of the terms and provisions of the Plan, see Section VII.

Further, the estimated recoveries set forth in the Treatment Table are based upon estimated claim amounts and estimated recoveries on the Debtors’ unliquidated assets that could vary significantly.  Many of these estimated claim amounts include claims which are in the preliminary stages of investigation and can only be estimated by using broad ranges.  The resolution of these claims for distribution purposes, and the ultimate recoveries on unliquidated assets, could have a material effect on the estimated recoveries set forth in the Treatment Table.  The Treatment Table below assumes Estate Distributable Value in a range of $[•]—[•] million from the ILT and approximately $[•] million from the VRT.

Class	Type of Claim or Interest	Treatment	Impairment	Entitled to Vote	Estimated Recovery	Estimated Claims
None	Administrative Expense Claims	Except to the extent that a holder of an Allowed Administrative Expense Claim (other than a Professional Fee Claim) agrees to a different treatment, the holder of such Allowed Administrative Expense Claim shall receive, on account of such Allowed Claim, Cash in an amount equal to the Allowed amount of such Claim from the Claims Reserve within thirty (30) days following the later to occur of (i) the Effective Date and (ii) the date on which such Administrative Expense Claim shall become an Allowed Claim.	Unimpaired	No (Presumed to Accept)	100%	$2.8 million
None	Priority Tax Claims	Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment, on the Effective Date or as soon thereafter as is reasonably practicable, the holder of such Allowed Priority Tax Claim shall receive, on account of such Allowed Priority Tax Claim, either Cash in an amount equal to the Allowed amount of such Claim from the Claims Reserve or such other treatment as may satisfy section 1129(a)(9) of the Bankruptcy Code.	Unimpaired	No (Presumed to Accept)	100%	$700,000
Class 1	Secured Claims	The legal, equitable, and contractual rights of the holders of Secured Claims are unaltered by the Plan. Except to the extent that a holder of an Allowed Secured Claim agrees to different treatment, on the Effective Date or as soon as reasonably practicable thereafter, each holder of an Allowed Secured Claim shall receive, on account of such Allowed Claim, (i) payment in full in Cash in accordance with section 506(a) of the Bankruptcy Code, (ii) reinstatement pursuant to section 1124 of the Bankruptcy Code, or (iii) such other treatment as may be necessary to render such Claim Unimpaired.	Unimpaired	No (Presumed to Accept)	100%	N/A

Class	Type of Claim or Interest	Treatment	Impairment	Entitled to Vote	Estimated Recovery	Estimated Claims
Class 2	Other Priority Claims	The legal, equitable, and contractual rights of holders of Other Priority Claims are unaltered by the Plan. Except to the extent that a holder of an Allowed Other Priority Claim agrees to different treatment, on the Effective Date or as soon as reasonably practicable thereafter, each holder of an Allowed Other Priority Claim shall receive, on account of such Allowed Claim, (i) payment in full in Cash or (ii) such other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.	Unimpaired	No (Presumed to Accept)	100%	$100.000
Class 3	Convenience Class Claims

Except to the extent that a holder of an Allowed Convenience Class Claim agrees to different treatment, in full and final satisfaction, settlement, release, and discharge of an Allowed Convenience Class Claim, each holder of an Allowed Convenience Class Claim shall receive Available Cash equal to [•] percent ([•]%) of such holder’s Allowed Convenience Class Claim on or as soon as reasonably practicable after the later of (i) the Effective Date and (ii) the date upon which such Convenience Class Claim becomes an Allowed Convenience Class Claim.

			Impaired	Yes	[•]%	$[•] million

Class	Type of Claim or Interest	Treatment	Impairment	Entitled to Vote	Estimated Recovery	Estimated Claims
Class 4	Trade and Other Unsecured Claims

Except to the extent that a holder of an Allowed Trade and Other Unsecured Claim agrees to different treatment, in full and final satisfaction, settlement, release, and discharge of an Allowed Trade and Other Unsecured Claim, each such holder shall receive, from the Insys Liquidation Trust, its Pro Rata share of Estate Distributable Value attributable to Class 4 calculated in accordance with the Plan Distribution Formula; provided, however, that no holder of an Allowed Trade and Other Unsecured Claim shall receive a distribution prior to the TUC Class Amount Final Determination.

			Impaired	Yes	[•]%	$[•] million
Class 5	Insurance Related Claims

In accordance with the Plan Settlement as provided in Section 5.1 of the Plan, and as further described and explained herein, except to the extent that a holder of an Allowed Insurance Related Claim agrees to different treatment, in full and final satisfaction, settlement, release, and discharge of an Allowed Insurance Related Claim, following the determination of the allocation between ERISA Health Plan Claims, all other Third Party Payor Claims, and Insurance Ratepayer Claims by the ILT Claims Arbiter, the Insys Liquidation Trust shall distribute to the holder of each Allowed Insurance Related Claim such holders’ share of Estate Distributable Value attributable to Class 5 calculated in accordance with the Plan Distribution Formula and in accordance with the Third Party Payor Class Claim Procedures and the Insurance Ratepayer Procedures, as applicable.

			Impaired	Yes	[•]%	$[•] million

Class	Type of Claim or Interest	Treatment	Impairment	Entitled to Vote	Estimated Recovery	Estimated Claims
Class 6	Hospital Claims and NAS Monitoring Claims

In accordance with the Plan Settlement as provided in Section 5.1 of the Plan, and as further described and explained herein, except to the extent that a holder of an Allowed Hospital Claim or Allowed NAS Monitoring Claim agrees to different treatment, in full and final satisfaction, settlement, release, and discharge of such Allowed Hospital Claim and Allowed NAS Monitoring Claim, following the determination of the allocation between Hospital Claims and NAS Monitoring Claims by the ILT Claims Arbiter, the Insys Liquidation Trust shall distribute to the holder of each Allowed Hospital Claim and each Allowed NAS Monitoring Claim such holders’ share of Estate Distributable Value attributable to Class 6 calculated in accordance with the Plan Distribution Formula and in accordance with the Hospital Class Procedures and the NAS Monitoring Class Procedures, as applicable.

			Impaired	Yes	[•]%	$[•] million
Class 7	DOJ Claims

The Allowed DOJ Civil Claim is allowed in the amount of $243 million.  To the extent a proof of claim is filed by the Government and Native American Tribes Bar Date, any DOJ Forfeiture Claim is Allowed in the amount filed, but not to exceed $30 million.  Any DOJ Restitution Claim is treated in the Plan Class applicable to the underlying restitution claim, and any amounts distributed in respect thereof will be distributed as restitution.

Except to the extent that the DOJ agrees to different treatment, in full and final satisfaction, settlement, release, and discharge of the Allowed DOJ Claims (except any DOJ Restitution Claim), the DOJ shall receive, as restitution with respect to the Allowed DOJ Civil Claim, from the Insys Liquidation Trust all Estate Distributable Value attributable to Class 7 calculated in accordance with the Plan Distribution Formula; provided, however, that pursuant to the DOJ Settlement Order, the DOJ will receive no Distributions on account of the Allowed DOJ Civil Claim until the DOJ Claim Threshold Time, after which Distributions will be made to the DOJ on account of the Allowed DOJ Civil Claim.

			Impaired	Yes	[•]%	$273 million

Class	Type of Claim or Interest	Treatment	Impairment	Entitled to Vote	Estimated Recovery	Estimated Claims
Class 8	SMT Group Claims

Except to the extent that a holder of an SMT Group Claim agrees to different treatment or has been paid for such Claim prior to the Effective Date, in full and final satisfaction, settlement, release, and discharge of an Allowed SMT Group Claim, each such holder shall receive, as restitution, from the Insys Liquidation Trust and the Victims Restitution Trust, as applicable, its Pro Rata share (based upon Section 4.8(c) of the Plan) of (i) Estate Distributable Value multiplied by the Class Formula Amount applicable to Class 6 calculated in accordance with the Plan Distribution Formula, (ii) ten percent (10%) of any Products Liability Insurance Proceeds, and (iii) a one-hundred percent (100%) interest in any Excess Products Liability Insurance Proceeds, provided, however, that no Distributions shall be made to holders of Allowed SMT Group Claims until the Pro Rata share is distributed with subsection 4.8(c) of the Plan.

No holder of an Allowed SMT Group Claim shall receive Distributions that aggregate to more than the amount of such holder’s Allowed Claim.  Nothing herein shall prejudice the ability of any party in interest to argue that any particular SMT Group Claim is not entitled to any value being provided in the Plan.

			Impaired	Yes	[•]%	$[•] million

[13]	The amount of any Allowed Personal Injury Claim shall be determined by the VRT Claims Administrator.

Class	Type of Claim or Interest	Treatment	Impairment	Entitled to Vote	Estimated Recovery	Estimated Claims
Class 9	Personal Injury Claims

In accordance with the Plan Settlement as provided in Section 5.1 of the Plan, and as further described and explained herein, except to the extent that a holder of an Allowed[13] Personal Injury Claim agrees to different treatment, in full and final satisfaction, settlement, release, and discharge of an Allowed Personal Injury Claim, each such holder shall receive, from the Victims Restitution Trust, its Pro

Rata share of ninety percent (90%) of any Products Liability Insurance Proceeds.

No holder of an Allowed Personal Injury Claim will receive Distributions of Products Liability Insurance Proceeds in excess of each such holder’s Allowed Personal Injury Claim.

			Impaired	Yes	[•]%	$[•] million
Class 10	510(a)/(b) Subordinated Claims	510(a) and 510(b) Subordinated Claims are subordinated pursuant to the Plan and sections 510(a) and 510(b) of the Bankruptcy Code. 510(a) and 510(b) Subordinated Claims shall be deemed expunged, discharged, released, and extinguished without further action by or order of the Bankruptcy Court, and shall be of no further force or effect.	Impaired	No	0%	N/A
Class 11	510(c) Subordinated Claims	510(c) Subordinated Claims are subordinated pursuant to the Plan and section 510(c) of the Bankruptcy Code. 510(c) Subordinated Claims shall be deemed expunged, discharged, released, and extinguished without further action by or order of the Bankruptcy Court, and shall be of no further force or effect.	Impaired	No	0%	N/A
Class 12		Intercompany Claims	Holders of Intercompany Claims shall not receive or retain any property under the Plan on account of such Claims. Intercompany Claims shall be deemed expunged, discharged, released, and extinguished without further action by or order of the Bankruptcy Court, and shall be of no further force or effect.	Impaired	No	0%	N/A

Class	Type of Claim or Interest	Treatment	Impairment	Entitled to Vote	Estimated Recovery	Estimated Claims
Class 13		Equity Interests	Holders of Equity Interests shall not receive or retain any property under the Plan on account of such Interests. As of the Effective Date, Equity Interests shall be deemed surrendered, cancelled, and/or redeemed without further action by or order of the Bankruptcy Court, and shall be of no further force or effect. On or promptly after the Effective Date, the Liquidating Debtors and/or the Liquidating Trustee shall cause Insys Therapeutics, Inc. to issue the Parent Equity Interest to the Insys Liquidation Trust solely for purposes of effectuating the dissolution of the Liquidating Debtors.	Impaired	No	0%	N/A

1.5	Confirmation under Section 1129(b)

Pursuant to the provisions of the Bankruptcy Code, only those holders of claims or interests in classes that are impaired under a chapter 11 plan and that are not deemed to have rejected the plan are entitled to vote to accept or reject such proposed plan.  Classes of claims or interests in which the holders of claims are unimpaired under a proposed plan are presumed to have accepted such proposed plan and are not entitled to vote to accept or reject the Plan.  Classes of claims or interests in which the holders of claims receive no distribution under a proposed plan are deemed to have rejected such proposed plan and are not entitled to vote to accept or reject the Plan.

If a Class of Claims is deemed to reject the Plan or is entitled to vote on the Plan and does not vote to accept the Plan, the Debtors may (i) seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code or (ii) amend or modify the Plan in accordance with the terms thereof and the Bankruptcy Code.  If a controversy arises as to whether any Claims or Interests, or any class of Claims or Interests, are impaired, the Bankruptcy Court will, after notice and a hearing, resolve such controversy on or before the Confirmation Date.  Section 1129(b) permits the confirmation of a chapter 11 plan notwithstanding the rejection of such plan by one or more impaired classes of claims or interests.  Under section 1129(b), a plan may be confirmed by a bankruptcy court if it does not “discriminate unfairly” and is “fair and reasonable” with respect to each rejecting class.  A more detailed description of the requirements for confirmation of a nonconsensual plan is set forth in Section 10.1(b) of this Disclosure Statement.

II.	INTRODUCTION TO THE DISCLOSURE STATEMENT AND PLAN VOTING AND SOLICITATION PROCEDURES
2.1	Purpose of the Disclosure Statement

The purpose of the Disclosure Statement is to set forth information that (i) summarizes the Plan and alternatives to the Plan, (ii) advises holders of Claims and Interests of their rights under the Plan, (iii) assists creditors entitled to vote in making informed decisions as to whether they should vote to accept or reject the Plan, and (iv) assists the Bankruptcy Court in determining whether the Plan complies with the provisions of chapter 11 of the Bankruptcy Code and should be confirmed.

By order dated [__], 2019 [D.I. __] (the “Approval Order”), the Bankruptcy Court, among other things, approved this Disclosure Statement, finding that it contains “adequate information,” as that term is used in section 1125(a)(1) of the Bankruptcy Code, and authorized the Debtors to solicit votes on the Plan.  However, the Bankruptcy Court has not ruled on the merits of the Plan.  Creditors should carefully read the Disclosure Statement, in its entirety, before voting on the Plan.  This Disclosure Statement and the attached Plan, including their respective exhibits, are the only materials creditors should use to determine whether to vote to accept or reject the Plan.

2.2	Disclosure Statement Enclosures

(a)Solicitation Packages.  The Debtors will mail or cause to be mailed solicitation packages (the “Solicitation Packages”) containing the information described below no later than the date that is five (5) business days after entry of the Approval Order.  The Solicitation Packages contain the following enclosures:

i.

If the recipient is in a Voting Class (as defined herein) and is entitled to vote on the Plan, (i) the Approval Order (without exhibits); (ii) the Proposed Plan; (iii) the Disclosure Statement; (iv) the Confirmation Hearing Notice; (v) a Ballot for such holder (customized as appropriate); and (vi) a postage-prepaid, pre-addressed return envelope, and

ii.

If the recipient is in a Non‑Voting Class, or is not otherwise entitled to vote on the Plan, (i) the Confirmation Hearing Notice; (ii) the applicable Non‑Voting Status Notice; and (iii) the Opt Out Election Form.[14]

2.3	Voting Procedures and Requirements

(a)Eligible Holders.  A claimant who holds a Claim in a Voting Class, as of the Record Date, is entitled to vote on the Plan (an “Eligible Holder”) unless:

i.	As of the Voting Record Date (as defined below), the outstanding amount of such claimant’s Claim is not greater than zero ($0.00);
ii.	As of the Voting Record Date, such claimant’s Claim has been disallowed, expunged, disqualified, or suspended;
iii.

Such claimant’s Claim is not scheduled in the Debtors’ Schedules, or is scheduled as contingent, unliquidated, or disputed, and such claimant has not timely filed a proof of claim in accordance with the Bar Date Order; or

[14]

“Non-Voting Status Notices” means, collectively, (i) the form of notice applicable to holders of Claims and Interests in Class 1 and Class 2 (the “Non‑Voting Status Notice – Unimpaired Non-Voting”); (ii) the form of notice applicable to holders of Claims in Class 10, Class 12, and Class 13 (the “Non‑Voting Status Notice – General Impaired Non-Voting”) and (iii) the form of notice applicable to holders of Claims in Class 11 (the “Non‑Voting Status Notice – Class 11”), substantially in the forms attached as Exhibits 2-1, 2-2, and 2-3 to the Approval Order.

iv.	Such claimant’s Claim is subject to an objection or request for estimation as of the Voting Record Date, subject to the procedures set forth in the Approval Order.

For the avoidance of doubt, because the Governmental and Native American Tribes Bar Date has not yet occurred, claimants holding Claims in Class 8 (SMT Group Claims), even if scheduled as contingent, unliquidated, or disputed, will be entitled to vote as set forth herein.

(b)Voting Record Date.  The record date for determining which creditors are entitled to vote on the Plan is November 6, 2019 (the “Voting Record Date”).

2.4	Voting Deadline and Solicitation Agent.

(a)The Debtors have engaged Epiq Corporate Restructuring LLC, as solicitation and voting agent (the “Solicitation Agent”), to assist in the transmission of voting materials and in the tabulation of votes with respect to the Plan.  IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR VOTE MUST BE ACTUALLY RECEIVED BY THE SOLICITATION AGENT AT THE ADDRESS SET FORTH BELOW OR ELECTRONICALLY RECEIVED IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ON THE BALLOT ON OR BEFORE 5:00 P.M. (PREVAILING PACIFIC TIME) ON JANUARY 3, 2020 (THE “VOTING DEADLINE”), UNLESS EXTENDED BY THE DEBTORS.

If a Ballot is damaged or lost, claimants may contact the Solicitation Agent to receive a replacement Ballot.  Any Ballot that is executed and returned but which does not indicate a vote for acceptance or rejection of the Plan will not be counted.  If claimants have any questions concerning the voting procedures, claimants may contact the Solicitation Agent at:

Insys Therapeutics Inc.
Claims Processing Center
c/o Epiq Corporate Restructuring
10300 SW Allen Blvd.
Beaverton, OR 97005
Email:  tabulation@epiqglobal.com with a reference to “INSYS” in the subject line or
Phone (Toll-Free):  (855) 424-7683
Phone (if calling from outside the U.S. or Canada):  (503) 520-4461

Copies of the Disclosure Statement are also available on the Solicitation Agent’s website (the “Case Website”), https://dm.epiq11.com/Insys.

2.5	Parties Entitled to Vote.

(a)Under the Bankruptcy Code, only holders of Claims or interests in “impaired” classes are entitled to vote on a plan.  Under section 1124 of the Bankruptcy Code, a class of Claims or interests is deemed to be “impaired” under a plan unless: (i) the plan leaves unaltered the legal, equitable, and contractual rights to which such Claim or interest entitles the holder thereof; or (ii) notwithstanding any legal right to an accelerated payment of such Claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

If, however, the holder of an impaired claim or interest will not receive or retain any distribution under the plan on account of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan, and, accordingly, holders of such claims and interests do not actually vote on the plan.  If a claim or interest is not impaired by the plan, the Bankruptcy Code deems the holder of such claim or interest to have accepted the plan and, accordingly, holders of such claims and interests are not entitled to vote on the Plan.

A vote may be disregarded if the Bankruptcy Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

The Bankruptcy Code defines “acceptance” of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the claims that cast ballots for acceptance or rejection of the plan.  As set forth below, the Claims in Classes 3, 4, 5, 6, 7, 8, and 9 are impaired and entitled to vote to accept or reject the Plan (the “Voting Classes”).

2.6	Voting Procedures.

All Ballots must be signed by the holder of record of the Claim or such holder’s authorized signatory (or, if applicable, the Voting Representative of such holders) and comply with the procedures set forth in the Approval Order.  As set forth in the Approval Order, unless otherwise ordered by the Bankruptcy Court, Ballots will not be counted if claimant fails to comply with the Solicitation and Voting Procedures, including by: (i) failing to indicate on the Ballot whether claimant votes to accept or reject the Plan; (ii) marking on the Ballot that claimant both accepts and rejects the Plan; (iii) returning your Ballot to the Solicitation Agent after the Voting Deadline; (iv) returning a Ballot that is illegible or that contains insufficient information to permit the identification of the claimant; (v) returning a Ballot that is not signed in accordance with the procedures set forth in the Approval Order, and for the avoidance of doubt, a Ballot submitted by the E-Ballot platform shall be deemed to bear an original signature; or (vi) transmitting a Ballot to the Solicitation Agent by a means not specifically permitted under the Solicitation and Voting Procedures as approved by the Approval Order.

To assist in the solicitation process, the Solicitation Agent is authorized, but is not required, to contact parties that submit incomplete or otherwise deficient Ballots to cure such deficiencies.

Under the Bankruptcy Code, for purposes of determining whether the requisite votes for acceptance have been received, only holders of Claims within the Voting Classes who actually vote will be counted.  The failure of a holder to timely deliver a duly executed Ballot to the Solicitation Agent will be deemed to constitute an abstention by such holder with respect to voting on the Plan and such abstentions will not be counted as votes for or against the Plan.

If a Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another, acting in a fiduciary or representative capacity, such person should indicate such capacity when signing and, if requested, must submit proper evidence satisfactory to the Debtors of authority to so act.  Authorized signatories should submit a separate Ballot for each Eligible Holder for whom they are voting.

UNLESS THE BALLOT IS SUBMITTED TO THE SOLICITATION AGENT ON OR PRIOR TO THE VOTING DEADLINE, SUCH BALLOT WILL BE REJECTED AS INVALID AND WILL NOT BE COUNTED AS AN ACCEPTANCE OR REJECTION OF THE PLAN; PROVIDED, HOWEVER, THAT THE DEBTORS AND THE CREDITORS’ COMMITTEE RESERVE THE RIGHT, EACH IN THEIR SOLE DISCRETION, TO REQUEST THE BANKRUPTCY COURT TO ALLOW SUCH BALLOT TO BE COUNTED.

2.7	Confirmation Hearing and Objection Deadline

(a)The Confirmation Hearing.  The hearing on confirmation of the Plan (the “Confirmation Hearing”) will be held before the Honorable Kevin Gross, United States Bankruptcy Judge, in Courtroom No. 3 of the United States Bankruptcy Court for the District of Delaware, 824 Market Street N., Wilmington, Delaware, on January 16, 2020 at 9:00 a.m. (Prevailing Eastern Time), or as soon thereafter as counsel may be heard.  The Confirmation Hearing may be adjourned from time to time by the Debtors or the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or any subsequent adjourned confirmation hearing.

(b)The Plan Objection Deadline.  The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be filed on or before January 3, 2020 at 4:00 p.m. (Prevailing Eastern Time) (the “Plan Objection Deadline”).  Any objection to confirmation of the Plan must be in writing, must conform to the Bankruptcy Rules, must set forth the name of the objector, the nature and amount of the Claims held or asserted by the objector against the Estates, the basis for the objection and the specific grounds therefore, and must be filed with the Bankruptcy Court, with a copy to the chambers of the Honorable Kevin Gross, together with proof of service thereof, and served upon the following parties (by regular or electronic mail), including such other parties as the Bankruptcy Court may order:

Counsel to the Debtors Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 Attn:Gary T. Holtzer Ronit J. Berkovich Candace M. Arthur Brenda L. Funk Olga F. Peshko	Office of the U.S. Trustee Office of the U.S. Trustee for the District of Delaware 844 King Street, Suite 2207 Wilmington, Delaware 19899 Attn:Jane Leamy, Esq.
Counsel to the Creditors’ Committee Akin Gump Strauss Hauer & Feld LLP One Bryant Park New York, New York 10036 Attn: Arik Preis Mitchell Hurley Edan Lisovicz

Co-Counsel to the Debtors Richards, Layton & Finger, P.A. 920 N. King Street Wilmington, Delaware 19801 Attn:Paul N. Heath Zachary Shapiro	Co-Counsel to the Creditors’ Committee Bayard, P.A. 600 N. King Street, Suite 400 Wilmington, Delaware 19801 Attn:Justin R. Alberto Erin R. Fay Daniel N. Brogan

UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.
III.	OVERVIEW OF THE DEBTORS
3.1	The Debtors’ Business and Employees

The Debtors were, as of the Petition Date, a specialty pharmaceutical company that developed and commercialized innovative drugs and novel drug delivery systems of therapeutic molecules that improved patients’ quality of life. The Debtors’ primary operations included research and development (including preclinical and clinical trials and studies), manufacturing, marketing, and sales in support of certain drugs and novel drug delivery systems for targeted therapies. Insys had two marketed products: Subsys, a proprietary sublingual fentanyl spray, and SYNDROS®, a proprietary, orally administered liquid formulation of dronabinol, described further below.

In addition, the Debtors were developing other differentiated product candidates, described below, by leveraging their capabilities in cannabinoid formulation and manufacturing and their proprietary sublingual and nasal spray drug delivery technology.  The Debtors expected that these product candidates would offer solutions to patients with unmet needs.

Insys maintains its headquarters in Chandler, Arizona.  The Debtors historically maintained two manufacturing facilities under operating lease agreements, which are both located in Round Rock, Texas.  As of the Petition Date, the Debtors employed 155 full-time employees, including 48 manufacturing employees, 38 sales and marketing employees, 34 employees engaged in research and development, and 35 employees in administration.

On August 9, 2019, the Debtors issued conditional notices pursuant to The Worker Adjustment and Retraining Notification Act (“WARN Notices”) to its employees required to receive WARN Notices, a group consisting of 98 of the Debtors’ then 128 full-time employees. The WARN Notices set forth the Debtors’ expectations that the closure or layoff will be permanent and will take place on October 8, 2019, unless a buyer of the Debtors’ assets offers employment or the employee is asked to continue their employment with the Debtor beyond October 8, 2019, to assist with the wind down of the Debtors business or the transfer of Debtor assets to a buyer.

As of October 22, 2019, the Debtors employed 69 full-time employees, including 31 manufacturing employees, 15 employees engaged in research and development and quality support, and 23 employees in administration.

As discussed below, pending the closing of the Pharmbio Subsys Transaction (as later defined), the Debtors will have sold substantially all of their business assets during the Chapter 11 Cases.

3.2	The Debtors’ Corporate Structure

IPT 355, LLC

Insys Therapeutics, Inc.

Insys Pharma, Inc.

Insys
Manufacturing, LLC

IC Operations, LLC

IPSC, LLC

Insys Development Company, Inc.

There are seven Debtors in these Chapter 11 Cases: Insys, Insys Pharma, Inc., IC Operations, LLC, Insys Development Company, Inc., IPSC, LLC, IPT 355 LLC, and Insys Manufacturing, LLC.  Insys is the direct parent of Insys Pharma, Inc., which is the direct parent of each of IC Operations, LLC, Insys Development Company, Inc., IPT 355 LLC, and IPSC, LLC. Insys Development Company, Inc. is the direct parent of Insys Manufacturing, LLC.  Insys Therapeutics, Inc. was incorporated in Delaware in June 1990.

3.3	The Debtors’ Capital Structure

Insys is a publicly traded company with its shares formerly listed on the NASDAQ Global Market LLC under the ticker symbol INSY.  On June 24, 2019, a Form 25 relating to the delisting and deregistration under section 12(b) of the Act of Insys’s common stock was filed by The Nasdaq Stock Market LLC.  Insys’s common stock trades on the OTC Pink Sheets Market.

(a)Prepetition Equity Interests

Preferred Stock.  As of March 31, 2019, Insys had 0 shares issued and outstanding and 10,000,000 shares authorized of preferred stock.

Common Stock.  Insys had 74,569,163 shares of common stock outstanding at March 31, 2019. It is unlikely that holders of the Debtors’ common stock will receive any recovery on account of such securities.

On October 29, 2017, the Board accepted the resignations of John Kapoor and Patrick P. Fourteau, as board members.  As part of his resignation, Kapoor agreed to place his shares of Insys, which represented approximately 59% of the outstanding shares of common stock of Insys, into an independent trust.  Effective as of February 27, 2018, Insys entered into a voting trust agreement with Kapoor (and certain of his beneficiaries) and an independent trustee (the “Kapoor Voting Trust”).  During the term of the Kapoor Voting Trust, the independent trustee, and not Kapoor (or certain of his beneficiaries), has control over voting decisions over the shares of Insys common stock beneficially owned by Kapoor and his beneficiaries (except under limited circumstances).

(b)Funded Debt Obligations

As of the Petition Date, Insys had no outstanding funded debt obligations.

3.4	The Debtors’ Liquidity

As of the Petition Date, Insys held approximately $37 million in cash and cash equivalents and investments. As of the date of this Disclosure Statement,15 the Debtors have approximately $53 million cash on hand, which includes the $4 million held in the Professional Fee Escrow Account, sale proceeds of $17 million from the sale of assets to Hikma, and sale proceeds of $12.3 million from the sale of assets to Chilion, but does not include any sale proceeds from the Pharmbio Transactions.  Upon closing, the Pharmbio Transaction is expected to bring in an additional $1.2 million in sale proceeds.  See Section 5.6 below for a further description of these asset sales.

IV.	KEY EVENTS LEADING TO THE COMMENCEMENT OF THE CHAPTER 11 CASES

Several factors culminated in creating a critical situation that threatened the Debtors’ ability to continue to operate as a going concern.

The Debtors began marketing and selling SUBSYS® (“Subsys”), a proprietary sublingual fentanyl spray, in 2012, approximately 20 years into the proliferation of opioid use in the United States.  As measured in morphine milligram equivalents, sales of Subsys were dwarfed by sales of other legal opioids, without even taking into account illegal opioid use.  Since 1992, approximately 4 trillion morphine milligram equivalents of opioid drugs were sold in the United States and Insys sold approximately 1.9 billion of those.  Though tiny in comparison, Insys was swept up in the mass tort litigation filed against opioid manufacturers and distributors, alike, in which plaintiffs claim all defendants are responsible for remediation and abatement of, and compensation for, the effects of the decades-old opioid crisis.  In addition to the sweeping litigation against the opioid industry, as a whole, Insys, because of certain of its marketing and sales

[15]	As of November 4, 2019.

activities related to Subsys, was also subject to litigation by certain States’ Attorneys General, insurance companies, hospitals, and personal injury plaintiffs with respect to allegations unrelated to abatement of the generalized opioid crisis.

The cost of litigating and settling these claims was overwhelming and unsustainable.  At the same time, the Debtors’ revenues declined significantly, while spending to advance their pipeline products continued to be a drain on liquidity.  The Debtors’ revenues from Subsys declined rapidly as a result of, among other factors, the increased national scrutiny of prescription of opioids by healthcare professionals, the resulting high-profile political and legal actions taken against manufacturers and distributors of opioids, and specific news relating to certain of the Debtors’ former executives’ criminal activity, as described herein.

Prior to the Petition Date, Insys took significant steps to address past wrongdoing, and new management of the Debtors was, and continues to be, committed to engaging in marketing practices that strictly complied with federal and state laws and regulations, including implementing an overhaul of key personnel (as described below), and focusing extensively on instilling the highest respect for fundamentally sound values among all of its employees.

As a smaller company than some other opioid manufacturers, and with over 90% of its current revenue coming from the sale of a single opioid product, Insys could not withstand the concurrent negative impact of massive litigation costs and significant opioid revenue deterioration.  These factors caused a substantial cash drain on the company.  Notwithstanding the Debtors’ efforts to cut costs and pursue liquidity-enhancing transactions, they determined that pursuit of these Chapter 11 Cases was the only path to avoid running out of money and to maximize recoveries for their numerous stakeholders.

4.1	Opioid Investigations and Litigation

Since 2013, the Debtors have faced an onslaught of investigative inquiries and litigation claims by both governmental and private parties in connection with Subsys, which claims continued to surge with the ongoing and heightened publicity surrounding the national opioid crisis.  As of the Petition Date, one or more of the Debtors had been named in over one thousand lawsuits, and additional lawsuits have been filed since the Petition Date.  Some of the litigation is common to opioid manufacturers in general, while other claims are based on particular alleged conduct of the Debtors or activities of the Debtors’ former executives, many of whom either pleaded guilty to or were convicted after trial of federal criminal activity relating to such activities.  Many of these inquiries and lawsuits against the Debtors (and certain of their former employees, officers, and directors) have focused on the marketing of Subsys and issues related to potential violations of the Anti-Kickback Statute and the Food, Drug & Cosmetic Act and the Debtors’ business unit created to secure prior authorizations required for insurance reimbursement of prescription costs for patients, known as the “Insys Reimbursement Center” or the patient services hub. Public and private parties allege, among other things, that this activity was illegal (and indeed, in some instances former employees have pleaded guilty) and that it led to improper use of, and reimbursement for, Subsys.

(a)U.S. Government Investigations and U.S. and State Qui Tam Litigation

Beginning in late 2013, the Debtors began receiving subpoenas and other requests for information relating to their sales and marketing of Subsys and the Insys Reimbursement Center from various government entities.  The Debtors cooperated with these investigations and produced a substantial number of documents in response thereto.

Between August 2013 and October 2016, certain individuals (the “Qui Tam Plaintiffs”) filed actions against Insys related to the company’s marketing and sales of Subsys pursuant to the qui tam provisions of the False Claims Act, 31 U.S.C. § 3730(b) (the “Qui Tam Actions”).  The United States and the states of California, Colorado, Indiana, Minnesota, New York, North Carolina, and Virginia intervened in part and declined to intervene in part in certain of the Qui Tam Actions.  The United States’ Complaint in Intervention, which was ordered unsealed on May 11, 2018, brings claims on behalf of the Office of Inspector General for the U.S. Department of Health and Human Services (the “HHS-OIG”), the Centers for Medicare & Medicaid Services (Medicare program), and the Defense Health Agency (TRICARE program) (the “DOJ Civil Action”).  The Debtors’ continuing discussions with federal agencies with respect to the federal investigations culminated in a resolution on June 5, 2019, described further below.  As part of such resolution, the DOJ agreed to move to dismiss the United States’ claims with prejudice in the Qui Tam Actions, excepting certain claims for attorneys’ fees and retaliation claims.

In addition to the DOJ Civil Action, the DOJ commenced criminal investigations against Debtors Insys Pharma, Inc. and Insys Therapeutics, Inc. (the “DOJ Criminal Actions,” and, together with the DOJ Civil Action, the “DOJ Actions”).  Additionally, HHS-OIG considered a potential action to exclude Insys from participation in certain federal healthcare programs, such as Medicare and Medicaid (the “HHS-OIG Potential Action”).

After months of negotiations, on June 5, 2019, the Debtors, the DOJ and the HHS-OIG agreed to a global resolution of the DOJ Actions and the HHS-OIG Potential Action, and in connection therewith entered into several interrelated, interdependent agreements and related documents, including the DOJ Civil Settlement, the Plea Agreement and the CIA, each as described below.

To resolve the DOJ Civil Action, the United States and the Debtors entered into the Settlement Agreement (the “DOJ Prepetition Civil Settlement Agreement”), pursuant to which the Debtors agreed to a $195 million restitution payment, with $5 million of that paid within one day of the execution of the agreement, and the United States agreed to a release of certain civil claims against the Debtors.  In connection therewith, the parties agreed to the terms of a stipulation to be executed after the Petition Date and filed with a motion for approval pursuant to Bankruptcy Rule 9019 in this Court (the “DOJ Stipulation”). Pursuant to the DOJ Stipulation, among other things, (i) the Debtors agreed that the United States will have a $243 million allowed unsecured claim in the Chapter 11 Cases (capped at a $195 million recovery, inclusive of the $5 million prepetition payment) as the sole remedy for restitution under the DOJ Prepetition Civil Settlement Agreement and the “Covered Conduct” (as defined in the DOJ Prepetition Civil Settlement Agreement) and for any breach by Insys of the DOJ Prepetition Civil Settlement Agreement (which breach would result in much higher claims under the terms of such agreement), (ii) the

United States agreed that, contingent on certain conditions being met, there would be no successor liability if Subsys were sold pursuant to section 363 of the Bankruptcy Code, and (iii) both parties agreed to certain other releases.  The Debtors filed a motion to approve the DOJ Stipulation with the Bankruptcy Court on June 10, 2019.  The State of Florida filed an objection to the Debtors’ motion. See D.I. 200.  The Creditors’ Committee did not file a formal objection, but instead engaged in significant discussion and negotiation with the Debtors and the DOJ regarding the DOJ Stipulation.

The parties subsequently reached a resolution of the objections to the Debtors’ motion to approve the DOJ Stipulation, which resolution was approved by order of the Bankruptcy Court on October 7, 2019 [D.I. 707]. Pursuant to that resolution, the order approving the DOJ Stipulation was revised to provide that the DOJ would retain the $5 million paid to it before the Petition Date pursuant to the DOJ Prepetition Civil Settlement Agreement, but would not receive a distribution on account of its Allowed Claim under the DOJ Stipulation until after other Allowed, general unsecured, nonsubordinated Claims receive a recovery of four percent (4%) on account of such Claims.

To resolve the DOJ Criminal Actions, the United States Attorney for the District of Massachusetts entered into the Plea Agreement with Insys Pharma, Inc. (the “Plea Agreement”) and the related Deferred Prosecution Agreement with Insys Therapeutics, Inc. (the “DPA”).  Pursuant to the Plea Agreement, Insys Pharma, Inc. pleaded guilty to five counts of mail fraud on June 7, 2019.  As part of the resolution, the parties agreed to resolve claims against Insys Pharma, Inc., through its guilty plea to five counts of mail fraud and a recommended sentence for Insys Pharma, Inc. to pay a $2 million fine and $28 million in forfeiture.  Pursuant to the Plea Agreement, the first payment totaling $5 million was due ten days after the criminal sentencing of Insys Pharma, Inc. on July 10, 2019; however, given, among other things, the pendency of the Chapter 11 Cases and the pending motion seeking approval of the DOJ Stipulation, Insys Pharma, Inc. did not make that payment.  Pursuant to the DPA, among other things, the United States agreed to defer prosecution against Insys of its criminal mail fraud actions for a term of five years if Insys abides by the terms of the DPA, with Insys’s agreement that it is jointly and severally liable for the money owed by Insys Pharma, Inc. pursuant to the Plea Agreement, and with certain cooperation and compliance obligations.

The Plea Agreement also provided that the United States would seek court authority to solicit criminal restitution requests from Insys’ potential criminal victims.  The United States obtained that authority from the District of Massachusetts and has solicited and is evaluating the potential criminal restitution requests that it received.  A hearing to consider any restitution request actually made by the United States on behalf of Insys’ potential criminal victims currently is scheduled to proceed on or after January 10, 2020, and the Debtors have reserved all of their rights to object to any restitution request made by the United States.  The parties have agreed that the fine, forfeiture, and any restitution claim, if any, would be treated as an unsecured claim in the Chapter 11 Cases.

To resolve the HHS-OIG Potential Action, on June 5, 2019, Insys entered into a Corporate Integrity Agreement and Conditional Exclusion Release (“CIA”) with the HHS-OIG, under which, among other things, the Debtors agreed to establish and maintain for a period of five years an extensive program intended to promote compliance with the statutes, regulations, and written directives of Medicare, Medicaid, and all other federal health care programs, and with the statutes, regulations, and written directives of the FDA, and the HHS-OIG agreed not to exclude the Debtors from federal health care programs for the covered time period, if it complies with the terms of the agreement.  Pursuant to the CIA, the Debtors are required to take a number of actions which include, among other things: (a) ceasing the marketing and promotion of Subsys within 90 days of the effective date of the CIA or the divestiture of Subsys, whichever occurs first, and (b) divesting Subsys and its buprenorphine candidate product to a bona fide independent third party, and ceasing all business activities related to opioids within 12 months of the effective date of the CIA.

In addition, on May 21, 2019, the HHS-OIG provided the Debtors with a letter (the “OIG Side Letter”), in which, among other things, the HHS-OIG acknowledged that Insys is likely to file for bankruptcy and stated that its general rule is that in an asset sale under section 363 of the Bankruptcy Code, a bona fide unrelated third party purchaser of assets is not subject to the obligations of the CIA.  The HHS-OIG also committed in the OIG Side Letter to work expeditiously with any purchaser of the Debtors’ assets to make a determination about successor liability issues associated with the purchases stemming from the bankruptcy.16

(b)State Attorneys General Investigations and Litigation

The Debtors have received information requests or subpoenas from at least fifteen states’ offices of the attorney general (or similarly named and authorized office), which have ongoing investigations regarding the Debtors’ sales and marketing practices related to Subsys and the Insys Reimbursement Center (the “AG Investigations”).  In addition, the Debtors received an administrative subpoena from the California Insurance Commissioner.  As of the Petition Date, the Debtors were cooperating with each of those investigations, and settled with the states of Oregon, New Hampshire, Illinois, and Massachusetts before the Petition Date. As of the Petition Date, Insys was also a defendant in legal proceedings commenced by ten states’ offices of the attorney general (the “Attorney General Actions”).  The Attorney General Actions are in various stages of litigation.

(c)Municipality Litigation

Certain Debtors have been named, together with various other defendants, including opioid manufacturers, distributors, prescribers, pharmacies, and others, in opioid-related complaints by various counties, states, Native American tribes, and third-party payors in many state and federal courts in approximately 32 states. The Debtors are defendants in approximately 1,000 of these cases filed prepetition and similar parties have continued to file after the Petition Date (the “Municipal Actions”).

The majority of the Municipal Actions have been consolidated into Multidistrict Litigation No. 2804 (the “MDL”) in the United States District Court for the Northern District of Ohio (the “MDL Court”).  Most of the cases in the MDL are currently stayed while a limited

[16]

On August 13, 2019, the HHS-OIG provided the Debtors with a letter in which, among other things, the HHS-OIG agreed to extend a sixty-day extension of the deadlines contained in the CIA and represented that December 2, 2019, is the due date for the Debtors’ report regarding implementation.

number of cases were allowed to proceed.  Specifically, the MDL Court ordered two litigation tracks of five total cases for accelerated discovery, motion practice, and bellwether trials, the first of which was scheduled to begin on October 21, 2019.  Track 1 comprises three cases brought by plaintiffs located in the Northern District of Ohio.  Certain of the Debtors are named in those cases alongside approximately 23 Defendant Families.17  The Track 1 trial has been postponed because four of the Defendants settled on the eve of trial, and the trial date has not yet been set for the claims against the remaining Track 1 Defendants. Track 2 includes the claims of Cabell County Commission, West Virginia and City of Huntington, West Virginia.

In addition, approximately 200 Municipal Actions against various Debtors are pending outside of the MDL, mostly in state courts in Arizona, California, Connecticut, New York, Oklahoma, Pennsylvania, South Carolina, Texas, and Virginia.  These cases are in various stages of motion practice and discovery and parties continued to file actions after the Petition Date.

(d)Hospital and Insurance Ratepayer Litigation

On June 16, 2019, twenty-five individually named parties filed the Motion of the Class Claimants for Leave to File Class Proof of Claim [D.I. 76], seeking class action status on behalf of certain plaintiffs in the MDL that had filed putative class action lawsuits against Insys claiming that, as a result of the actions of Insys and others, all citizens of their states are paying higher insurance premiums.  On August 7, 2019, four individually named parties filed the Motion by Hospital Class Action Claimants Pursuant to Bankr. P. 9014 and 7023 to Make Federal Rule of Civil Procedure 23 Applicable to These Proceedings and to Permit the Filing of a Class Proof of Claim [D.I. 404], seeking class action status on behalf of certain plaintiffs in the MDL that have filed lawsuits, including a putative class action lawsuit, claiming that they incurred unique losses as a result of the allegedly deceptive, false, and unfair marketing of prescription opioids by the Debtors and others.

(e)Private Insurance Litigation

The Third Party Payor Class Claim includes currently pending claims brought by, or on behalf of, six insurance companies and two self-funded health care plans. These proceedings are in various stages of litigation.  The claims brought by the Third Party Payors (the “TPPs”) allege that the Debtors are liable for payments and reimbursements for opioid prescriptions that the TPPs would not have been required to cover but for the Debtors’ misconduct.  On August 20, 2019, Louisiana Health Services & Indemnity Company, d/b/a Blue Cross and Blue Shield of Louisiana, and HMO Louisiana, Inc. (“BCBSLA”) filed the Third Party Payor Class Action Claimants’ Motion to Apply Rule 23 of the Federal Rules of Civil Procedure to These Proceedings and to Permit the Filing of a Class Proof of Claim [D.I. 486] (the “TPP Class Claim Motion”), seeking approval by the Bankruptcy Court of BCBSLA’s use of a class action vehicle to assert the claims of all Third Party Payors in the aggregate.  As described above, the Settling Parties have agreed not to object to the TPP Class Claim Motion.  See Section 6.3 for a more detailed description of all motions for class claims filed in these Chapter 11 Cases.

[17]	“Defendant Families” are groups of related corporate entity defendants.

On September 16, 2019, Pioneer Telephone Cooperative, Inc. Employee Benefits Plan, Bios Companies, Inc. Welfare Plan, Pioneer Telephone Cooperative, Inc. as Plan Sponsor and Fiduciary of Pioneer Telephone Cooperative, Inc. Employee Benefits Plan, Bios Companies, Inc. as Plan Sponsor and Fiduciary of Bios Companies, Inc. Welfare Plan (the “ERISA Health Plan Claimants”) filed the Motion by ERISA Health Plan Class Action Claimants Pursuant to Fed. Bankr. P. 9014 and 7023 to Make Federal Rule of Civil Procedure 23 Applicable to These Proceedings and to Permit the Filing of a Class Proof of Claim [D.I. 610] (the “ERISA Health Plan Motion”), seeking approval by the Bankruptcy Court of class action status on behalf of the ERISA Health Plan Claimants and all other private employer sponsored self-insured health plans subject to the Employee Retirement Income Security Act of 1974 (“ERISA”), who are claiming that they incurred losses as a result of Insys’s allegedly deceptive, false, fraudulent, and unfair marketing, distribution, and sales practices regarding Subsys and alleging claims under (1) RICO (as defined herein) and state law equivalents and (2) ERISA.  Pursuant to the settlement reached between the ERISA Health Plan Claimants, the TPPs, and the Debtors, the ERISA Health Plan Claimants will withdraw the ERISA Health Plan Motion.

(f)Personal Injury Plaintiff Litigation

There are currently 27 personal injury lawsuits, including those that seek class action status, alleging a variety of claims, including negligent misrepresentation, failure to warn, wrongful death, loss of consortium, negligence, and fraud concerning the Debtors’ marketing and sale of Subsys. The Debtors and their product liability insurance carriers have received, in what the Debtors believe is a violation of the automatic stay, approximately 12 settlement demands related to additional personal injury claimants since the Petition Date.  As of the date of this Disclosure Statement, approximately 94 proofs of claim have been filed in respect of approximately 64 individuals who claim to have been harmed by Subsys and the Debtors’ conduct.

4.2	Other Litigation and Claims

(a)Indemnity and Advancement Claims

The Debtors are parties to prepetition indemnity, separation, and undertaking or similar agreements with certain current and former executive officers and employees, and certain current and former members of the Insys Board of Directors (the “Board”), under which the Debtors agreed to advance certain expenses (including attorneys’ fees) incurred in connection with any legal proceeding related to their position, as well as indemnification for expenses actually and reasonably incurred in connection with the investigation, defense, settlement, or appeal of such a proceeding, subject to certain limitations set forth in the agreements or as otherwise may be applicable pursuant to other documents or agreements or governing law.  Additionally, Insys’s bylaws provide for indemnification and advancement to directors and officers for proceedings related to their role as a director or officer, subject to modification by individual contracts with a director or officer, the execution of an undertaking by the indemnitee, if required by the Delaware General Corporation Law, or as otherwise permitted by the Delaware General Corporation Law.

These agreements became a drain on the Debtors’ liquidity prior to the Petition Date, in large part because a number of the Debtors’ former employees and executives were charged in criminal proceedings related to the investigations described in Section 4.1, supra.  For example, the Debtors advanced not less than $12.1 million on behalf of John N. Kapoor (“Kapoor”), the Debtors’ founder and former President, CEO, and director, and not less than $6.7 million on behalf of Michael Babich, the Debtors’ former CEO, in connection with legal proceedings.  A number of these former employees and executives have since pleaded guilty.  In addition, on May 2, 2019, Kapoor and four other former employees were convicted on criminal racketeering charges in federal court in Boston.  Kapoor is scheduled to be sentenced on November 12, 2019.

Insys and certain of its former officers also are defendants in three pending federal securities litigation proceedings in federal courts in Arizona and New York, including the class action suit Di Donato v. Insys Therapeutics, Inc., et al., Case No. CV-16-00302-PHX-NVW (D. Ariz.).  The individual defendants have also made indemnification and advancement claims in connection with these proceedings.  In addition, certain of the Debtors’ former officers and directors are defendants in three pending shareholder actions asserting derivative claims in Delaware and Arizona (together with any related shareholder derivative actions, the “Derivative Litigation”).  Insys formed a Special Litigation Committee of its Board comprising independent and disinterested directors to investigate and evaluate the claims asserted and factual allegations in the Derivative Litigation.  Further details regarding the Special Litigation Committee and its investigation of the claims asserted in the Derivative Litigation are set forth in Section 5.6(b) Derivative Claims Against Former Directors and Officers, infra.

The Debtors have paid millions of dollars under the various indemnification and advancement and related claims described above, and the former officers and directors (or their professionals) have asserted millions more in claims for unpaid costs and expenses allegedly incurred in connection with or related to the foregoing investigations and actions.  Pursuant to contract, state or federal law, or other provision or agreement, the Debtors (or the Insys Liquidation Trust) may seek to claw back, avoid, or otherwise recover the amounts paid by the Debtors to or for the benefit of the Debtors’ former employees, officers, or directors.  Additionally, through the Plan and pursuant to section 510(c) of the Bankruptcy Code, the Debtors may seek to subordinate the Claims filed or scheduled in the Chapter 11 Cases by such individuals or their professionals based on their asserted rights to indemnification, advancement, or payment of professional fees and expenses in connection with the foregoing investigations and actions.  Any and all such Claims also are subject to objection in the normal course under the terms and provisions of the Plan and the Bankruptcy Code.

The Creditors’ Committee believes that the Debtors’ or the Insys Liquidation Trust’s ability to claw back, avoid, or otherwise recover any and all amounts paid as indemnification or otherwise under the prepetition agreements (or otherwise) may be broader than as stated above, and believes that these claims will be asserted by the Insys Liquidation Trust.

(b)Other Investigations and Litigation

In addition to the Special Litigation Committee’s investigation of the claims in the Derivative Litigation, the Debtors currently are in the process of investigating and evaluating other claims that the Estates might have, including, but not limited to, additional potential clawback claims for indemnification payments and potential avoidance or other claims.

The Creditors’ Committee currently believes that the Debtors should not be expending Estate resources investigating or evaluating these claims, but instead should transfer these claims to the Insys Liquidation Trust.

4.3	Market Conditions and Decline in Business

The Debtors’ revenues from Subsys sales, which at all relevant times made up at least 90% of their total revenue, experienced significant decline leading up to the Chapter 11 filing.  Subsys, along with the TIRF class in which it is classified, has experienced a significant downward trend for the past several years.  Specifically, based upon industry data available to the Debtors, since 2015, TIRF class prescriptions have declined approximately 75%. Subsys was declining at a faster rate than the overall market, potentially due to the negative publicity surrounding the company.  Moreover, the Debtors believe that the nature of the pricing on their branded products such as Subsys and Syndros adversely affected their overall market share and the revenue generated from such branded products.  This was compounded by the fact that pharmaceutical product pricing has recently received increased governmental and media attention.  The Debtors believe that migration to lower-cost generics resulted from this increased attention and focus.

4.4	The Debtors’ Liquidity and Financial Resources

The Debtors’ financial situation was also impacted by the Debtors spending on Research and Development (“R&D”) costs to advance their pipeline products (the “Pipeline Products”), which take years to develop before they bring in any revenue.

Further compounding the situation, the Debtors’ auditors informed the Debtors in connection with the filing of the 2018 10-K that, notwithstanding management’s efforts to reduce costs and the Debtors’ bankers’ efforts to identify liquidity-enhancing transactions, they would not provide the Debtors with an unqualified going concern audit opinion for the Debtors’ Form 10-K filed with the SEC in March 2019.  The going concern qualification negatively affected the Debtors’ prepetition attempts to obtain funding.

4.5	Debtors’ Efforts to Restructure

As a result of such events leading to a deterioration of the Debtors’ financial condition, the Debtors took certain actions to seek to ameliorate the situation.  Specifically, the Debtors’ management team examined and implemented cost reduction initiatives to align operating expenses more closely with their reduced revenue. On July 12, 2018, the Debtors eliminated 45 positions through headcount reduction and role consolidation. The headcount reduction included 30 employees, the majority of which were sales and marketing employees, and represented approximately 9% of their workforce at the time.  On and around November 1, 2018, the Debtors eliminated an additional 48 positions through further headcount reduction and role consolidation.  The headcount reduction included 36 employees, the majority of which were sales and marketing employees, and represented approximately 13% of the Debtors’ workforce at the time. On May 31, 2019, the Debtors eliminated an additional 8 positions that represented approximately 5% of the Debtors’ workforce at that time.

Furthermore, to enhance their liquidity position, on November 5, 2018, the Debtors announced a process to review strategic alternatives for their opioid-related assets, including

Subsys, and engaged JMP Securities LLC (“JMP”) as their financial advisor to assist with this process.  JMP engaged in an extensive marketing process for Subsys, which led to several offers.  None of such offers, however, could be consummated quickly or provide sufficient near-term cash by themselves to enable the Debtors to “fund the gap” between their existing cash burn situation and the period in the future when they would expect to generate revenues.

As the extent of their funding gap became clearer, the Debtors also engaged Lazard Freres & Co. LLC (“Lazard”) in December 2018 to advise the Debtors on capital planning and the evaluation of strategic alternatives related to the Debtors’ opioid-related assets, as well as to explore other potential sale, financing, or partnership opportunities.  Notwithstanding the broad mandate Lazard was given to find a transaction for any of the Debtors’ assets that could bring in sufficient liquidity to provide a long-term runway for the Debtors, the Debtors were unable to identify a transaction or group of transactions that would ensure the Debtors’ long-term survival.

Moreover, after determining that the offers they received were not likely, individually or combined, to enable them to avoid a chapter 11 filing, the Debtors decided that pursuing such transactions in a chapter 11 process would be most likely to maximize value.  Accordingly, the Debtors did not consummate any such transactions, but have sought to sell such assets through the sales process (the “Sale Process”) in the Chapter 11 Cases.  The Debtors’ postpetition sales process is detailed further in Section 5.6.

4.6	Changes in Management

Since April of 2017, Insys has replaced all of the independent directors on its Board (half of whom were replaced in April of 2017), and several of its most senior management personnel.  The Debtors also restructured and realigned their sales force and added additional new hires to the sales force, bringing additional experience with appropriate promotion of specialty pharmaceuticals to the company.

On October 29, 2017, the Board accepted the resignations of Kapoor and Patrick P. Fourteau, as board members.  On April 15, 2019, the Debtors announced further leadership changes, including Andrew Long’s appointment as CEO, the appointment of a new CFO, Andrece Housley (who had been Insys’s Corporate Controller), and a new Chief Scientific Officer, Dr. Venkat Goskonda (who had been Insys’s Senior Vice President of Research and Development).  On May 22, 2019, John A. McKenna Jr., who has over 20 years of restructuring experience, joined the Board as an independent director.  John McKenna and Elizabeth Bohlen were chosen to serve on the Restructuring Committee of the Board, which committee was created on June 9, 2019, in order to consider and evaluate various strategic alternatives, including but not limited to, the sale or divestiture or licensing of one or more of the Debtors’ assets and/or product lines, the possibility of the Debtors filing these Chapter 11 Cases, or other restructuring transactions or transactions to otherwise address the Debtors’ liquidity constraints, that may have been available to the debtors.  Previously, on June 5, 2019, the Board accepted the resignations of two of its members, Steven Meyer and Pierre Lapalme, who were, prior to their resignations from the Board, the longest-serving Insys directors. In connection with Mr. Meyer’s resignation, the Board elected John McKenna to serve as a chair of the Audit Committee and chair of the Board, effective immediately following Mr. Meyer’s resignation.

As of the Petition Date, most of the Insys management team and the commercial organization, including the sales force, were new to the company since 2015, and the majority of the Debtors’ employees were new to the company since 2015.  In addition, the members of the Board, consisting of John McKenna, Elizabeth Bohlen, Vaseem Mahboob, Trudy Vanhove, Rohit Vishnoi, and Andrew Long all joined the Board no earlier than May 2017.

On July 9, 2019, Mark Nance, Chief Legal Officer and General Counsel, announced his resignation, which was made effective on July 31, 2019. In connection with Mr. Nance’s resignation, Robert Schwimmer was announced as the Debtors’ new General Counsel. On October 23, 2019, Mr. Long informed the Debtors that he would be stepping down from the Board, his position as Chief Executive Officer, and from all other positions he holds with the Debtors, which resignation was made effective on November 8, 2019.

4.7	The Debtors Commence Prepetition Marketing and Sale Process

As noted above, in November of 2018, the Debtors announced that they had commenced a process to review strategic alternatives for their opioid-related assets, including Subsys, and previously had engaged JMP to serve as their investment banker in connection therewith.  To implement their sale strategy, the Debtors and JMP identified and contacted a broad array of parties that potentially could have the interest and ability to consummate a potential sale or license of rights with respect to Subsys (a “Subsys Transaction”) on terms acceptable to the Debtors.

In addition to a potential Subsys Transaction, in furtherance of their operational and financial goals, the Debtors continued to explore a comprehensive set of strategic alternatives to increase the Debtors’ liquidity and maximize value for the Debtors and their stakeholders.  In connection therewith, in December 2018, the Debtors engaged Lazard to, among other things, explore opportunities to engage in a strategic partnership or financing transaction with respect to some or all of the Debtors’ Pipeline Products.  To implement their strategy, the Debtors and Lazard identified and contacted a broad array of parties that potentially could have the interest and ability to consummate transaction(s) with respect to some or all of the Pipeline Products on terms acceptable to the Debtors.  In connection with the Debtors’ assessment of the possible need to file for chapter 11 protection, the marketing efforts with respect to a Subsys Transaction were transitioned to Lazard in April 2019 and JMP’s engagement was terminated in April 2019.

Although the Debtors negotiated potential sale transactions with numerous counterparties, they ultimately determined it was prudent to file bankruptcy petitions under chapter 11 of the Bankruptcy Code before a stalking horse transaction could be fully negotiated and to continue the sale process in the Chapter 11 Cases.  The Debtors’ postpetition sales process is detailed further in Section 5.6.

For a more detailed description of the Debtors’ prepetition operations and the events leading up to the commencement of the Chapter 11 Cases, please consult the Declaration of Andrew G. Long in Support of Debtors’ Chapter 11 Petitions and First Day Relief [D.I. 11] (the “Long Declaration”), which is incorporated herein by reference.

V.	OVERVIEW OF THE DEBTORS’ CHAPTER 11 CASES
5.1	Commencement of the Chapter 11 Cases and First-Day Motions

On the Petition Date, the Debtors commenced the Chapter 11 Cases in the Bankruptcy Court.  As of the date hereof, the Debtors continue to manage their property as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

Also on the Petition Date, the Debtors filed several motions seeking various relief from the Bankruptcy Court and authorizing the Debtors to maintain their operations in the ordinary course (collectively, the “First-Day Motions”).  This relief was designed to ensure a seamless transition between the Debtors’ prepetition and postpetition business operations, facilitate expedited Chapter 11 Cases, and minimize any disruptions to the Debtors’ operations to preserve value.  A detailed description of the First-Day Motions is set forth in the Long Declaration.  The Bankruptcy Court granted substantially all of the relief requested in the First-Day Motions and entered various orders authorizing the Debtors to, among other things:

•	Continue paying employee wages and benefits[18] [D.I. 231];
•	Continue the use of the Debtors’ cash management system, bank accounts, and business forms [D.I. 243];
•	Continue insurance programs and the processing of workers’ compensation claims [D.I. 234];
•	Continue the Debtors’ customer programs [D.I. 53];
•	Pay certain prepetition taxes and assessments [D.I. 233];
•	Pay certain prepetition obligations for critical vendors [D.I.. 238];
•	Restrict certain transfers of equity interests in the Debtors [D.I. 235]; and
•	Establish procedures for utility companies to request adequate assurance of payment and to prohibit utility companies from altering or discontinuing service [D.I. 237].
5.2	Appointment of Statutory Committee

On July 20, 2019, the U.S. Trustee appointed the Creditors’ Committee, which currently consists of the following members:

[18]

Multiple parties in interest, including the Creditors’ Committee, raised concerns and filed formal objections regarding the Debtors’ request to make severance payments to certain employees. Following a hearing at which the Bankruptcy Court declined to grant that relief, the Debtors and the Creditors’ Committee, with the input of other objecting parties, arranged a process for careful evaluation of the Debtors’ proposed recipients of severance payments.

•	McKesson Corporation, Attn: Ben Carlsen, 1 John Henry Drive, Robbinsville, NJ 08691, Phone: 609-312-4665
•	Infirmary Health Hospitals, Inc., Attn: Mark Nix, 5 Mobile Infirmary Circle, Mobile, AL 36607, Phone: 251-435-2400
•

Louisiana Health Service & Indemnity Co. d/b/a Blue Cross and Blue Shield of Louisiana and HMO, LA, Inc., Attn: Allison Pham, 5525 Reitz Avenue (70809) P.O. Box 98029, Baton Rouge, Louisiana 70898-9029

•	LifePoint Health, Inc., Attn: Jonah Fecteau, 330 Seven Springs Way, Brentwood, TN 37027, Phone: 615-920-7647
•	Deborah Fuller, administrator for Estate of Sarah Fuller, Attn: Richard Hollawell, Esq., 121 Saratoga Lane, Woolwich Twp, NJ 08085, Phone: 215-498-8609, Fax: 856-467-5101
•	Julie Key, Attn: Anne Andrews, Esq., Andrews & Thornton, 4701 Von Karman Avenue, Suite 300, Newport Beach, CA 92660, Phone: 949‑748‑1000, Fax: 949‑315-3540
•	James Starling, Jr., Attn: Phillip Edwards, Esq., Murphy & Landon, 1011 Centre Road, Suite 210, Wilmington, DE 19805, Phone: 302-472-8102, Fax: 302-472-8135
•	Angela Mistrulli-Cantone, Attn: S. Randall Hood, McGowan, Hood and Felder, LLC, 1539 Healthcare Drive, Rock Hill, SC 29732, Phone: 803‑327‑7828, Fax: 803-324-1483
•	Lisa Mencucci, Attn: Zachary Mandell, Esq., Mandell, Boisclair & Mandell, Ltd, One Park Row, Providence, RI 02903, Phone: 401-273-8330, Fax: 401‑751‑7830

The Creditors’ Committee retained Akin Gump Strauss Hauer & Feld LLP as its attorneys, Province, Inc. as its financial advisor, and Bayard, P.A. as its Delaware counsel.

5.3	Public Entities Committee Motion

On June 24, 2019, a group consisting of the City of Prescott, Arizona; the City of Surprise, Arizona; Carroll County, Maryland; and Henry County, Missouri (collectively, the “Public Entity Movants”) filed the Motion Seeking Appointment of Official Committee of Public Entities Pursuant to 11 U.S.C. §§ 1102(a)(2) & 105(a) [D.I. 134] (the “Public Entity Committee Motion”).  The Public Entity Movants argued, based on their position that claims by public entities form the majority of the Debtors’ liabilities, that the Bankruptcy Court should direct the U.S. Trustee to appoint a second official committee in these Chapter 11 Cases to represent the interests of public entities.  Around the same time, the Public Entity Movants sent a letter to the U.S. Trustee requesting that the U.S. Trustee reconstitute the Creditors’ Committee to include public entities.  The U.S. Trustee filed a formal objection to the Public Entity Committee Motion [D.I. 265], asserting that in the U.S. Trustee’s view, public entities are not eligible to sit on official committees, and responded by letter to the Public Entity Movants declining to reconstitute the Creditors’ Committee.

Recognizing the advantage to negotiations that would be provided by a centralized representative for public entities’ interests, but concerned about the costs a second official committee would impose on the Debtors’ already limited resources, the Debtors and the Creditors’ Committee engaged in extensive negotiations regarding a proposed resolution to the objections that the Debtors and the Creditors’ Committee would have submitted to the Public Entity Committee Motion.  On July 14, 2019, the Debtors, the Creditors’ Committee, and the Public Entity Movants jointly filed a proposed agreed order [D.I. 291] granting the Public Entity Committee Motion on a very limited basis (including limitations on scope, time, fee reimbursement, ability to be terminated, and ability to seek reinstatement), contingent on the agreement of at least one member of the Plaintiffs’ Executive Committee appointed in the MDL to sit on such a committee (thereby ensuring that the proposed committee would have the ability to speak for a significant cross-section of public entities in the upcoming negotiations).  On July 19, 2019, the Plaintiffs’ Executive Committee in the MDL filed a response [D.I. 319] declining the invitation to sit on the proposed public entities committee on the terms proposed by the Debtors and the Creditors’ Committee, and the State of Maryland filed an objection to the agreed order [D.I. 321] asserting that a committee representing the interests of municipalities was unnecessary in light of the participation in these cases by states.  In light of these responses, on July 23, 2019, the Creditors’ Committee filed the Reply of the Official Committee of Unsecured Creditors to Various Objections Filed to the Proposed Form of Order with Regard to the Motion Seeking Appointment of Official Committee of Public Entities Pursuant to 11 U.S.C. §§ 1102(a)(2) & 105(a) [D.I. 332], objecting to appointment of a public entities’ committee on terms other than those in the proposed agreed order.

At the hearing held on July 24, 2019, the Bankruptcy Court denied the Public Entities Committee Motion, finding that appointment of a second official committee was not warranted under the circumstances of these cases.  As a show of goodwill, the Creditors’ Committee offered ex officio seats on the Creditors’ Committee to representatives of the Public Entity Movants, as well as to a second group of municipalities that had participated in the cases under separate counsel.  Both groups accepted the Creditors’ Committee’s offer, and now serve as ex officio members of the Creditors’ Committee and the members of each group are Settling Creditors.

5.4	Filings of Schedules of Assets and Liabilities and Statements of Financial Affairs

On July 30, 2019, the Debtors filed their schedules of assets and liabilities, schedules of executory contracts an unexpired leases, and statements of financial affairs (collectively, the “Schedules”).

5.5	Claims Bar Dates and Noticing Procedures

On July 15, 2019, the Bankruptcy Court entered an order [D.I. 294] (the “Bar Date Order”) establishing certain deadlines (collectively, the “Bar Dates”) and procedures for the filing of proofs of claim in the Chapter 11 Cases (each a “Proof of Claim”).

Specifically, the Bar Date Order established, among other things, the following deadlines for filing proofs of claim and requests for payment of certain Administrative Expense Claims:

•

General Bar Date: September 16, 2019 at 5:00 p.m. (Prevailing Pacific Time) as the deadline for all creditors other than Governmental Units and Native American Tribes to file proofs of claim against the Debtors.

•

Governmental and Native American Tribes Bar Date: December 9, 2019 at 5:00 p.m. (Prevailing Pacific Time) as the deadline for all Government Units (as defined in section 101(27) of the Bankruptcy Code) and Native American Tribes (us used herein, defined as any Native American, American Indian, or Alaska Native tribal entity that is recognized by the federal government of the United States of America and/or the Bureau of Indian Affairs, Department of the Interior) to file proofs of claim against the Debtors.

•

Administrative Expense Claims Bar Date: the applicable deadline to file a request for payment of Administrative Expense Claims shall be (i) October 24, 2019 at 5:00 p.m. (Prevailing Pacific Time) with respect to Claims arising after the Petition Date and including September 9, 2019, excluding (a) Professional Fee Claims in the Chapter 11 Cases, and (b) Administrative Expense Claims arising in the ordinary court of business after the Petition Date and (ii) the date that is sixty (60) days after the Effective Date with respect to (a) Claims arising after September 9, 2019 through and including the Effective Date and (b) Professional Fee Claims and Administrative Expense Claims arising in the ordinary course of business after the Petition Date, unless otherwise ordered by the Bankruptcy Court.

In addition to establishing the various Bar Dates, the Bar Date Order approved a form of notice of the Bar Dates to be served on all traditional creditors in the Chapter 11 Cases (the “Bar Date Notice”).

Additionally, the Bar Date Order provided that the Debtors were to publish the notice of the Bar Dates (the “Publication Notice”) once in each of two (2) national and ten (10) local publications in the United States. The Debtors published the notice once in the national editions of The New York Times and USA Today, and once in the following local publications: Memphis Commercial Appeal, Indianapolis Star, Florida Times Union (Jacksonville), Las Vegas Review Journal Sun, Saginaw News, Arizona Republic, Dallas Morning News, Miami Herald, Los Angeles Times, and San Antonio Express News.  The Bankruptcy Court included in the Bar Date Order its finding that the noticing procedures outlined therein, constituted adequate notice of the Bar Dates to creditors of the Debtors, including unknown creditors.

As of October 25, 2019, approximately 3,400 proofs of claim were filed in these Chapter 11 Cases.  Because the Government and Native American Tribes Bar Date has not passed, the Debtors anticipate proofs of claim will continue to be filed.

5.6	Sales of Assets and Pursuit of Affirmative Claims

The Debtors engaged in a robust pre- and post-petition marketing and sale process, resulting in the sale of certain of the Debtors’ assets. Further, the Debtors have been evaluating affirmative causes of action in order to bring further value to the Debtors’ Estate.

(a)The Debtors’ Postpetition Marketing and Sale Process19

The postpetition phase of the Sale Process consisted of, among other things, the potential sales of the Debtors’ assets related to each of (i) Subsys, (ii) Syndros, and other assets related to CBD, (iii) Epinephrine, (iv) Naloxone, (v) Buprenorphine (and collectively with assets related to Subsys, Syndros, CBD, Epinephrine, and Naloxone, the “Sale Assets”). The Debtors, in consultation with their advisors and the Creditors’ Committee, developed procedures to govern various aspects of the postpetition Sale Process (the “Bidding Procedures”).

The Bankruptcy Court entered its order approving the Bidding Procedures on July 2, 2019 [D.I. 56].

The Bidding Procedures were designed to provide the Debtors with flexibility to run the postpetition Sale Process in a manner that would maximize the value of their assets for their stakeholders.  The Bidding Procedures allowed interested parties to submit bids for any individual Asset or combination of Sale Assets, subject to the terms and provisions of the Bidding Procedures. If, however, the Debtors determined that the bids for any of the Sale Assets would not provide sufficient value for such Sale Assets, the Debtors reserved the right not to sell such Sale Assets pursuant to the Bidding Procedures.

i.	Hikma Transaction

Pursuant to the Bidding Procedures, on August 5, 2019, Insys and Hikma Pharmaceuticals USA Inc. (“Hikma”) entered into an Asset Purchase Agreement (the “Hikma Asset Purchase Agreement”). Pursuant to the Hikma Asset Purchase Agreement, Insys agreed to sell, transfer and assign to Hikma, pursuant to section 363(b) of the Bankruptcy Code, Insys’s epinephrine 7mg and 8.5mg unit-dose nasal spray products and naloxone 8mg unit-dose nasal spray products (the “Hikma Products”) and certain equipment and liabilities primarily related to the Hikma Products (collectively, the “Hikma Purchased Assets”), in consideration for an amount in cash equal to $17,000,000, payable at the closing of the transaction (the “Hikma Transaction”).  In addition, Hikma agreed to pay the cure costs for Purchased Contracts (as defined in the Hikma Asset Purchase Agreement) that are assumed and assigned to Hikma under the Hikma Asset Purchase Agreement, and assumed certain other specified liabilities.

[19]

The descriptions of the Hikma Transaction, the Chilion Transaction, the BTcP Subsys Transaction, and the Pharmbio Subsys Transaction herein do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Hikma Asset Purchase Agreement, the Chilion Asset Purchase Agreement, the BTcP Subsys Asset Purchase Agreement, and the Pharmbio Asset Purchase Agreement (all as defined herein), and, where applicable, the Bankruptcy Court’s sale orders approving the same.

On August 22, 2019, the Bankruptcy Court entered an order approving the Hikma Purchase Agreement and the sale of the Hikma Purchased Assets to Hikma. The Hikma Transaction closed on August 29, 2019.

ii.	Chilion Transaction

In addition, pursuant to the Bidding Procedures, on August 6, 2019, Insys and Chilion Group Holdings US, Inc. entered into an Asset Purchase Agreement (the “Chilion Asset Purchase Agreement”).  Pursuant to the Chilion Asset Purchase Agreement, the Debtors agreed to sell, transfer and assign to Chilion Group Holdings US, Inc., pursuant to section 363(b) of the Bankruptcy Code, Insys’s: (i) CBD formulations across current pre-clinical, clinical, third-party grants and investigator initiated study activities (including any future activities or indications), (ii) THC programs of Syndros oral dronabinol solution, and (iii) Buprenorphine products (collectively, the “Chilion Products”), and certain related equipment and other assets (collectively with the Chilion Products, the “Chilion Purchased Assets”), in consideration for an amount in cash equal to $12,200,000, payable at the closing of the transaction (the “Chilion Transaction”). On August 9, 2019, the Debtors filed the Notice of Adequate Assurance for Successful Bidder for Certain Assets Relating to CBD Formulations, Syndros, and Buprenorphine [D.I. 426] indicating that Chilion Group Manufacturing US, LLC (“Chilion”) had been designated as affiliate assignee of Chilion Group Holdings US, Inc. for the Chilion Purchased Assets, pursuant to the Chilion Asset Purchase Agreement. In addition, Chilion Group Holdings US, Inc. agreed to pay the cure costs for the Purchased Contracts (as defined in the Chilion Asset Purchase Agreement) that are assumed and assigned to Chilion under the Chilion Asset Purchase Agreement and to assume certain other specified liabilities.  On August 23, 2019, the Bankruptcy Court entered an order approving the Chilion Asset Purchase Agreement and the sale of the Chilion Purchased Assets to Chilion.

On October 23, 2019, the Debtors and Chilion entered into Amendment No. 1 to the Chilion Asset Purchase Agreement (the “Amendment”), a copy of which has been filed with the Notice of Amendment to Asset Purchase Agreement for Certain Assets Relating to CBD Formulations, Syndros, and Buprenorphine, dated October 25, 2019 [D.I. 816]. The Amendment, which was negotiated in consultation with the Creditors’ Committee, provides for, among other things: (a) Insys’s agreement to sell, transfer and assign to Chilion certain additional equipment and intellectual property, and lease agreement for the Debtors’ Ellis facility, in consideration for an additional $105,000 in cash that would be payable at the closing of the transaction; and (b) in consideration for the incremental costs and expenses and other burdens resulting from the deferral of the closing of the transaction as a result of delays in Chilion’s procurement of its financing for the consummation of the transaction, Chilion’s (i) payment to Insys of $856,797.26 in cash concurrently with the execution of the Amendment; (ii) payment at the closing of the transaction to the U.S. Food and Drug Administration, or to Insys as reimbursement, of an amount in cash equal to the aggregate amount of fees then payable pursuant to the Prescription Drug User Fee Act with respect to Syndros; (iii) reimbursement to Insys in cash at the closing of the transaction of any and all reasonable third-party costs and expenses up to $100,000 in the aggregate incurred by Insys following the execution of the Amendment in connection with the Debtors’ performance under the CIA; and (iv) reimbursement to Insys in cash at the closing of the transaction for any and all reasonable costs and expenses up to $200,000 in the aggregate incurred by Insys for certain professional services performed by the Debtors’ advisors.  The Amendment also provides for certain other negotiated modifications to the scope of the equipment, intellectual property and contracts that comprise the Chilion Purchased Assets, the agreement of Insys and Chilion to use best efforts to cause the closing of the transaction to occur as soon as reasonably possible and no later than October 31, 2019.  In addition, the Amendment provides that Insys and Chilion will enter into a Transition Services Agreement (the “TSA”). Pursuant to the Chilion Asset Purchase Agreement, Chilion will also take over the lease for the Debtors’ Round Rock facility, and also agreed to make offers of employment to certain of the Debtors’ employees. The Chilion transaction closed on October 31, 2019.  On the same day, Insys and Chilion entered into the TSA, pursuant to which Insys agreed to make available to Chilion certain employees of the Debtors for the purpose of providing the services that were performed by such employees during the period prior to the closing of the Chilion Transaction in the ordinary course of (i) the Debtors’ business and (ii) each such employee’s scope of employment, and related to the Chilion Purchased Assets, to the extent the provision of such services is reasonably possible after the closing of the Chilion Transaction and to the extent such individuals remain employed by the Debtors, or as otherwise mutually agreed by the Insys and Chilion (the “Services”).

The TSA provides that, as consideration for the provision of the Services, Chilion will pay Insys or its designee(s) fees at Insys’s cost plus a seven and one-half percent (7.5%) mark-up.  The term of the TSA commences on the date of the closing of the Chilion Transaction and continues through December 31, 2019, unless terminated earlier or extended in accordance with the terms of the TSA.

iii.	BTcP Subsys Transaction

Pursuant to the Bidding Procedures, on September 1, 2019, Insys and BTcP Pharma, LLC (“BTcP”) entered into an Asset Purchase Agreement (the “BTcP Subsys Asset Purchase Agreement”). Pursuant to the BTcP Subsys Asset Purchase Agreement, Insys agreed to sell, transfer and assign to BTcP, pursuant to section 363(b) of the Bankruptcy Code, all strengths, doses and formulations in the world (except for the Republic of Korea, Japan, China, Brunei, Cambodia, Indonesia, Laos, Malaysia, Myanmar, Philippines, Singapore, Thailand, Timor-Leste, and Vietnam) of the Debtors’ Subsys (fentanyl sublingual spray) product (the “Subsys product”) and certain other related assets (the “BTcP Purchased Assets”), in consideration for (i) the assumption by BTcP of certain specified liabilities, including responsibility for all cure costs, and (ii) post-closing royalty payments payable by BTcP to Insys (or the Insys Liquidation Trust, as of the Effective Date) based on sales of the Subsys product, the Lazanda® (fentanyl nasal spray) (“Lazanda”) product of BTcP and its affiliates and any branded or generic equivalent fentanyl nasal spray, sublingual fentanyl spray, or any transmucosal immediate release fentanyl product (collectively, the “Combined Products”), for the period of time commencing on the closing date until the expiration of the last to expire orange book listed patent in respect of the Combined Products (the “BTcP Transaction”).  Annual royalty payments to Insys will equal forty-five percent (45%) of the annual amount that equals (a) combined net sales generated from sales of the Combined Products, less (i) the cost of goods sold, (ii) legal defense, litigation, and any litigation settlement expenses that are exclusively related to the Subsys product, solely to the extent in respect of actions or events that occurred prior to the closing date, and (iii) expenses in respect of settlement of certain existing litigation, less (b) an expense allocation amount based on the actual amount of operational overhead expense, to the extent attributable to the Combined Products and subject to certain limitations.

The cash value of the annual royalty payments to Insys is subject to a variety of factors that are beyond the Debtors’ control and are extremely difficult to estimate. Nevertheless, under a probability-weighted forecast, the Debtors estimate that they (or the Insys Liquidation Trust, as of the Effective Date) will receive approximately $52 million of nominal royalty payments from BTcP on a pre-tax basis over a 15 year period (having an assumed net present value of $22 million based on a 12% discount rate), less any related expenses, including taxes, incurred by the Insys Liquidation Trust.  See Section 8.1(b) herein for a discussion of certain potential U.S. federal income tax consequences on the transfer of the stream of royalty payments to the Insys Liquidation Trust and Section 8.3 for a description of the U.S. federal income tax considerations relating to the classification and taxation of the Insys Liquidation Trust.  Projections of the annual royalty payments reflect a probability weighting of several scenarios based on a variety of assumptions, including the near-term decline and longer-term recovery of the TIRF market, Subsys and Lazanda market share, prescription price increases, cost allocation and inflation, and the impact of patent expirations, among other factors.

Further, prior to the second anniversary of the closing date, BTcP will pay to Insys (or the Insys Liquidation Trust, as of the Effective Date) an amount equal to the sum of: (x) the total of the closing date accounts receivable actually collected by BTcP and its affiliates, and (y) the value of all Subsys product inventory transferred to BTcP at closing that is actually sold by or on behalf of BTcP at Insys’s cost of acquisition of such inventory (together, the “Post-Closing Payments”), subject to negotiated reductions specified in the Subsys Asset Purchase Agreement.  The Debtors estimate these amounts to total approximately $8.2 million.  In addition, from the date of the BTcP Subsys Asset Purchase Agreement through September 30, 2019, the Debtors will pay as and when due any and all third-party costs and expenses resulting from an observation in a U.S. Food and Drug Administration (“FDA”) Form 483 letter relating to certain of the Debtors’ Subsys products.  Following September 30, 2019 until the second anniversary of the closing date, BTcP will pay such costs and expenses as and when due and will have the ability to offset the aggregate amount of such costs and expenses against any and all Post-Closing Payments due to Insys.

On September 19, 2019, the Bankruptcy Court entered an order approving the BTcP Asset Purchase Agreement and the sale of the BTcP Purchased Assets to BTcP.  The BTcP Transaction closed on September 26, 2019.

iv.	Pharmbio Subsys Transaction

Pursuant to the Bidding Procedures, on September 25, 2019, Insys and Pharmbio Korea, Inc. (“Pharmbio”) entered into an Asset Purchase Agreement (the “Pharmbio Subsys Asset Purchase Agreement”).  Pursuant to the Pharmbio Subsys Asset Purchase Agreement, Insys agreed to sell, transfer and assign to Pharmbio, pursuant to section 363(b) of the Bankruptcy Code, specific intellectual property, records and certain other assets related to strengths, doses and formulations of the Subsys Product in the Republic of Korea, Japan, China, Brunei, Cambodia, Indonesia, Laos, Malaysia, Myanmar, Philippines, Singapore, Thailand, Timor-Leste, and Vietnam), in consideration for an amount in cash equal to $1,200,000, payable at the closing of the transaction (the “Pharmbio Transaction”).

On October 16, 2019, the Bankruptcy Court entered an order approving the Pharmbio Asset Purchase Agreement and the sale of the Pharmbio Purchased Assets to Pharmbio.

The Debtors’ sale process with respect to their remaining assets is ongoing.

(b)Affirmative and Potential Claims of the Estate

In addition to maximizing the value of the assets of the Debtors’ Estates through the sale process, the Debtors also have identified certain potential causes of action that the Estates might have.

i.	Derivative Claims Against Former Directors and Officers

On August 26, 2016, shareholders of Insys filed a derivative complaint regarding the Derivative Litigation (as amended, the “Complaint”) against John N. Kapoor, Patrick P. Fourteau, Pierre LaPalme, Steven Meyer, Theodore H. Stanley, Brian Tambi, and Michael L. Babich in the Court of Chancery of the State of Delaware, which action now is captioned In re Insys Therapeutics Inc. Derivative Litigation, Consol. C.A. No. 12696-VCL.  On November 30, 2017, the Court of Chancery stayed that Derivative Litigation in light of the related Derivative Litigation pending in the United States District Court for the District of Arizona, and the United States’ criminal prosecution of certain defendants in the Derivative Litigation.

On March 6, 2018, and at a time when certain defendants under the Complaint were still on the board, Insys’s board of directors formed a Special Litigation Committee to investigate the allegations in the Derivative Litigation and to make a determination as to how Insys should proceed with respect to the Derivative Litigation.  The Special Litigation Committee was comprised at that time, and still is comprised, of two independent directors, Dr. Rohit Vishnoi and Vaseem Mahboob.  In forming the Special Litigation Committee, Insys’s board determined that Mr. Vishnoi and Mr. Mahboob both are independent and disinterested with respect to the Derivative Litigation.

Pursuant to the delegation of authority from Insys’s board, the Special Litigation Committee retained its own counsel, Wilson, Sonsini, Goodrich & Rosati, P.C.  The Special Litigation Committee and its counsel conducted a thorough factual and legal investigation over the course of approximately sixteen months.  The Special Litigation Committee is concluding its investigation and the Special Litigation Committee is consulting with the Board, counsel, and the Creditors’ Committee regarding how best to proceed to maximize value for the Estates.

The causes of action that are the subject of the Derivative Litigation may include, but are not limited to, breaches of fiduciary duty against former directors and officers.  These causes of action relate to, among other things, alleged misconduct by one or more of Insys’s former executives and/or directors, and actions taken by (or failed to be taken by) certain of the Debtors’ former executives, officers, and directors in response to such misconduct.

The Debtors have made claim on two towers of directors’ and officers’ (“D&O”) insurance policies with total limits of $60 million exclusive of excess side A only insurance policies for the periods of 2015—2016 and 2016—2017.  The Debtors’ advisors estimate that there is roughly $56.125 million in limits remaining on such D&O insurance policies, though the exact amount remaining on such D&O insurance policies is currently in dispute.

The Debtors and the Creditors’ Committee have conferred regarding the prosecution of one or more of the Estates’ affirmative claims, including the time frame to file and pursue claims, and the costs of doing so.  In light of the Plan, and the costs and exigencies of the Chapter 11 Cases, the Debtors and the Creditors’ Committee have jointly determined, for various reasons, that at this time the Debtors will not prosecute affirmative claims against third parties (and the Creditors’ Committee will not seek standing to pursue such claims).  After the Effective Date, the Plan contemplates that the Insys Liquidation Trust will vigorously pursue such claims.  This determination could change at any time and the Debtors and the Creditors’ Committee continue to work together in good faith to maximize value for the Estates while minimizing the administrative costs of these Chapter 11 Cases.

ii.	Insurance Coverage Disputes

The Debtors may have claims or causes of action against one or more of their products liability insurers related to denials of coverage for lawsuits filed against Insys.

Prior to the Petition Date, the Debtors purchased products liability insurance policies, including excess insurance policies, from various insurance companies, including Illinois Union Insurance Company (“Chubb”), certain underwriters at Lloyd’s of London (“Underwriters”), and Ironshore Indemnity Inc. and Ironshore Specialty Insurance Company (“Ironshore”) (collectively, the “Insurers”).  The Debtors purchased the policies to protect against the risk of third-party claims for damages arising out of, among other things, the manufacture, marketing, and sale of its drug, Subsys.  For all times relevant, the Debtors had at least $30 million in annual products liability insurance coverage, as detailed below.

For the period of March 26, 2016 to March 26, 2017, the Debtors purchased $30 million in insurance coverage for products liability claims. Specifically, the Debtors purchased a primary products liability policy from Chubb that provided $10 million in insurance coverage, and an additional $20 million in excess insurance from Underwriters and Ironshore, collectively.  In March 2017, the Debtors renewed their $30 million tower of products liability insurance with Chubb, Underwriters and Ironshore, for the period of March 26, 2017 to March 26, 2018, which was later extended until April 25, 2018.

In or about March 2018, Chubb advised the Debtors that, in their view, any renewal policy would contain a broad opioid exclusion intended to preclude coverage for future Subsys-related lawsuits.  Accordingly, the Debtors purchased an extended reporting period (“Tail Policy”) from Chubb, Underwriters and Ironshore, that was intended to extend the expiring primary and excess policies to cover Subsys-related lawsuits first made against Insys until April 25, 2023, to the extent such claims arose out of covered occurrences taking place prior to the April 25, 2018 policy expiration.

The Debtors also purchased $30 million in products liability policies for the period of April 25, 2018 to April 25, 2019.

Since in or about July 2016 and continuing through these Chapter 11 Cases, the Debtors have been sued by more than a thousand parties, including individuals and municipalities, for products liability or personal injury relating to the manufacture, marketing, and sale of Subsys.

The Debtors, in turn, timely tendered the claims to the Insurers, including under the 2016—2017 policies, the 2017—2018 policies, and the Tail Policies.

In response to the claims, Chubb initially agreed to, and did, defend certain of the lawsuits under a reservation of rights.  Chubb also indemnified the Debtors for portions of settlements paid to resolve certain of the claims.  In total, on behalf of the Debtors, Chubb has paid out an estimated $3 million towards settlement and defense costs.  However, beginning around July 2018, in a series of letters, Chubb began denying coverage for the lawsuits.  Chubb’s denials of coverage were based on various arguments.  In October 2018, Chubb asserted that, even if there was coverage for the claims, all of the Subsys-related lawsuits related back to purported “advisory communications” issued during the 2016—2017 policy period and, therefore, only the 2016 to 2017 policies applied to the Subsys-related lawsuits, limiting coverage to a single $30 million tower of products liability insurance.  Although Chubb has not yet specifically responded to each and every one of the claims tendered by Insys for coverage, it is the Debtors’ understanding that Chubb is disclaiming coverage for nearly all Subsys-related lawsuits.

To date, Underwriters and Ironshore have taken the position that their policies do not respond until the underlying Chubb policies have been exhausted.  Accordingly, neither Underwriters nor Ironshore have expressly disclaimed coverage for the Subsys-related lawsuits under the 2016 to 2017 or the 2017 to 2018 policies.

The Debtors dispute Chubb’s position on coverage and believe they have claims and causes of action against the Insurers for, among other things, declaratory judgment, breach of contract, bad faith, and unfair insurance practices.  As per the Plan, the Victims Restitution Trust will be entitled to bring such claims and causes of action.

iii.	Avoidance Actions and Potential Clawback

The Debtors have begun the process of investigating and evaluating potential avoidance claims, including but not limited to under chapter 5 of the Bankruptcy Code and applicable state law.  The Debtors may seek to avoid and recover transfers (or obligations) made by the Debtors during the several years prior to the Petition Date pursuant to applicable law.  Prior to the Petition Date, among other things, the Debtors advanced legal fees and expenses for certain current and former employees, officers, and directors in connection with governmental investigations and other proceedings.  The Debtors may have rights to the return or claw back of funds advanced to these persons, or their counsel, pursuant to agreements executed in connection with the advancements.  Separately, the Debtors entered into separation agreements with some employees that provided for the payment of severance and other obligations by Insys, and the Debtors may have the right to avoid and recover any such payments and obligations.  The description of specific transfers included in this section is for descriptive, not limiting, purposes.

As part of this process, the Debtors have evaluated transfers made in the ninety (90) days preceding the Petition Date to determine the potential recovery should such transfers be avoided and restored to the Estates. The Debtors have disclosed all known transfers or payments made within the ninety (90) days preceding the Petition Date to payees whose aggregate receipts from the Debtors in the ninety (90) days prepetition are greater than the statutory minimum for avoidance of $6,825 on their Schedules and Statements.  The Debtors estimate that the total payments made during the ninety (90) day period preceding the Petition Date amounts to approximately $30.7 million, which value does not reflect transfers made to parties who are released from and/or not subject to preference liability, including those transfers made to parties wherein the amount transferred in the aggregate did not meet the $6,825 minimum statutory amount to qualify as a recoverable preference. 11 U.S.C. § 547(c)(9). In addition, the Debtors have determined that transfers made to insiders in the one (1) year period preceding the Petition Date total $4.5 million, which amount includes $2.1 million reflected in the aforementioned $30.7 million amount describing all payments made during the ninety (90) day period preceding the Petition Date, and which amount does not include transfers to insiders that were released from and/or are not subject to preference liability.

The Creditors’ Committee believes these claims are meritorious and that, because they are being transferred to the Insys Liquidation Trust, the Debtors should not expend Estate resources for the further evaluation and prosecution of such claims.

iv.	Other Claims

In addition to the foregoing, the Debtors may also have claims against various other third parties under applicable state law based on pre-petition conduct.  The Debtors’ diligence and investigation regarding such claims is ongoing.

The Creditors’ Committee believes these claims are meritorious and that, because they are being transferred to the Insys Liquidation Trust, the Debtors should not expend Estate resources for further evaluation and prosecution of such claims.

(c)Stabilizing Litigation through Enjoining Actions

On June 10, 2019, the Debtors initiated an adversary proceeding, Adv. Proc. 19‑50261 (KG), seeking to enjoin certain state and local governments from pursuing lawsuits potentially not automatically stayed by section 362 of the Bankruptcy Code, and filed the related Debtors’ Motion for a Preliminary Injunction Pursuant to U.S.C. § 105(a) [Adv. Pro. 19-50261 D.I. 2] (the “PI Motion”).  Such lawsuits are all by government plaintiffs or claimants seeking to hold the Debtors liable in connection with claims and/or causes of action arising out of, or related to, Subsys.

Following discussions and negotiations with litigating parties, certain litigants agreed by stipulation to halt litigation against the Debtors.  Further, as a result of negotiations between the Debtors, the Creditors’ Committee, and certain State Attorneys General, on July 2, 2019, the Bankruptcy Court entered the Agreed Order Regarding Estimation Motion, PI Motion, and Approving Case Procedures [Adv. Pro. D.I. 45] (the “Agreed Order”), pursuant to which the Bankruptcy Court entered a stay of all pending government actions that were the subject of the PI Motion and not otherwise the subject of a stipulation with the Debtors (the “Enjoined Actions”), abated the Debtors’ PI Motion, and approved the Case Protocol (as further described therein and as later defined herein).

(d)The Case Protocol and Estimation of Claims

As noted above, on the Petition Date, the Debtors filed the Motion of Debtors for (I) Entry of Orders Pursuant to 11 U.S.C. §§ 105(a) and 502(c) (A) Establishing Procedures and Schedule for Estimation Proceedings and (B) Estimating Debtors’ Aggregate Liability for Certain Categories of Claims, (II) Entry of Protective Order, and (III) Subordination of Certain Penalty Claims [D.I. 29] (the “Estimation Motion”), seeking to approve procedures for estimating aggregate totals for certain categories of claims to form the basis of a chapter 11 plan.  In reaction to the Debtors’ proposed estimation procedures, the Creditors’ Committee and certain state attorney generals (the “State AGs”) approached the Debtors to negotiate and implement an alternative to the relief proposed in the Estimation Motion. The Debtors worked with these parties on a resolution of the issues surrounding the Estimation Motion and the PI Motion, with the Debtors and State AGs recognizing that the Creditors’ Committee, as a neutral party and fiduciary to all unsecured creditors, could serve an important role in working with the Debtors and negotiating with other creditors to determine the amount of claims in certain relevant categories. Through this lens, the Debtors, the Creditors’ Committee, and State AGs began developing a multi-pronged comprehensive case protocol (the “Case Protocol”) that documented a schedule and a potential path forward to resolve issues regarding claim estimation, plan classification, allocations, and related issues.20

The Agreed Order is the product of the Debtors’ aforementioned time spent in negotiations, analysis of claims, and collaboration with interested parties.  The Agreed Order included, as part of the overall Case Protocol, a timeline for the Debtors to work with various groups to develop, file and solicit a proposed plan of liquidation.  Along with the aspects of the Case Protocol previously discussed, the Case Protocol provided for mediation and a deadline by which the Debtors would file a plan.  The Case Protocol provides that should the Debtors file a non-consensual plan, any party that objected to the PI Motion on or before June 28, 2019, and that did not resolve such objection through a stipulation or other voluntary agreement to stay, may file with the Court a Notice of Scheduling Conference on or after September 2, 2019 to set a hearing date on the PI Motion solely with respect to such noticing party. See Agreed Order, Exh. A (Case Protocol) at 3.  Concurrent with the Court’s approval of the Case Protocol, the Debtors withdrew the Estimation Motion and held the PI Motion in abeyance and the Enjoined Actions were stayed.

5.7	Creditor Discussions, Mediation and Plan Settlement

(a)Creditor Discussions

Following the entry of the Agreed Order and the Case Protocol, the Debtors and the Creditors’ Committee started on the path toward reaching a consensual plan by meeting with various groups of creditors.  In a short span of time, representatives of the Debtors and the Creditors’ Committee met one or more times (and/or had telephonic conversations) with representatives of (1) certain States’ Attorneys General, (2) the Plaintiffs’ Executive Committee

[20]

Prior to the Petition Date, the Debtors engaged Nathan to, among other things, estimate the amount of certain Claims.  Nathan relied on data provided by the Debtors and their advisors as well as third-parties in conducting their analysis.  Post-petition, Nathan, together with the Debtors’ other advisors, consulted with the advisors to the Creditors’ Committee in preparing its analysis (the “Nathan Analysis”).

appointed in the MDL, (3) certain Municipalities not part of the MDL, (4) the TPPs, (5) the Insurance Ratepayers, (6) Hospitals, (7) NAS Children, (8) Native American Tribes, and (9) certain Personal Injury Claimants.  As part of those discussions, the creditors presented the factual and legal bases for their claims and the alleged value of those claims against the Debtors.

Immediately following this initial round of creditor meetings, the Debtors and Creditors’ Committee met to discuss their initial estimates of the aggregate claims against the Debtors’ Estates held by the various categories of creditors.  In some cases, the Debtors and Creditors’ Committee agreed on those estimates and, in some cases, they did not.  Both had prepared their own analysis and conclusions based on, among other things: information presented by creditors (both during meetings and thereafter); claims asserted in prepetition litigation; discovery conducted in connection therewith; prepetition litigation settlements; publicly available market data sources and statistical analysis; government agency, academic and other research studies regarding the impacts and costs of the opioid crisis; Subsys’s small percentage (less than two tenths of one percent) of the overall opioid market between 2012 and 2016, and the fact that Insys was not in existence prior thereto (unlike many other opioid companies); and legal research regarding litigation risks associated with prosecution and defense of the asserted claims.

Based on the various discussions among the Debtors, the Creditors’ Committee, and the creditor group representatives referenced above, and consistent with the Agreed Order and the Case Protocol, in early August the Debtors and the Creditors’ Committee reached agreement on what they collectively felt was a fair allocation of estate value, and made a joint settlement proposal regarding claim classifications and allocation of estate value to each creditor group. The Debtors and the Creditors’ Committee were best situated to formulate a settlement proposal because of their unique positions of having fiduciary duties and no pecuniary interest of their own in the outcome of such allocation.

(b)Plan Mediation

In connection with that initial joint proposal and acknowledging the recommendation of many creditor representatives that a third party mediator would be more effective than the more informal negotiation process outlined in the Case Protocol, the Debtors and the Creditors’ Committee requested that Judge Kevin Carey of the Bankruptcy Court mediate, among other things, issues related to allocation of estate value, plan classification, and implementation among the Debtors’ various creditors.  On August 5, 2019, the Bankruptcy Court entered an order appointing Judge Carey to mediate the foregoing issues among the Debtors, the Creditors’ Committee, the various creditor group representatives discussed above, and any other creditor wishing to participate in the mediation.  See Order Appointing Mediator [D.I. 398].  The mediation was conducted between August 6, 2019 and August 31, 2019, and included numerous in-person meetings in Delaware among the mediation parties and telephonic conferences with the mediator. Negotiations with creditor groups continued after the conclusion of mediation, and shortly thereafter the Debtors were able to reach consensus and settlement with the Creditors’ Committee and certain Personal Injury Claimants, Hospitals, NAS Children, Insurance Ratepayers, certain non-MDL Municipalities, and the TPPs, but not with the SMT Group.  The resolution was incorporated into the original versions of the Plan and Disclosure Statement that were filed with the Bankruptcy Court on September 17, 2019.

Following the conclusion of the August mediation, the Debtors, the Creditors’ Committee and the SMT Group continued discussions regarding open areas of disagreement, including, in particular, the terms of the Claims Analysis Protocol and the VRT Claims Administrator under Section 5.8 of the Plan.  Following several weeks of intermittent negotiations, the Debtors, the Creditors’ Committee and the SMT Group agreed that appointing a mediator would be the most efficient and effective mechanism to facilitate resolution of their disputes regarding the Claims Analysis Protocol.  Accordingly, the parties requested, and the Court approved, the appointment of Eric D. Green as mediator to conduct a one-day mediation of these limited issues.  See Order Appointing Mediator [D.I. 803].  On October 23, 2019, representatives of the Creditors’ Committee, the SMT Group and several Personal Injury Plaintiffs participated in an intensive, full-day mediation session.  While the parties were not able to fully resolve their disputes, they were able were able to narrow the gap considerably on significant issues.  Negotiations continued over the ensuing weeks, and on November 8, 2019, the parties finally reached agreement on the terms of the Claims Analysis Protocol.  The resolution among the Creditors’ Committee, the Personal Injury Claimants and the SMT Group is reflected in the Plan Settlement, described in further detail below.

(c)Plan Settlement

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, the Plan incorporates a compromise and settlement of certain Claims and controversies between the Debtors, the Creditors’ Committee, and the Settling Creditors, in the form of a settlement (the “Plan Settlement”).  The Plan Settlement is the cornerstone of the Plan and is necessary to achieve a beneficial and efficient resolution of the Chapter 11 Cases for all parties in interest.  The Plan will be deemed to constitute a motion seeking approval of the Plan Settlement pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of such motion and each of the compromises or settlements comprising the Plan Settlement.  Furthermore, the Bankruptcy Court’s findings will constitute its determination that such compromises and settlements are: within the range of reasonableness; in the best interests of the Debtors, their Estates, their creditors, and other parties-in-interest; and fair and equitable.

As described earlier herein, the Plan amends a prior version of the Plan, which initial settlement structure has since been modified to a near Pro Rata distribution scheme in order to address the objections to the initial Plan by the SMT Group and to account for the lack of settlement reached between the Debtors and the SMT Group.

The Plan Settlement comprises, among other things, agreements with respect to plan classification, procedures for determining Allowed Claims in certain Classes, and allocations of plan value by Class.  Each component of the Plan Settlement acknowledges and addresses the unique characteristics of these Chapter 11 Cases and the parties-in-interest therein.  Further, and as all parties to the mediation agreed and as stated in the Plan, the Plan Settlement is not intended to be a blueprint for other chapter 11 cases, nor is it intended to be used as precedent by any person or party.

i.	Plan Classification and Determination of Allowed Claims
a.	Third Party Payors (TPPs), ERISA Health Plan Claimants, and Insurance Ratepayers (Class 5)

Third Party Payors and Insurance Ratepayers, collectively, have asserted claims against Insys for, among other things, fraud leading to the improper reimbursement and payment of prescription costs for Subsys, and Insurance Ratepayers have asserted claims against Insys stemming from the alleged increase in the cost of insurance premiums as a result of Insys’s conduct. The Insurance Ratepayers further allege that 100% of the increased costs suffered by the Third Party Payors and ERISA Health Plan Claimants as a result of the Debtors’ conduct were passed along to the Insurance Ratepayers who ultimately pay insurance premiums, and have asserted claims against Insys for the resulting increase of insurance premium rates. The Third Party Payors and ERISA Health Plan Claimants dispute such assertions, among other things.  With the benefits of allowing the Debtors to proceed to Plan confirmation and of saving the Debtors’ Estates the time and resources required to object to these claims, the Third Party Payors, the ERISA Health Plan Claimants, and the Insurance Ratepayers have agreed to (i) have their claims classified together, (ii) receive distributions based on estimated Allowed Claims of $[•] million, and (iii) arbitrate the dispute regarding the proper allocation of Class 5 recoveries as between these three creditor groups before a Claims Arbiter for a period of two months.  From that point, and using such allocation, the Third Party Payors including the ERISA Health Plan Claimants, and the Insurance Ratepayers will determine each of the Allowed Claims in this Class in accordance with the Plan, the applicable Class Claims Procedures and Class Allocation Plan (each as further described in Section 5.7(c)(ii) herein), and with the assistance, if required, of the Bankruptcy Court. The Insurance Ratepayers Class Claim and the Third Party Payor Class Claim will be administered pursuant to such terms and procedures as are set forth in the Plan and the Plan Supplement.

b.	Hospital Claims and NAS Monitoring (Class 6)

Hospitals and the representatives of the putative class representing the need to monitor NAS Children affected by opioid addicted mothers have, in many respects, similar or overlapping claims with regard to the damage caused by Insys’s conduct and the need to abate the opioid crisis at the private level, along with the public level.  Supporting the same overall goals of a swift plan confirmation and efficient use of Estate resources, the Hospitals and NAS Children agreed to: (i) have their claims classified together, (ii) receive distributions based on estimated Allowed Claims of $[•] million in Class 6, and (iii) arbitrate the dispute regarding the proper allocation of Class 6 recoveries as between these two creditor groups before a Claims Arbiter for a period of two months.

From that point, and using such allocation, the Hospital Class Claimant and NAS Monitoring Fund Class Claimant will settle or otherwise determine each of the Allowed Claims in this Class in accordance with the Plan, the applicable Class Claims Procedures, and Class Allocation Plan, and with the assistance, if required, of the Bankruptcy Court. The Hospital Class Claim and the NAS Monitoring Class Claim will be determined and administered pursuant to such terms and procedures as will be set forth in the Plan Supplement.

c.	States, Municipalities and Native American Tribes (Class 8)

The wide ranging litigation against opioid manufacturers (including Insys), distributors, and other defendants has, to some extent, been recently overshadowed by the public dispute among certain States and Municipality plaintiffs in the MDL as to which public entities are the right parties to bring and collect on such claims as a matter of state and federal constitutional law.  Rather than expend Estate resources in resolving this dispute within the context of the Debtors’ Chapter 11 Cases, which would likely dissipate the assets available to pay creditors, the Debtors and the Creditors’ Committee agreed as part of the overall Plan Settlement to combine these parties into a single Class 8 and allow the parties, as well as (1) the Native American Tribes, which are also part of the MDL, and (2) the municipalities, most of which are also part of the MDL, in this class to determine amongst themselves the appropriate allocation of creditor recoveries among the various claimants in Class 8.  Allowed Claims in Class 8 will receive Distributions based on an estimate of Allowed Claims in Class 8 of $[•] million.  The Liquidating Trustee will be charged with retaining any Distributions on account of Class 8 until satisfactory instructions are received from Class 8 regarding the payment of such Distributions.  If no direction is received within six months of the Effective Date, the Liquidating Trustee will, at the expense of Class 8, settle, dispute, or otherwise liquidate the Claims in Class 8.

ii.	Class Claim Procedures and Class Allocation Plans

As described in Section 6.3 herein, representatives of the Third Party Payors, the ERISA Health Plan Claimants, the Insurance Ratepayers, the Hospitals, and the NAS Children each filed motions seeking authorization to file a class proof of claim on behalf of the represented class of Claims.  In part to resolve such Motions for Class Proofs of Claim, the Debtors, and Creditors’ Committee, and each respective Class Claim representative have agreed to allow a class proof of claim to be filed on account of the Third Party Payor Class Claim (which includes the ERISA Health Plan Claim), the Insurance Ratepayer Class Claim, the Hospital Class Claim, and the NAS Monitoring Class Claim (collectively, the “Class Proofs of Claim”).  The Debtors and the Creditors’ Committee have also agreed with representatives of each Class Claim to administer the each Class Proofs of Claim pursuant to procedures, to be filed with the Court on or before December [•], 2019, the deadline to file the Plan Supplement (collectively, the “Class Claim Procedures”).

Pursuant to the Class Claim Procedures, representatives of holders of each of the Class Claims will seek Bankruptcy Court approval of a plan for allocation (the “Class Allocation Plans”) of the value attributable to each Class Claim overall under the Plan to individual holders of Claims covered by such Class Claim.  The representatives are required to propose their Class Allocation Plans within a fixed time following the Effective Date of the Plan.  Until the Class Allocation Plans are approved, no Distributions will be made to holders of Claims covered by the Class Claims.  Upon Bankruptcy Court approval of the Class Allocation Plans, generally, Distributions will be made by the Liquidating Trustee on account of the Class Claims to the class representatives, or a claims administrator, who, after engaging in evaluation and reconciliation processes with respect to individual Claims, will allocate the overall Distributions to the applicable class among individuals claimants represented by the class.  The costs and expenses incurred by members of each class and each class representative in administering individual Claims represented by the applicable Class Claim will be deducted from the overall recovery of the applicable Class Claim.

The Debtors believe that administering the Class Claims by agreeing to the filing of Class Proofs of Claim, implementing agreed Class Claim Procedures, and allocating Distributions to individual holders of Claims through the Class Allocation Plans will promote efficiency and result in cost savings by obviating the need for the Liquidating Trustee to review and evaluate each individual Claim comprising a Class Claim, which may have significant overlap (leading to duplicative reconciliation efforts) and likely raise similar allegations and intra-class issues that are most effectively addressed by class members and the class representative in a collective process.  The Debtors also believe the proposed Class Claim Procedures and Class Allocation Plans will inure to the benefit of holders of Claims represented by a Class Claim, as such holders are permitted to pursue their Claims in accordance with the Class Claim Procedures and the Class Allocation Plan without being required to have filed an individual proof of Claim in the Bankruptcy Court.  The class representatives are well-positioned to evaluate Claims within the Class Claims, and the Class Claim Procedures and the Class Allocation Plans will facilitate the consensual allocation of value among individual holders represented by a Class Claim.

iii.	Estimation of Classes of Claims and Allocation of Plan Value
a.	Estimation of Classes of Claims

For the sole purpose of guiding the allocation of Distributions under the Plan Settlement, the Debtors, the Creditors’ Committee and the Settling Creditors agreed, for a number of reasons, that the following Class claim estimates are fair and equitable and within the range of reasonableness:

	Class	Claim Estimate
Class 5	Insurance Related Claims	$[•] million
Class 6	Hospital / NAS Monitoring Claims	$[•] million
Class 8	SMT Group Claims	$[•] million

The chart above: (1) does not include an estimate of the Personal Injury Claims, which are separately addressed below; (2) is based on the work performed by the Debtors and the Creditors’ Committee; and (3) takes into consideration all of the types of factors and information noted above, including types of Claims, creditor meetings, information provided by creditors, independent analysis, and Insys’s miniscule share of the overall opioid market from 2012–2016 (and its non-existence prior thereto).  The Claim estimates were negotiated by all parties, and agreed to by the Settling Parties, and represent the “settlement” values for these claims—i.e., if the Plan and Plan Settlement are not approved in the form and manner set forth herein, all parties retain the right to argue, without prejudice, that these amounts should be adjusted, up or down, and perhaps materially.  The SMT Group and the DOJ are not Settling Creditors and have not agreed to the claim estimates or the Plan.

b.	Treatment of Allowed Claims (other than Allowed Personal Injury Claims)

Allowed Claims will be treated Pro Rata under the Plan with Allowed Claims in certain Classes receiving distributions based on the estimated claims within those Classes and based on the Class Claim Procedures and the Class Allocation Plans designed for each of Classes 5 and 6 to effectively and efficiently determine holders of Claims and allocate proceeds thereto.

The Plan allows for creditors in Class 8 to determine allocations among Allowed Claims in Class 8 by agreement instead of through litigation in Bankruptcy Court.  To the extent agreement is not reached within 6 months of the Effective Date, the Liquidating Trustee will, at the expense of Class 8, liquidate the Claims in Class 8 with the assistance, as required, of the Bankruptcy Court.

c.	Treatment of Personal Injury Claimants (Class 9)

Personal Injury Claimants in Class 9 will not receive Distributions in the same manner or from the same sources as Class 5, Class 6, or Class 8.  Instead, pursuant to the Plan Settlement, the Personal Injury Claimants in Class 9 will receive their Pro Rata share of 90% of the proceeds (if any) of the Debtors’ products liability insurance, to the extent recovered, subject to the terms of the Claims Analysis Protocol.

Pursuant to the Plan and the Claims Analysis Protocol, the VRT Claims Administrator (who will be selected by mutual agreement between the Creditors’ Committee and the SMT Group Representatives or by the Liquidating Trustee from a list of potential candidates to be provided by the Creditors’ Committee and identified in the Plan Supplement) will determine the eligibility, amount and allowance of each Personal Injury Claim.  The Claims Analysis Protocol sets forth the criteria that the VRT Claims Administrator will consider in determining the eligibility, amount and allowance of Personal Injury Claims, as well as the evidence that the VRT Claims Administrator may consider in making such determinations.  In addition, the Allowed amount of each Personal Injury Claim is subject to certain damages caps set forth in the Claims Analysis Protocol.  Specifically, the Claims Analysis Protocol provides that (a) non-economic damages for Personal Injury Claims involving claims for wrongful death are subject to a cap of $575,000 per claim (economic damages for such claims are uncapped) and (b) the average non-economic damages for all non-wrongful death Personal Injury Claims will not exceed $195,000 per claim (economic damages for such claims are uncapped).  The VRT Claims Administrator’s determination of the eligibility, amount, and allowance of each Personal Injury Claim will be final and binding, and will not be subject to challenge or review except as set forth in the Claims Analysis Protocol.

As discussed above, the Claims Analysis Protocol was negotiated and agreed to by representatives of the Creditors’ Committee, the SMT Group, and certain personal Injury Claimants. The Debtors, the Creditors’ Committee and the Settling Creditors believe that treating the Personal Injury Claimants in this manner is fair and equitable due to: (i) the Personal Injury Claimants’ unique rights against the Debtors’ products liability insurance policies; (ii) the products liability insurance’s unique position in these cases; (iii) the fact that the Personal Injury Claimants have agreed to forego any other type of Distribution in these cases, thereby taking the full risk of litigation with the products liability insurance carriers; and (iv) the unique position of Personal Injury Claimants in the opioid space.

The Debtors, the Creditors’ Committee, and the Settling Creditors believe that the Plan Settlement is fair and equitable and is in the best interest of all creditors because it avoids costly and time consuming litigation, and allows the Debtors to emerge quickly from the Chapter 11 Cases.  Moreover, the Class claim estimates that are the basis of the plan allocations are well within the range of reasonableness for each Class, and the Debtors and the Creditors’ Committee will be prepared to provide evidence to this effect at the Confirmation Hearing.  Moreover, given the fact that the Debtors and the Creditors’ Committee do not have any stake in any intercreditor disputes and have no pecuniary interest in the outcome, that fact that two Estate fiduciaries have agreed on the Plan Settlement is a powerful statement as to its fundamental fairness.

Finally, as part of the overall settlement, the Debtors, the Creditors’ Committee, and the Settling Parties have agreed (solely among themselves) that (i) the Plan, the Plan Settlement, the Plan Documents and the Confirmation Order constitute a good faith compromise and settlement of Claims and controversies based upon the unique circumstances of these Chapter 11 Cases, (ii) none of the foregoing documents, nor any materials used in furtherance of Plan confirmation (including, but not limited to, the Disclosure Statement, notes and drafts), may be offered into evidence, deemed an admission, used as precedent, or used in any context whatsoever beyond the purposes of the Plan, in any other litigation or proceeding except as necessary and as admissible in such context, to enforce their terms before the Bankruptcy Court or any other court of competent jurisdiction, and (iii) such documents will be binding as to the matters and issues described therein, but will not be binding with respect to similar matters or issues that might arise in any other litigation or proceeding in which the Debtors are not a party.  Any Person’s support of, or position or action taken in connection with, the Plan, the Plan Settlement, the Plan Documents and the Confirmation Order may differ from its position or testimony in any other litigation or proceeding in which the Debtors are not a party.

VI.	Summary of the Plan
6.1	Substantive Consolidation

(a)Consolidation of the Debtors

Substantive consolidation is a judicially created equitable doctrine that treats separate legal entities as if they were merged into a single consolidated surviving entity, with all the assets and liabilities (other than inter-entity liabilities, including the Intercompany Claims, and guarantees, which are extinguished) permanently becoming assets and liabilities of the consolidated survivor.  The effect of consolidation is the pooling of the Debtors’ assets, and the claims against the Debtors, and in turn, satisfying liabilities from a common fund and combining the creditors of the Debtors for the purposes of voting on the Plan.  In the absence of consolidation, the creditors of an individual debtor could only look to the assets of that particular individual debtor to satisfy such creditor’s claim.  As a result of the consolidation, a creditor of one individual debtor is treated as a creditor of the Debtors, and issues of individual corporate ownership of assets and individual corporate liability on obligations are no longer pertinent.

The Plan will consolidate all of the Debtors, including for the purpose of implementing the Plan, for voting, for assessing whether Confirmation standards have been met, for calculating and making distributions under the Plan, and for filing post-Confirmation reports and paying quarterly fees to the U.S. Trustee.  Pursuant to the Confirmation Order, as of the Effective Date:  (a) all assets and liabilities of the Debtors will be deemed merged; (b) all guarantees by one Debtor of the obligations of any other Debtor will be deemed eliminated so that any Claim against any Debtor and any guarantee thereof executed by any other Debtor and any joint or several liability of any of the Debtors shall be deemed to be a single obligation of the Debtors; (c)  each and every Claim filed or to be filed in the Chapter 11 Case of any Debtor will be deemed filed against the Debtors and will be deemed one Claim against and a single obligation of the Debtors, and the Debtors may file and the Bankruptcy Court will sustain objections to Claims for the same liability that are filed against multiple Debtors; and (d) Intercompany Claims between any Debtors will be eliminated and extinguished in accordance with Section 4.12 of the Plan and no Distributions shall be made under the Plan on account of any Intercompany Claim. This consolidation will not:  (i) affect the legal and corporate organizational structures of the Debtors; (ii) affect the vesting of assets in the Debtors, the Insys Liquidation Trust or Victims Restitution Trust; (iii) affect the rights of any Claimant with respect to the collateral securing such Claim, if any; (iv) constitute a change of control of any Debtor for any purpose, (v) cause a merger or consolidation of any legal entity, (vi) affect executory contracts that were entered into during the Chapter 11 Cases or that have been or will be assumed, assumed and assigned, or rejected; (vii) affect the Debtors’ or the Insys Liquidation Trust’s or the Victims Restitution Trust’s ability to subordinate or challenge Claims on an entity by entity basis; or (viii) prejudice the rights of any Debtor with respect to the prosecution or defense of any Cause of Action including, but not limited to, preferential transfers and fraudulent conveyances, against any person or entity as if there was no substantive consolidation, including payments or transfers by and among the Debtors and any related or affiliated entity prior to the Petition Date.

(b)The Basis for Consolidation

Substantive consolidation of the Debtors is an important element of the successful implementation of the Plan.  It is well established that section 105(a) of the Bankruptcy Code empowers the Bankruptcy Court to substantively consolidate multiple debtors.  The Debtors believe that the Plan’s proposed consolidation structure is supported by the applicable legal standards, practical considerations, and the Debtors’ prepetition and postpetition operations and financial affairs.  Further, based on the facts of this case, the Creditors’ Committee supports substantive consolidation of the Debtors and believes it is in the best interest of all parties.

Each of the Debtors has historically engaged in a distinct aspect of the overall business such that they depended upon each of the other Debtors and were not intended to—and did not—function as stand-alone businesses.  Prior to the end of 2015, Insys Therapeutics, Inc. was the parent company with publicly traded stock, and was the primary holder of cash for financial investments, as well as the Debtors’ leases.  Insys Pharma, Inc. held all operational assets and activities, including employee affairs, distribution, marketing, operating cash, inventory, accounts receivable and payable, and fixed assets.  Beginning at the end of 2015 and throughout 2016, the Debtors formed additional subsidiaries of Insys Pharma, Inc. to serve particular roles formerly served by Insys Pharma, Inc.  Beginning at the start of 2016, Insys Manufacturing, LLC conducted manufacturing, contract manufacturing, and payroll for non-sales employees, and held fixed manufacturing assets, inventory, and more; Insys Development Company, Inc. conducted research and development, clinical trials, and regulatory activity, and held the majority of the Debtors’ intellectual property and some trade accounts receivable and payable; and IPSC, LLC employed the Debtors’ patient service employees, and conducted the Debtors’ patient services.  IC Operations, LLC, formed in early 2019, assumed some or all of the sales force, marketing, distribution, employment activities, and other commercial activities of the Debtors previously performed by Insys Pharma, Inc., which gradually wound down its operations.  Each Debtor engaged in certain intercompany transactions relating to the use of cash or the provision of intercompany goods and services because such cash, goods, and services of other Debtors were required for each of the Debtors to perform their respective functions within the business.  For example, for IC Operations, LLC to sell product (and thus bring in revenue for the Debtors), it needed to purchase completed inventory from Insys Manufacturing, LLC, which in turn needed to rely on the intellectual property held and research and development conducted by Insys Development Company, Inc. to develop and support the appropriate products.

The Debtors directed substantially all of their operations from one corporate headquarters under the same management team.  The Debtors prepared and reported their financial statements and filed their Federal tax returns on a consolidated basis.  The majority of key vendor relationships are with Insys Therapeutics, Inc., the parent entity, which is also the Debtor party to most of the Debtors’ key contracts.  Upon receipt, cash was distributed on an as-needed basis to other Debtor entities.  Any additional funding needs of the Debtor entities were funded from cash or investments held by Insys (the parent company).  The Debtors did log each prepetition intercompany transfer of cash and goods, but such intercompany activity was so regular and in the Debtors’ ordinary course that the prepetition Debtors effectively functioned as one unit, with cash, assets, and liabilities flowing to the entity in which such cash or assets could be most effectively utilized, or such liabilities most effectively assessed, at any given time.  As a result, the Debtors’ balance sheets reflect large intercompany balances made up of multiple components, and tracking each balance’s origination would likely be an onerous and costly endeavor. Due in large part to the foregoing, prepetition, the Debtors’ operational and financial affairs were inextricably intertwined and any disentanglement efforts are likely to be time-consuming and expensive, and ultimately are unlikely to produce a clear benefit to the Debtors’ Chapter 11 Cases.

Perhaps even more importantly, the prepetition and postpetition litigation against the Debtors related to Subsys would be very difficult, and time consuming, to apportion to any one particular Debtor or Debtors.  The recoveries for unsecured creditors in the Chapter 11 Cases will predominantly derive from the Debtors’ cash on hand, asset sale proceeds, and, potentially, the Debtors’ Affirmative Claims (which may be paid from proceeds of insurance or from the defendants themselves).  The Debtors submit that it will be nearly impossible to allocate such sales proceeds or recoveries among each Debtor’s individual Estate given the interconnectedness of the Debtors’ operations and assets subject to the asset sales.  The asset sales themselves did not allocate proceeds among legal entities.  In the event that a particular creditor may receive a better recovery in the absence of substantive consolidation, that recovery is likely to be consumed by the costs associated with investigating and litigating any: (i) inter-creditor claims, and (ii) inter-creditor allocation disputes regarding those recoveries.  Furthermore, the consolidation of the Debtors will expedite the conclusion of the Chapter 11 Cases.  Accordingly, the Debtors believe that attempting to disentangle their Estates would result in significant difficulties and enormous costs that would be borne by their Estates, which would deplete the recoveries for all creditors and cause unnecessary and costly delays in the confirmation of the Plan and Distributions to creditors.  The Debtors believe that the result would likely be worse recoveries for all creditors.  The particular facts and circumstances of these Chapter 11 Cases present unique arguments warranting substantive consolidation.

(c)Consolidation Order

The Plan will serve as a motion seeking entry of an order consolidating the Debtors, as described and to the extent set forth in Section 5.2 of the Plan. Unless an objection to such consolidation is made in writing by any creditor or Claimant affected by the Plan and timely filed and served on or before the Plan Objection Deadline, or such other date as may be fixed by the Bankruptcy Court, the order approving consolidation (which may be the Confirmation Order) may be entered by the Bankruptcy Court. In the event any such objections are timely filed, a hearing with respect thereto will occur at the Confirmation Hearing. This, however, will not affect the obligation of the consolidated Debtors to (a) pay a single quarterly fee to the U.S. Trustee in accordance with 28 U.S.C. § 1930 based upon the consolidated disbursements made by the substantively consolidated Debtors or (b) seek the closing of their substantively consolidated Chapter 11 Cases.

6.2	Equitable Subordination under Bankruptcy Code 510(c)

The Plan will be deemed to constitute a motion to equitably subordinate, under Section 510(c) of the Bankruptcy Code, to the extent such Claims are not Disallowed, the 510(c) Subordinated Claims, being those of those Persons who engaged in, or aided and abetted, or whose claim arises from (including Claims arising from representing any individual who engaged in), any act or omission that constitutes criminal conduct, fraud, willful misconduct, or other wrongful or inequitable conduct in connection with the sale, distribution, and marketing of SUBSYS® (or on behalf of such persons, including Claims for indemnification, repayment or advancement of fees and expenses, including legal defense fees and expenses), and the entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of such motion.  Under the doctrine of equitable subordination articulated in section 510(c)(1) of the Bankruptcy Code, a creditor’s claims may be subordinated to the claims of other creditors for distribution purposes.  Courts in the Third Circuit generally apply a three-pronged test to determine whether a claim may be equitably subordinated: (1) the claimant must have engaged in some type of inequitable conduct; (2) the claimant's misconduct must have resulted in injury to other creditors or conferred an unfair advantage on the claimant; and (3) equitable subordination of the claim must not be inconsistent with the Bankruptcy Code.  Shubert v. Lucent Techs. Inc (In re Winstar Communs., Inc.), 554 F.3d 382, 411 (3d Cir. 2009) (providing that “three conditions must be satisfied before exercise of the power of equitable subordination is appropriate: (1) [t]he claimant must have engaged in some type of inequitable conduct; (2) [t]he misconduct must have resulted in injury to the creditors of the bankrupt or conferred an unfair advantage on the claimant; and (3) [e]quitable subordination of the claim must not be inconsistent with the provisions of the Bankruptcy [Code].”); see also Citicorp Venture Capital, Ltd. v. Comm. of Creditors Holding Unsecured Claims, 160 F.3d 982, 986–87 (3d Cir. 1998) (same).

The Debtors and the Creditors’ Committee are working together to identify Claimants who meet the above-described criteria.  Each of those Claimants will be provided notice informing them of the Debtors’ proposed classification of their Claims in Class 10 and treatment under the Plan, and affording those Claimants the opportunity to object to such classification and treatment.  Unless an objection to such subordination is made in writing by any creditor or Claimant affected by the Plan and timely filed and served on or before the Plan Objection Deadline, or such other date as may be fixed by the Bankruptcy Court, the order approving equitable subordination of such Claimant’s Claim (which may be the Confirmation Order) may be entered by the Bankruptcy Court.  Objections, if any, to equitable subordination will be heard at the Confirmation Hearing.

6.3	Class Proofs of Claim

In the course of these Chapter 11 Cases, five different motions seeking, among other things, leave of the Bankruptcy Court to permit the submission of a class Proof of Claim on behalf of an uncertified proposed class of claimants have been filed (the “Motions for Class Proofs of Claim”). All of the Motions for Class Proofs of Claim concern similar and/or identical allegations against the Debtors.

As part of the Plan Settlement, the Debtors and Creditors’ Committee agreed with each proposed class claimant to resolve the Motions for Class Proofs of Claim.  To ensure that the creditors in those classes will receive the recoveries to which they are entitled from the claim representatives, the Class Claims will be administered pursuant to the class claim procedures as set forth in the Plan Supplement.

The Motions for Class Proofs of Claim are described further, as follows:

(a)On June 16, 2019, twenty-five individually named parties filed the Motion of the Class Claimants for Leave to File Class Proof of Claim [D.I. 76], seeking class action status on behalf of certain plaintiffs in the MDL who are claiming that, as a result of the actions of Insys and others, all citizens of their states are paying higher insurance premiums.   The proponents seek to certify a class consisting of all persons (including natural persons and entities) who purchased private health insurance policies in the States from 1996 through the present, and all persons who paid for any portion of employer provided health insurance from 1996 through the present. The plaintiffs acting as putative class representatives purchased health insurance during the applicable time period (the “Insurance Ratepayers”).  The Insurance Ratepayers allege, among other things, that Insys and others (1) engaged in a deceptive marketing scheme to encourage doctors and patients to use opioids to treat chronic pain, (2) falsely minimized the risks of opioids and overstated their benefits, and (3) generated more opioid prescriptions than should have been issued.  The Insurance Ratepayers further allege that the direct and proximate consequence of the Debtors’ misconduct is that every purchaser in the States of private health insurance paid higher premiums, co-payments, and deductibles, as insurance companies passed on to their insureds the expected costs of future care regarding opioid-related coverage. The Insurance Ratepayers seek to bring claims for all monetary components of the relief sought in their MDL class action complaints, including for money damages, restitution, statutory and civil penalties, and any claims for counsel fees and expenses.

(b)On August 7, 2019, four individually named parties filed the Motion by Hospital Class Action Claimants Pursuant to Bankr. P. 9014 and 7023 to Make Federal Rule of

Civil Procedure 23 Applicable to These Proceedings and to Permit the Filing of a Class Proof of Claim [D.I. 404], seeking class action status on behalf of certain plaintiffs in the MDL who are claiming that they incurred losses as a result of the allegedly deceptive, false, and unfair marketing of prescription opioids by Insys and others. The proponents seek to certify a class consisting of all hospitals in the United States which treated patients with opioid conditions, including patients with opioid overdose; opioid addiction; babies born opioid addicted; opioid users committed to mental health treatment programs; and users with pretextual excuses for obtaining opioids. Excluded from this class would be any hospitals directly or indirectly owned or operated by the Debtors or the Debtors’ affiliated entities.  The hospitals acting as putative class representatives are all hospitals who have treated patients for conditions related to the use of prescription opiates manufactured by the Debtors and other manufacturers (the “Hospitals”).  The Hospitals allege, among other things, that Insys and others (1) disseminated false information about their products to create false narrative about the safety and utility of prescription opioids, downplaying their addictive nature and other dangers associated with their use, and (2) underreported or failed to report suspicious orders, excessive order flow through various distribution and retail channels, and other information that would have jeopardized the success of the false narrative and threatened their lucrative business. The Hospitals have brought claims alleging (1) violations of RICO and state law equivalents, (2) nuisance, (3) negligence, (4), common law fraud, (5) violations of state consumer protection statutes; and (6) unjust enrichment.

(c)On August 19, 2019, three individually named parties filed the Motion by NAS Baby Class Action Claimants Pursuant to Fed. Bankr. P. 9014 and 7023 to Make Federal Rule of Civil Procedure 23 Applicable to These Proceedings and to Permit the Filing of a Class Proof of Claim [D.I. 476], seeking class action status on behalf of certain plaintiffs in the MDL who are claiming that they incurred losses as a result of the allegedly deceptive, false, and unfair marketing of prescription opioids by Insys and others.  The proponents seek to certify a medical surveillance/medical monitoring class consisting of all persons in the U.S. under the age of 18 who were diagnosed with neonatal abstinence syndrome (NAS) and whose birth mother ingested opioids during gestation. The babies acting as putative class representatives are all babies who were born addicted to opioids taken by their mothers, allegedly manufactured by the Debtors and other manufacturers and supplied by multiple distributors (the “NAS Babies” or “NAS Children”). The NAS Babies allege that Insys and others, among other things, (1) disseminated false information about their products to create false narrative about the safety and utility of prescription opioids, downplaying their addictive nature and other dangers associated with their use, and (2) underreported or failed to report suspicious orders, excessive order flow through various distribution and retail channels, and other information that would have jeopardized the success of the false narrative and threatened their lucrative business. The NAS Babies have brought claims under (1) nuisance, (2) negligence, (3), common law fraud, (4) products liability, and (5) unjust enrichment.

(d)On August 20, 2019, two individually named parties filed the Third-Party Payor Class Action Claimants’ Motion to Apply Rule 23 of the Federal Rules of Bankruptcy Procedure to these Proceedings and to Permit the Filing of a Class Proof of Claim [D.I. 486], seeking class action status on behalf of certain plaintiffs in the MDL, who are claiming that they incurred losses as a result of Insys’s allegedly deceptive, false, fraudulent, and unfair marketing, distribution, and sales practices regarding Subsys.  The proponents seek to certify a class consisting of all Third Party Payors in the United States and its territories (other than governmental entities and including health insurers, employer-provided health care plans, union health and welfare funds, and other private providers of health care benefits) who indirectly purchased, paid, and/or reimbursed, in whole or in part, for the drug Subsys from January 1, 2013 to the present for purposes other than resale. The Third Party Payors acting as putative class representatives are all Third Party Payors who were alleged victims of the Debtors’ fraudulent scheme to unlawfully and unjustly obtain reimbursements from Third Party Payors for prescriptions of Subsys that were not properly reimbursable. The TPPs allege that Insys and others, among other things, (1) disseminated false information about their products to create false narrative about the safety and utility of prescription opioids, downplaying their addictive nature and other dangers associated with their use, and (2) underreported or failed to report suspicious orders, excessive order flow through various distribution and retail channels, and other information that would have jeopardized the success of the false narrative and threatened their lucrative business. The TPPs have brought claims under (1) RICO and state law equivalents, (2) nuisance, (3) negligence, (4), common law fraud, (5) violations of state consumer protection statutes, and (6) unjust enrichment.

(e)On September 16, 2019, four individually named parties filed the Motion by ERISA Health Plan Class Action Claimants Pursuant to Fed. Bankr. P. 9014 and 7023 to Make Federal Rule of Civil Procedure 23 Applicable to These Proceedings and to Permit the Filing of a Class Proof of Claim (the “ERISA Health Plan Motion”) [D.I. 610], seeking class action status on behalf of certain plaintiffs in the MDL, including all other private employer sponsored self-insured health plans subject to the Employee Retirement Income Security Act of 1974 (“ERISA”), who are claiming that they incurred losses as a result of Insys’s allegedly deceptive, false, fraudulent, and unfair marketing, distribution, and sales practices regarding Subsys.  The proponents seek to certify a class consisting of a Class A, defined as all self-funded “group health plans” (as defined by 29 U.S.C. § 1191b(a)(1)), in the United States of America and its territories, that are established or maintained by a private employer, that were required to file a Form 5500 for the plan year beginning on or after January 1, 2018, and which have paid health and welfare expenses under the plan for any participant or beneficiary in any such plan for any opioid that was manufactured and marketed by the Debtors on and after January 1, 1996, and a Class B, defined as all plan sponsors and plan administrator of all self-funded “group health plans” (as defined by 29 U.S.C. § 1191b(a)(1)), in the United States of America and its territories, that are established or maintained by a private employer, whose group health plan was required to file a Form 5500 for the plan year beginning on or after January 1, 2018, and which have paid health and welfare expenses under the plan for any participant or beneficiary in any such plan for any opioid that was manufactured and marketed by the Defendants on and after January 1, 1996, both of which Class A and Class B exclude certain parties, as further set forth in the ERISA Health Plan Motion.  The ERISA Health Plan Claimants allege that Insys and others, among other things, (1) disseminated false information about their products to create false narrative about the safety and utility of prescription opioids, downplaying their addictive nature and other dangers associated with their use, and (2) underreported or failed to report suspicious orders, excessive order flow through various distribution and retail channels, and other information that would have jeopardized the success of the false narrative and threatened their lucrative business. The ERISA Health Plan Claimants have brought claims under (1) RICO and state law equivalents and (2) ERISA.  Pursuant to the settlement reached between the ERISA Health Plan Claimants, the TPPs, and the Debtors, the ERISA Health Plan Claimants are withdrawing the ERISA Health Plan Motion.

VII.	SUMMARY OF PLAN

This section of the Disclosure Statement summarizes the Plan. This summary is qualified in its entirety by reference to the Plan.

7.1	Administrative Expense and Priority Claims

(a)Administrative Expense Claims Bar Date

Except as provided for herein or in any order of the Bankruptcy Court, and subject to section 503(b)(1)(D) of the Bankruptcy Code, holders of Administrative Expense Claims (other than holders of Administrative Expense Claims arising in the ordinary course of business after the Petition Date) must file and serve on the Debtors requests for the payment of such Administrative Expense Claims not already Allowed by a Final Order in accordance with the procedures specified in the Confirmation Order, on or before the Administrative Expense Claims Bar Date or be forever barred, estopped, and enjoined from asserting such Claims against the Debtors or their assets or properties, and such Claims shall be deemed discharged as of the Effective Date.

.

(b)Allowance of Administrative Expense Claims.

An Administrative Expense Claim, with respect to which a request for payment has been properly and timely filed pursuant to Section 2.1 of the Plan, shall become an Allowed Administrative Expense Claim if no objection to such request is filed by the Liquidating Trustee with the Bankruptcy Court on or before one-hundred and twenty (120) days after the Effective Date, or on such later date as may be fixed by the Bankruptcy Court.  If an objection is timely filed, the Administrative Expense Claim shall become an Allowed Administrative Expense Claim only to the extent allowed by Final Order or such Claim is settled, compromised, or otherwise resolved by the Liquidating Trustee pursuant to Section 7.5 of the Plan.

(c)Payment of Allowed Administrative Expense Claims.

Except to the extent that a holder of an Allowed Administrative Expense Claim (other than a Professional Fee Claim) agrees to a different treatment, the holder of such Allowed Administrative Expense Claim shall receive, on account of such Allowed Claim, Cash in an amount equal to the Allowed amount of such Claim from the Priority Reserve within thirty (30) days following the later to occur of (i) the Effective Date and (ii) the date on which such Administrative Expense Claim shall become an Allowed Claim.

(d)Treatment of Professional Fee Claims.

All Professional Persons seeking awards by the Bankruptcy Court for compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 327, 328, 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), 503(b)(5), or 1103 of the Bankruptcy Code shall (i) file, on or before the date that is forty-five (45) days after the Effective Date, or as soon as reasonably practicable thereafter, their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred and (ii) be paid in full, in Cash, (a) first, from any existing amounts held by a Professional Personal as a fee advance, retainer, or security that such Professional Person is authorized to use to satisfy Allowed Professional Fee Claims pursuant to the Interim Compensation Order or the order of the Bankruptcy Court authorizing the retention of such Professional Person (other than a reasonable retainer to cover post-Effective Date work), and (b) second, from the Professional Fee Escrow Account, in such aggregate amounts as are Allowed by the Bankruptcy Court or authorized to be paid in accordance with the order(s) relating to or allowing any such Professional Fee Claim.  On or prior to the Effective Date, the Debtors, the Liquidating Debtors, or the Liquidating Trustee shall establish the Professional Fee Escrow Account and, on the Effective Date, fund the Professional Fee Escrow Account with (i) the funds held in the escrow account established pursuant to Paragraph 4 of the Interim Compensation Order and (ii) any additional Cash such that the total amount held in the Professional Fee Escrow Account is equal to the sum of each Professional Person’s good faith estimates of its Professional Fee Claims.

On the date the Insys Liquidation Trust is established or as soon as reasonably practicable thereafter, the Debtors will cause title to the Professional Fee Escrow Account to be transferred to the Insys Liquidation Trust.  Funds held in the Professional Fee Escrow Account shall not be considered property of the Debtors’ Estates, the Liquidating Debtors, or any of the Trusts, and shall only be used for payment of Allowed Professional Fee Claims; provided, however, that after all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full and no Professional Person is asserting or entitled to assert additional Professional Fee Claims, then any amounts remaining in the Professional Fee Escrow Account shall revert to the ILT Recovery Fund and constitute Estate Distributable Value.  The Professional Fee Escrow Account shall be held in trust for Professional Persons retained by the Debtors and the Creditors’ Committee and for no other parties until all Professional Fee Claims Allowed by the Bankruptcy Court have been paid in full and no Professional Person is asserting or entitled to assert additional Professional Fee Claims.  Fees owing to a Professional Persons shall be paid in Cash to such Professional Persons from funds held in the Professional Fee Escrow Account when such Claims are Allowed by an order of the Bankruptcy Court, or authorized to be paid under the Interim Compensation Order or other order authorizing the retention of a Professional Person; provided, however, that the Debtors’ and the Liquidating Debtors’ obligations with respect to Professional Fee Claims, which shall be assumed by the Insys Liquidation Trust on or as soon as reasonably practicable after the date upon which the Insys Liquidation Trust is established, shall not be limited by, nor deemed limited to, the balance of funds held in the Professional Fee Escrow Account.  To the extent that funds held in the Professional Fee Escrow Account are insufficient to satisfy the amount of accrued Allowed Professional Fee Claims owing to any Professional Person, such Professional Person shall have an Allowed Administrative Expense Claim for any such deficiency, which shall be satisfied in accordance with Section 2.3 of the Plan (but for the avoidance of doubt shall not be subject to any Administrative Expense Claims Bar Date).  No Claims, Interests, Liens, other encumbrances, or liabilities of any kind shall encumber the Professional Fee Escrow Account in any way.  Notwithstanding the foregoing, Professional Persons performing services on behalf of the Debtors or the Creditors’ Committees following the Effective Date in connection with the preparation of, or objection to, fee applications (or, in the case of the Creditors’ Committee, with respect to any services listed in Section 12.14 of the Plan), are entitled to payment of reasonable fees and reimbursement of reasonable expenses related to such work.  Solely with respect to the immediately foregoing sentence, any such Professional Person may seek compensation for such fees and expenses by submitting invoices to the Liquidating Trustee for payment out of Available Cash, and any undisputed invoices shall be paid in the ordinary course of business and without further order of the Bankruptcy Court.

(e)Treatment of Priority Tax Claims.

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment, on the Effective Date or as soon as reasonably practicable thereafter, the holder of such Allowed Priority Tax Claim shall receive, on account of such Allowed Priority Tax Claim, either Cash in an amount equal to the Allowed amount of such Claim from the Priority Reserve or such other treatment as may satisfy section 1129(a)(9) of the Bankruptcy Code

7.2	Classification of Claims and Interests

(a)Classification in General.

A Claim or Interest is placed in a particular Class for all purposes, including voting, confirmation, and Distributions under the Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code.  A Claim or Interest is classified in a particular Class for the purpose of receiving Distributions pursuant to the Plan only to the extent such Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent any portion of the Claim or Interest qualifies within the description of such other Classes.  A Claim or Interest is also classified in a particular Class for the purpose of receiving Distributions hereunder only to the extent such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Claim or Interest has not been satisfied, released, or otherwise settled prior to the Effective Date.  In no event shall any holder of an Allowed Claim be entitled to receive payments under the Plan that, in the aggregate, exceed the Allowed amount of such holder’s Claim.

(b)Summary of Classification of Claims and Interests.

The following table designates the Classes of Claims against and Interests in the Debtors and specifies which Classes are (i) Impaired and Unimpaired under the Plan, (ii) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code, and (iii) deemed to accept or reject the Plan:

Class	Type of Claim or Interest	Impairment	Entitled to Vote
Class 1	Secured Claims	Unimpaired	No (Presumed to Accept)
Class 2	Other Priority Claims	Unimpaired	No (Presumed to Accept)
Class 3	Convenience Class Claims	Impaired	Yes
Class 4	Trade and Other Unsecured Claims	Impaired	Yes
Class 5	Insurance Related Claims	Impaired	Yes

Class 6	Hospital Claims and NAS Monitoring Claims	Impaired	Yes
Class 7	DOJ Claims	Impaired	Yes
Class 8	SMT Group Claims	Impaired	Yes
Class 9	Personal Injury Claims	Impaired	Yes
Class 10	510(a)/(b) Subordinated Claims	Impaired	No (Deemed to Reject)
Class 11	510(c) Subordinated Claims	Impaired	No (Deemed to Reject)
Class 12	Intercompany Claims	Impaired	No (Deemed to Reject)
Class 13	Equity Interests	Impaired	No (Deemed to Reject)

(c)Voting Classes; Presumed Acceptance by Non-Voting Classes.

With respect to each Debtor, if a Class contained Claims eligible to vote and no holder of Claims eligible to vote in such Class votes to accept or reject the Plan by the Voting Deadline, the Plan shall be presumed accepted by the holders of such Claims in such Class.

(d)Voting; Presumptions; Solicitation.

(i)Acceptance by Certain Impaired Classes.  Only holders of Claims in Class 3, Class 4, Class 5, Class 6, Class 7, Class 8 and Class 9 are entitled to vote to accept or reject the Plan.  An Impaired Class of Claims shall have accepted the Plan if (i) the holders, or Voting Representatives thereof, of at least two-thirds (2/3) in amount of Claims actually voting in such Class have voted to accept the Plan and (ii) the holders, or Voting Representatives thereof, of more than one-half (1/2) in number of the Claims actually voting in such Class have voted to accept the Plan.  Holders of Claims in Class 3, Class 4, Class 5, Class 6, Class 7, Class 8, and Class 9 (or, if applicable, the Voting Representatives of such holders) shall receive ballots containing detailed voting instructions.

(ii)Deemed Acceptance by Unimpaired Classes.  Holders of Claims in Class 1 and Class 2 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Accordingly, such holders are not entitled to vote to accept or reject the Plan.

(iii)Deemed Rejection by Certain Impaired Classes.  Holders of Claims and Interests in Class 10, Class 11, Class 12 and Class 13 are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Accordingly, such holders are not entitled to vote to accept or reject the Plan.

(iv)Individual Creditor Voting Rights.  Notwithstanding anything to the contrary in the Plan, the voting rights of holders of Claims in any Class shall be governed in all respects by the Solicitation Procedures Order.

(e)Cramdown.

If any Class of Claims is deemed to reject the Plan or is entitled to vote on the Plan and does not vote to accept the Plan, the Debtors may (i) seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code or (ii) amend or modify the Plan in accordance with the terms hereof and the Bankruptcy Code.  If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

(f)No Waiver.

Nothing contained in the Plan shall be construed to waive a Debtor’s or other Person’s right to object on any basis to any Claim

7.3	Treatment of Claims and Interests.

(a)Secured Claims (Class 1).

(i)Treatment:  The legal, equitable, and contractual rights of the holders of Secured Claims are unaltered by the Plan.  Except to the extent that a holder of an Allowed Secured Claim agrees to different treatment, on the Effective Date or as soon as reasonably practicable thereafter, each holder of an Allowed Secured Claim shall receive, on account of such Allowed Claim, (i) payment in full in Cash in accordance with section 506(a) of the Bankruptcy Code, (ii) reinstatement pursuant to section 1124 of the Bankruptcy Code, or (iii) such other treatment as may be necessary to render such Claim Unimpaired.

(ii)Impairment and Voting:  Secured Claims are Unimpaired.  Holders of Secured Claims are conclusively presumed to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, holders of Secured Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Secured Claims.

(b)Other Priority Claims (Class 2).

(i)Treatment:  The legal, equitable, and contractual rights of holders of Other Priority Claims are unaltered by the Plan.  Except to the extent that a holder of an Allowed Other Priority Claim agrees to different treatment, on the Effective Date or as soon as reasonably practicable thereafter, each holder of an Allowed Other Priority Claim shall receive, on account of such Allowed Claim, (i) payment in full in Cash or (ii) such other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

(ii)Impairment and Voting:  Other Priority Claims are Unimpaired.  Holders of Other Priority Claims are conclusively presumed to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, holders of Other Priority Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Other Priority Claims.

(c)Convenience Class Claims (Class 3)

(i)Treatment:  Except to the extent that a holder of an Allowed Convenience Class Claim agrees to different treatment, in full and final satisfaction, settlement, release, and discharge of an Allowed Convenience Class Claim, each holder an Allowed Convenience Class Claim shall receive Available Cash equal to [•] ([•]%) of such holder’s Allowed Convenience Class Claim on or as soon as reasonably practicable after the later of (i) the Effective Date and (ii) the date upon which such Convenience Class Claim becomes an Allowed Convenience Class Claim.

(ii)Impairment and Voting:  Convenience Class Claims are Impaired. Holders of Convenience Class Claims are entitled to vote to accept or reject the Plan.

(d)Trade and Other Unsecured Claims (Class 4).

(i)Treatment: Except to the extent that a holder of an Allowed Trade and Other Unsecured Claim agrees to different treatment, in full and final satisfaction, settlement, release, and discharge of an Allowed Trade and Other Unsecured Claim, each such holder shall receive, from the Insys Liquidation Trust, its Pro Rata share of Estate Distributable Value attributable to Class 4 calculated in accordance with the Plan Distribution Formula; provided, however, that no holder of an Allowed Trade and Other Unsecured Claim shall receive a distribution prior to the TUC Class Amount Final Determination.

(ii)Impairment and Voting:  Trade and Other Unsecured Claims are Impaired.  Holders of Trade and Other Unsecured Claims are entitled to vote to accept or reject the Plan.

(iii)Disallowance:  Any portion of any DOJ Restitution Claim made on behalf of a holder of an Allowed Trade and Other Unsecured Claim is Disallowed as duplicative of such Trade and Other Unsecured Claim.

(e)Insurance Related Claims (Class 5).

(i)Treatment:  In accordance with the Plan Settlement as provided in Section 5.1 of the Plan, and as further described and explained herein, except to the extent that a holder of an Allowed Insurance Related Claim agrees to different treatment, in full and final satisfaction, settlement, release, and discharge of an Allowed Insurance Related Claim, following the determination of the allocation between ERISA Health Plan Claims, all other Third Party Payor Claims, and Insurance Ratepayer Claims by the ILT Claims Arbiter, the Insys Liquidation Trust shall distribute to the holder of each Allowed Insurance Related Claim such holder’s share of Estate Distributable Value attributable to Class 5 calculated in accordance with the Plan Distribution Formula and in accordance with the Third Party Payor Class Claim Procedures and the Insurance Ratepayer Procedures, as applicable.

(ii)Impairment and Voting:  Insurance Related Claims are Impaired.  Holders of Insurance Related Claims are entitled to vote to accept or reject the Plan.

(iii)Disallowance:  All Insurance Ratepayer Claims other than the Insurance Ratepayer Class Claims are Disallowed and expunged as duplicative of the Insurance Ratepayer Class Claims.  For the avoidance of doubt, such duplicative Claims include any portion of any DOJ Restitution Claim made on behalf of a holder of an Insurance Ratepayer Claim.  In addition, any portion of any DOJ Restitution Claim made by or on behalf of a holder of a Third Party Payor Claim is Disallowed and expunged as duplicative of such Third Party Payor Claim.

(f)Hospital Claims and NAS Monitoring Claims (Class 6).

(i)Treatment:  In accordance with the Plan Settlement as provided in Section 5.1 of the Plan, and as further described and explained herein, except to the extent that a holder of an Allowed Hospital Claim or Allowed NAS Monitoring Claim agrees to different treatment, in full and final satisfaction, settlement, release, and discharge of such Allowed Hospital Claim and Allowed NAS Monitoring Claim, following the determination of the allocation between Hospital Claims and NAS Monitoring Claims by the ILT Claims Arbiter, the Insys Liquidation Trust shall distribute to the holder of each Allowed Hospital Claim and each Allowed NAS Monitoring Claim such holder’s share of Estate Distributable Value attributable to Class 6 calculated in accordance with the Plan Distribution Formula and in accordance with the Hospital Class Procedures and the NAS Monitoring Class Procedures, as applicable.

(ii)Impairment and Voting:  Hospital Claims and NAS Monitoring Claims are Impaired.  Holders of Hospital Claims and NAS Monitoring Claims are entitled to vote to accept or reject the Plan.

(iii)All Hospital Claims and NAS Monitoring Claims, other than the Hospital Class Claim and the NAS Monitoring Class Claim, are Disallowed and expunged as duplicative of either the Hospital Class Claim or the NAS Monitoring Class Claim.  For the avoidance of doubt, such duplicative Claims include any portion of any DOJ Restitution Claim made on behalf of a holder of a Hospital Claim or a NAS Monitoring Claim.  In addition, any portion of any DOJ Restitution Claim made by or on behalf of a holder of a Hospital Claim or NAS Monitoring

Claim is Disallowed and expunged as duplicative of such Hospital Claim or NAS Monitoring Claim.

(g)DOJ Claims (Class 7).

(i)Allowance:  The Allowed DOJ Civil Claim is allowed in the amount of $243 million.  To the extent a proof of claim is filed by the DOJ in respect of the DOJ Forfeiture Claims prior to the Government and Native American Tribes Bar Date, any DOJ Forfeiture Claim is Allowed in the amount filed, but not to exceed $30 million.  Any DOJ Restitution Claim is treated in the Plan Class applicable to the underlying restitution claim, and any amounts distributed in respect thereof will be distributed as restitution.

(ii)Treatment:  Except to the extent that the DOJ agrees to different treatment, in full and final satisfaction, settlement, release, and discharge of the Allowed DOJ Claims (except any DOJ Restitution Claim), the DOJ shall receive, as restitution with respect to the Allowed DOJ Civil Claim, from the Insys Liquidation Trust all Estate Distributable Value attributable to Class 7 calculated in accordance with the Plan Distribution Formula; provided, however, that pursuant to the DOJ Settlement Order, the DOJ will receive no Distributions on account of the Allowed DOJ Civil Claim until the DOJ Claim Threshold Time, after which Distributions will be made to the DOJ on account of the Allowed DOJ Civil Claim calculated in accordance with the Plan Distribution Formula.

(iii)Impairment and Voting:  DOJ Claims are Impaired.  The DOJ is entitled to vote to accept or reject the Plan.

(h)SMT Group Claims (Class 8).

(i)Treatment:  Except to the extent that a holder of an SMT Group Claim agrees to different treatment or has been paid for such Claim prior to the Effective Date, in full and final satisfaction, settlement, release, and discharge of an Allowed SMT Group Claim, each such holder shall receive, as restitution, from the Insys Liquidation Trust and the Victims Restitution Trust, as applicable, its Pro Rata share (based upon subsection (c) below) of (i) Estate Distributable Value attributable to Class 8 calculated in accordance with the Plan Distribution Formula, (ii) a ten percent (10%) interest in any Products Liability Insurance Proceeds, and (iii) a one-hundred percent (100%) interest in any Excess Products Liability Insurance Proceeds; provided, however, that no Distributions shall be made to holders of Allowed SMT Group Claims until the Pro Rata share is determined in accordance with subsection (c) below.

No holder of an Allowed SMT Group Claim shall receive Distributions that aggregate to more than the amount of such holder’s Allowed Claim.  Nothing in the Plan shall prejudice the ability of any party in interest to argue that any particular SMT Group Claim is not entitled to any value being provided in the Plan.

(ii)Impairment and Voting:  SMT Group Claims are Impaired.  Holders of SMT Group Claims are entitled to vote to accept or reject the Plan.

(iii)Pro Rata Share: The Pro Rata share of Distributions made in respect of Claims in Class 8 shall be determined by either (i) Class 8 distribution procedures, filed with the Plan Supplement or otherwise within six (6) months of the Effective Date based on an agreement among SMT Group Representatives and approved by the Bankruptcy Court or, (ii) based on the Allowance and Disallowance of Class 8 Claims by the Liquidating Trustee, and the expenses of the processes described in the foregoing clauses (i) and (ii) shall be deducted from Estate Distributable Value attributable to Class 8.

(iv)Disallowance:  Any portion of any DOJ Restitution Claim made on behalf of a holder of an Allowed SMT Group Claim is Disallowed and expunged as duplicative of such SMT Group Claim.

(i)Personal Injury Claims (Class 9).

(i)Treatment:  In accordance with the Plan Settlement as provided in Section 5.1 of the Plan, and as further described and explained herein, except to the extent that a holder of an Allowed Personal Injury Claim agrees to different treatment, in full and final satisfaction, settlement, release, and discharge of an Allowed Personal Injury Claim, each such holder shall receive, from the Victims Restitution Trust, its Pro Rata share of ninety percent (90%) of any Products Liability Insurance Proceeds.

No holder of an Allowed Personal Injury Claim will receive Distributions of Products Liability Insurance Proceeds in excess of each such holder’s Allowed Personal Injury Claim.

(ii)Impairment and Voting:  Personal Injury Claims are Impaired.  Holders of Personal Injury Claims are entitled to vote to accept or reject the Plan.

(iii)Disallowance:  Any portion of any DOJ Restitution Claim made on behalf of a holder of an Allowed Personal Injury Claim is Disallowed and expunged as duplicative of such Personal Injury Claim.

(j)510(a) and 510(b) Subordinated Claims (Class 10).

(i)Treatment:  510(a)/(b) Subordinated Claims are subordinated pursuant to the Plan and sections 510(a) and 510(b) of the Bankruptcy Code.  510(a)/(b) Subordinated Claims shall be deemed expunged, released, and extinguished without further action by or order of the Bankruptcy Court, and shall be of no further force or effect.

(ii)Impairment and Voting:  510(a)/(b) Subordinated Claims are Impaired.  Holders of 510(a)/(b) Subordinated Claims are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, holders of 510(a)/(b) Subordinated Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Subordinated Claims.

(k)510(c) Subordinated Claims (Class 11).

(i)Treatment:  510(c) Subordinated Claims are subordinated pursuant to the Plan and section 510(c) of the Bankruptcy Code.  510(c) Subordinated Claims shall be deemed expunged, released, and extinguished without further action by or order of the Bankruptcy Court, and shall be of no further force or effect.

(ii)Impairment and Voting:  510(c) Subordinated Claims are Impaired.  Holders of Subordinated Claims are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, holders of 510(c) Subordinated Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Subordinated Claims.

(l)Intercompany Claims (Class 12).

(i)Treatment:  Holders of Intercompany Claims shall not receive or retain any property under the Plan on account of such Claims.  Intercompany Claims shall be deemed expunged, released, and extinguished without further action by or order of the Bankruptcy Court, and shall be of no further force or effect.

(ii)Impairment and Voting:  Intercompany Claims are Impaired.  Holders of Intercompany Claims are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, holders of Intercompany Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Intercompany Claims.

(m)Equity Interests (Class 13).

(i)Treatment:  Holders of Equity Interests shall not receive or retain any property under th Plan on account of such Interests.  As of the Effective Date, Equity Interests shall be deemed surrendered, cancelled, and/or redeemed without further action by or order of the Bankruptcy Court, and shall be of no further force or effect.  On or promptly after the Effective Date, the Liquidating Debtors and/or the Liquidating Trustee shall cause Insys Therapeutics, Inc. to issue the Parent

Equity Interest to the Insys Liquidation Trust solely for purposes of effectuating the dissolution of the Liquidating Debtors.

(ii)Impairment and Voting:  Equity Interests are Impaired.  Holders of Equity Interests are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, holders of Equity Interests are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Equity Interests.

(n)Debtors’ Rights with Respect to Unimpaired Claims.

Except as otherwise provided in the Plan, nothing under the Plan shall affect the rights of the Liquidating Debtors or the Liquidating Trustee with respect to an Unimpaired Claim, including all rights with respect to legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims.

7.4	Means for Implementation.

(a)Plan Settlement.

As further described herein, the provisions of the Plan (including the release and injunctive provisions contained in Article X of the Plan) and the other documents entered into in connection with the Plan and the Trust Formation Transactions constitute a good faith compromise and settlement among the Settling Parties of Claims and controversies among such parties.  The Plan, including the explanation set forth herein, shall be deemed a motion to approve the Plan Settlement and the good faith compromise and settlement of all of the Claims and controversies described in the foregoing sentence pursuant to Bankruptcy Rule 9019, and entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Plan Settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that the Plan Settlement is fair, equitable, reasonable, and in the best interests of the Debtors and their Estates.

The Plan, the Plan Settlement, the Plan Documents, and the Confirmation Order constitute a good faith compromise and settlement of Claims and controversies based upon the unique circumstances of these Chapter 11 Cases (such as the limited funds of the Estates, total value available, the unique facts and circumstances relating to these Debtors as compared to other defendants in the general opioid space, and the need for an accelerated resolution without litigation) and none of the foregoing documents, nor any materials used in furtherance of Plan confirmation (including, but not limited to, the Disclosure Statement, and any notes related to and drafts of such documents and materials), may be offered into evidence, deemed an admission, used as precedent, or used by any party or Person in any context whatsoever beyond the purposes of the Plan, in any other litigation or proceeding except as necessary, and as admissible in such context, to enforce their terms before the Bankruptcy Court or any other court of competent jurisdiction.  The Plan, the Plan Settlement, the Plan Documents, and the Confirmation Order will be binding as to the matters and issues described therein, but will not be binding with respect to similar matters or issues that might arise in any other litigation or proceeding in which none of the Debtors, the Liquidating Debtors, or either Trust is a party.  Any Person’s support of, or position or action taken in connection with, the Plan, the Plan Settlement, the Plan Documents, and the Confirmation Order may differ from his position or testimony in any other litigation or proceeding except in connection with these Chapter 11 Cases.  Further, and as all parties to the Mediation agreed, the Plan Settlement is not intended to be a blueprint for other chapter 11 cases in the opioid space, nor is it intended to be used as precedent by any Person or party.

(b)Substantive Consolidation of the Debtors.

The Plan shall be implemented through a substantive consolidation of the assets and liabilities of the Debtors with one another.  The Confirmation Order shall contain findings supporting the conclusions providing for substantive consolidation for purposes of distribution on the terms set forth in the Plan.  The substantive consolidation of the Assets and liabilities and properties of the Debtors shall have the following effects.

The Chapter 11 Cases of the Debtors shall be consolidated into the case of Insys Therapeutics, Inc. as a single consolidated case with respect to Claims against the Debtors. All property of the Estate of each Debtor shall be deemed to be property of the consolidated estates with respect to the payment of Claims against the Debtors.

All Claims against each Debtor’s Estate shall be deemed to be Claims against the consolidated estates, all proofs of claim filed against one or more of the Debtors shall be deemed to be a single Claim filed against the consolidated estates, and all duplicate proofs of claim for the same Claim filed against more than one Debtor shall be deemed expunged.

As set forth in Section 4.11, no Distributions under the Plan shall be made on account of Intercompany Claims among the Debtors.

For purposes of determining the availability of the right of setoff under section 553 of the Bankruptcy Code, the Debtors shall be treated as one consolidated entity so that, subject to the other provisions of section 553, debts due to any of the Debtors may be set off against the debts of any other of the Debtors.

(c)Administration of Class Claims.21

(i)Insurance Ratepayer Class Claims.

(a) Other than to the limited extent provided in the Plan with respect to overall treatment of Insurance Related Claims and allocations between the Insurance Ratepayer Class Claims, the ERISA Health Plan Claims, and the other Third Party Payor Claims, the Insurance Ratepayer Class Claims and individual claims represented thereby will be

[21]

For the avoidance of doubt, to the extent any procedures in Section 5.3 of the Plan require further Bankruptcy Court approval, no party will have standing to object other than the claimants in the specific class affected thereby.

administered in accordance with the Insurance Ratepayer Class Claims Procedures and any related approved allocation plan as described therein.

(b)The Insurance Ratepayer Class Representative (as defined in the Insurance Ratepayer Class Claim Procedures) will be selected by holders of Insurance Related Claims that are represented by the Insurance Ratepayer Class Claims prior to the Confirmation Hearing and identified in the Plan Supplement.

(c)Notwithstanding anything to the contrary in the Plan with respect to Distributions, Distributions from the Insys Liquidation Trust on account of the Insurance Ratepayer Class Claims (i) shall only be made to the Insurance Ratepayer Class Representatives, or a single designated claims administrator, and allocated among individual class members in accordance with the Insurance Ratepayer Class Claims Procedures and any related approved allocation plan and (ii) shall not be made until an allocation plan has been approved by the Bankruptcy Court as provided in the Insurance Ratepayer Class Claims Procedures.

(ii)Third Party Payor Claims.

(a)Other than to the limited extent provided in the Plan with respect to overall treatment of Insurance Related Claims and allocations between the Insurance Ratepayer Class Claims, the ERISA Health Plan Claims, and the other Third Party Payor Claims, the Third Party Payor Class Claim will be administered in accordance with the Third Party Payor Class Claim Procedures and any related approved allocation plan as described therein.

(b)The Third Party Payor Class Representative (as defined in the Third Party Payor Class Claim Procedures) will be selected by holders of Third Party Payor Claims that are represented by the Third Party Payor Class Claim prior to the Confirmation Hearing and identified in the Plan Supplement.

(c)Notwithstanding anything to the contrary in the Plan with respect to Distributions, Distributions from the Insys Liquidation Trust on account of the Third Party Payor Class Claim (i) shall be made by a designated claims administrator, and allocated among individual claimants in accordance with the Third Party Payor Class Claim Procedures and any related approved allocation plan and (ii) shall not be made until an allocation plan has been approved by the Bankruptcy Court as provided in the Third Party Payor Class Claim Procedures.

(iii)Hospital Class Claim.

(a)Other than to the limited extent provided in the Plan with respect to overall treatment of Hospital Claims and NAS Monitoring Claims and allocations between the Hospital Class Claim and the NAS Monitoring Class Claim, the Hospital Class Claim and individual claims represented thereby will be administered in accordance with the Hospital Class Claim Procedures and any related approved allocation plan as described therein.

(b)The Hospital Class Representative (as defined in the Hospital Class Claim Procedures) will be selected by holders of Hospital Claims that are represented by the Hospital Class Claim prior to the Confirmation Hearing and identified in the Plan Supplement.

(c)Notwithstanding anything to the contrary in the Plan with respect to Distributions, Distributions from the Insys Liquidation Trust on account of the Hospital Class Claim (i) shall only be made to the Hospital Class Representative, or designated claims administrator, and allocated among individual class members in accordance with the Hospital Class Claim Procedures and any related approved allocation plan and (ii) shall not be made until an allocation plan has been approved by the Bankruptcy Court as provided in the Hospital Class Claim Procedures.

(iv)NAS Monitoring Class Claim.

(a)Other than to the limited extent provided in the Plan with respect to overall treatment of Hospital Claims and NAS Monitoring Claims and allocations between the Hospital Class Claim and the NAS Monitoring Class Claim, the NAS Monitoring Class Claim and individual claims represented thereby will be administered in accordance with the NAS Monitoring Class Claim Procedures and any related approved allocation plan as described therein.

(b)The NAS Monitoring Class Representative (as defined in the NAS Monitoring Class Claim Procedures) will be selected by holders of NAS Monitoring Claims that are represented by the NAS Monitoring Class Claim prior to the Confirmation Hearing and identified in the Plan Supplement.

(c)Notwithstanding anything to the contrary in the Plan with respect to Distributions, Distributions from the Insys Liquidation Trust on account of the NAS Monitoring Class Claim (i) shall only be made to the NAS Monitoring Class Representative, or designated claims administrator, and allocated among individual class members in accordance with the NAS Monitoring Class Claim Procedures and any related approved allocation plan and (ii) shall not be made until an allocation plan has been approved by the Bankruptcy Court as provided in the NAS Monitoring Class Claim Procedures.

(d)Vesting of Assets.

On the Effective Date, and if applicable, pursuant to sections 1141(b) and 1141(c) of the Bankruptcy Code, all Assets shall vest in the Insys Liquidation Trust or the Victims Restitution Trust, as applicable.  The Trusts shall own such Assets, as of the Effective Date, free and clear of all Claims, Interests, Liens, other encumbrances, and liabilities of any kind.

(e)Cancellation of Notes, Interests, Instruments, Certificates, and Other Documents.

Except as otherwise provided in the Plan, on and after the Effective Date, all Equity Interests and all notes, instruments, certificates, agreements, indentures, mortgages, security documents, and other documents evidencing Claims against or Interests in the Debtors or obligations of the Debtors or Liquidating Debtors, as applicable, thereunder or in any way related to the foregoing shall be deemed cancelled, satisfied in full, and of no further force and effect without any need for further action or approval of the Bankruptcy Court.

(f)Liquidating Trustee.

(i)Appointment and Role of Liquidating Trustee.  The Liquidating Trustee will be selected by the mutual agreement of the Creditors’ Committee and the SMT Group Representatives by the Plan Supplement Filing Deadline; provided, however, that if no such agreement can be reached by the Plan Supplement Filing Deadline, the Debtors shall select the Liquidating Trustee after consultation with the Creditors’ Committee and the SMT Group Representatives.  The appointment of the Liquidating Trustee shall be approved in the Confirmation Order, and such appointment shall be effective as of the date upon which the first Trust is established.  In accordance with the Trust Agreements, and in furtherance of, and consistent with, the purposes of the Trusts and the Plan, the Liquidating Trustee shall have the power and authority to act as trustee of the Trusts and perform the Authorized Acts through the earlier of (i) the end of the Operating Term and (ii) the date such Liquidating Trustee resigns, is terminated, or is otherwise unable to serve for any reason.

(ii)Liquidating Trustee’s Tax Power for Debtors.  The Liquidating Trustee, in its capacity as the trustee of the Insys Liquidation Trust, shall have full and exclusive authority and responsibility with respect to all taxes of the Debtors (including, without limitation, as the common parent or other agent of any consolidated, combined, or unitary tax group of which the Debtors were the agent), to the same extent as if the Liquidating Trustee were the debtor-in-possession.  Without limiting the foregoing, each of the Debtors shall execute, on or prior to the Effective Date, a power of attorney authorizing the Liquidating Trustee, in its capacity as the trustee of the Insys Liquidation Trust, to correspond with any taxing authority on behalf of such Debtor and to sign, collect, negotiate, settle, and administer tax payments and tax returns.  In furtherance of the foregoing:

(i) Following the Effective Date, the Liquidating Trustee shall prepare and file (or cause to be prepared and filed), on behalf of the Debtors, all tax returns required to be filed or that the Liquidating Trustee otherwise deems appropriate, including the filing of amended tax returns or requests for refunds for all taxable periods.

(ii) The Insys Liquidation Trust shall be entitled to all tax refunds of the Debtors, and the Insys Liquidation Trust shall bear responsibility for all tax liabilities of the Debtors for all taxable years, to the extent not satisfied or otherwise released by the Plan.

(iii)Retention of Professionals by Liquidating Trustee.  The Liquidating Trustee may retain and reasonably compensate counsel and other professionals to assist in its duties as Liquidating Trustee on such terms as the Liquidating Trustee deems appropriate without Bankruptcy Court approval, subject to the provisions of the Trust Agreements.  The Liquidating Trustee may retain any professional, including any professional who represented parties in interest in the Chapter 11 Cases.  All fees and expenses incurred in connection with the foregoing shall be payable from the applicable Trust Operating Reserve, subject to the terms of the Trust Agreements.

(iv)Exculpation of Liquidating Trustee.  The Liquidating Trustee shall be exculpated (subject, in each case, to exceptions for willful misconduct, bad faith, gross negligence, or fraud) to the fullest extent allowable by applicable law with respect to the liquidation of the Trust Assets and administration of the Trusts.

(v)TUC Class Amount Final Determination.  The Liquidating Trustee will use its best efforts to achieve the TUC Class Amount Final Determination within six (6) months of the Effective Date; provided, however, that the TUC Class Amount shall be based on an estimate of Allowed Claims in Class 4 as of such time and shall not require a full resolution of all Claims in such Class.  After the TUC Class Amount Final Determination, if the TUC Class Amount is less than $[•] million, Estate Distributable Value in the ILT Recovery Fund that was initially attributable to Class 4 shall be reallocated among all Classes in accordance with the Plan Distribution Formula.

(g)Insys Liquidation Trust.

(i)Establishment of Insys Liquidation Trust.  On or before the Effective Date, the Debtors, or the Liquidating Debtors, and/or the Liquidating Trustee22 shall take all necessary steps to establish the Insys Liquidation Trust for

[22]	With respect to actions taken in this Section, the Liquidating Trustee is acting solely in its capacity as trustee of the Insys Liquidation Trust.

the benefit of holders of Non-PI General Unsecured Claims including executing the ILT Agreement and the Trust Transfer Agreement, and all Privileges held by the Debtors or the Liquidating Debtors shall transfer to, and vest exclusively in, the Trusts.  The Plan sets forth certain of the rights, duties, and obligations of the ILT Board and the ILT Claims Arbiter with respect to the Insys Liquidation Trust.  In the event of any conflict between the terms of the Plan and the terms of the ILT Agreement, the terms of the ILT Agreement shall govern.

(ii)Issuance of Parent Equity Interest to Insys Liquidation Trust.  On the Effective Date, after the transfer of the ILT Assets to the Insys Liquidation Trust pursuant to Section 5.7(d) of the Plan, the Liquidating Debtors and/or the Liquidating Trustee shall cause Insys Therapeutics, Inc. to issue the Parent Equity Interest to the Insys Liquidation Trust.  The Parent Equity Interest shall be the only share of common stock of Insys Therapeutics, Inc., representing one-hundred percent (100%) of the capital stock thereof, from and after the Effective Date.

(iii)Purpose of Insys Liquidation Trust.  The Insys Liquidation Trust shall be established for the purposes described in the Plan (including, without limitation, to allow the Liquidating Trustee to carry out the Authorized Acts) and any others more fully described in the ILT Agreement.  The Insys Liquidation Trust shall retain all rights to commence and pursue all Causes of Action (other than Causes of Action arising from the Products Liability Insurance Policies which shall be reserved for the Victims Restitution Trust) that are not released under the Plan.  The Insys Liquidation Trust shall have no objective to continue or engage in the conduct of a trade or business (except to the extent reasonably necessary, in the discretion of the Liquidating Trustee, and subject to the approval of the ILT Board, to maximize value).

The Insys Liquidation Trust shall administer, process, settle, resolve, liquidate, satisfy, and pay (from the designated funds therefor), as applicable, Claims against the Debtors (other than Personal Injury Claims), subject to the terms of the ILT Agreement, the Plan, and the Confirmation Order.  All such Claims shall be liquidated and paid in accordance with the ILT Agreement, the Plan, and the Confirmation Order.  The Insys Liquidation Trust shall be administered and implemented by the Liquidating Trustee with the oversight of the ILT Board as provided in the ILT Agreement.

(iv)Transfer of ILT Assets to Insys Liquidation Trust. On the Effective Date, the ILT Assets will be transferred to and vest in the Insys Liquidation Trust in accordance with the terms set forth in the Plan (including Sections 5.7(e) and (f) below with respect to the Insurance Rights Transfer and the funding and transfer of the ILT Operating Reserve) and the ILT Agreement; provided, however, that to the extent certain assets comprising the ILT Assets, because of their nature or because such assets will accrue or become transferable subsequent to the Effective Date, and cannot be transferred to, vested in, and assumed by the Insys Liquidation Trust on such date, such Assets shall be automatically, and without further act or deed, transferred to, vested in, or assumed by the Insys Liquidation Trust as soon as reasonably practicable after such date.  Notwithstanding anything in the Plan to the contrary, no monies, choses in action, and/or assets comprising the ILT Assets that have been transferred, granted, assigned, or otherwise delivered to the Insys Liquidation Trust shall be used for any purpose other than in accordance with the Plan and the ILT Agreement.  Such transfer of the ILT Assets shall be free and clear of all Claims, Interests, Liens, other encumbrances, and liabilities of any kind.

(v)Insurance Rights Transfer.  In furtherance of the purpose of the Insys Liquidation Trust:

(A) On the Effective Date, the Liquidating Debtors shall irrevocably transfer, grant, and assign to the Insys Liquidation Trust, and the Insys Liquidation Trust shall receive and accept, any and all of the Debtors’ Insurance Rights (other than the Products Liability Insurance Rights).  To the extent any Insurance Company (other than a Products Liability Insurance Company) consented to a prepetition settlement agreement of a Non-PI General Unsecured Claim, or otherwise has consented to pay such a Claim on behalf of one or more of the Debtors, the Debtors shall transfer and assign to the Insys Liquidation Trust the right to enforce such Insurance Company’s obligation.  The Insurance Rights Transfer is made to the Insys Liquidation Trust for the benefit of Persons who have a Non-PI General Unsecured Claim for compensation for damages against the Debtors.

(B) The Insurance Rights Transfer is made free and clear of all Claims, Liens, encumbrances, or Causes of Action of any nature whatsoever, except available limits of liability for coverage of certain types of Claims under one or more Insurance Policies that may have been reduced by certain prepetition payments made by an Insurance Company to, or on behalf of, one or more of the Debtors.

(C) The Insys Liquidation Trust shall become liable for and shall satisfy, to the extent required under applicable law, any retrospective premiums, deductibles, self-insured retentions, and any other amounts arising in any way out of any and all Allowed Non-PI General Unsecured Claims, regardless of whether such amounts arise before or after the Effective Date.

(D) The Insys Liquidation Trust shall comply with all terms and provisions of the Insurance Policies and applicable law.
(E) The Insurance Rights Transfer is made to the maximum extent possible under applicable law.

(F) The Insurance Rights Transfer is absolute and does not require any further action by the Debtors, the Liquidating Debtors, the Insys Liquidation Trust, the Bankruptcy Court, or any other Entity.
(G) The Insurance Rights Transfer shall be governed by, and construed in accordance with, the Bankruptcy Code and the other applicable laws governing the Insurance Policies.

(vi)Funding of ILT Operating Reserve.  On the Effective Date, the Debtors or the Liquidating Debtors shall reserve from Available Cash the amount of $1 million to initially fund the ILT Operating Reserve and the Liquidating Debtors shall assign and transfer the ILT Operating Reserve to the Insys Liquidation Trust to satisfy and pay ILT Operating Expenses.  Periodically until the ILT Termination Date, the Liquidating Trustee will replenish the ILT Operating Reserve from Available Cash pursuant to Section 5.14 and from Surplus Reserved Cash pursuant to Section 5.15 to the extent deemed necessary by the Liquidating Trustee to satisfy and pay estimated future ILT Operating Expenses.  A separate account will be established by the Liquidating Trustee for the ILT Operating Reserve.

(vii)ILT Operating Expenses.  The Liquidating Trustee, the ILT Claims Arbiter, the ILT Board, and any other professionals engaged by the Insys Liquidation Trust shall be entitled to compensation and reimbursement of costs, expenses, and fees, as provided in the ILT Agreement, which may only be paid pursuant to the terms of the Plan.  The Insys Liquidation Trust shall pay the ILT Operating Expenses.

(viii)Administrative Obligations and Assumption of Liabilities.  In furtherance of the purposes of the Insys Liquidation Trust, and subject to the ILT Agreement, the Insys Liquidation Trust shall expressly (i) assume all responsibility and liability for all (A) Non-PI General Unsecured Claims against the Debtors and the Liquidating Debtors, (B) all ILT Operating Expenses and (C) Administrative Expense Claims, Secured Claims, and Priority Claims against the Debtors and the Liquidating Debtors and (ii) undertake to administer and pay the foregoing with funds designated to (A) the ILT Recovery Fund, (B) the ILT Operating Reserve, and (C) the Priority Reserve, respectively.  The Insys Liquidation Trust shall have all defenses, cross-claims, offsets, and recoupments regarding Claims that the Debtors or the Liquidating Debtors have, or would have had, under applicable law and solely to the extent consistent with the ILT Agreement; provided, however, that no such claims, defenses, or rights may be asserted against the Debtors or the Liquidating Debtors, or in contravention of the Plan Settlement.

(h)ILT Claims Arbiter.

(A) The ILT Claims Arbiter will be selected by the Creditors’ Committee, upon consideration of lists of names provided by representatives of Class 5 and Class 6, and will be identified in the Plan

Supplement.  In accordance with the ILT Agreement, the ILT Claims Arbiter shall serve in such capacity through the earlier of (i) sixty (60) days after the Effective Date and (ii) the date such ILT Claims Arbiter resigns, is terminated, or is otherwise unable to serve for any reason.

(B) In furtherance of, and consistent with, the purpose of the Insys Liquidation Trust and the Plan, the ILT Claims Arbiter shall have the power and authority to determine the following issues: (1) the appropriate allocation of Estate Distributable Value in Class 4 on account of (a) the aggregate ERISA Health Plan Claims, (b) the aggregate amount of other Third Party Payor Claims, and (c) the aggregate Insurance Ratepayer Class Claims and (2) the appropriate allocation of Estate Distributable Value in Class 6 on account of (a) the aggregate Hospital Class Claim and (b) the aggregate NAS Monitoring Class Claim (but not allocations among individuals whose claims are represented by such Class Claims).  To reduce ILT Operating Expenses and promote efficiency, and subject to the terms of the ILT Agreement, the ILT Claims Arbiter will attempt in good faith to negotiate a consensual resolution regarding the foregoing allocations prior to making any determination, which determination shall be final and non-appealable.  The procedures for submissions to the ILT Claims Arbiter will be filed with the Plan Supplement.

(C) The ILT Claims Arbiter will receive compensation of $175,000 to cover all fees and expenses.

(i)ILT Board.  The ILT Board will be comprised of three (3) members appointed to serve as the board of managers of the Insys Liquidation Trust.  Two (2) such members shall be selected by the SMT Group Representatives and one (1) such member shall be selected by the Creditors’ Committee, in each case by the Plan Supplement Filing Deadline; provided, however, that if either the SMT Group Representatives or the Creditors’ Committee does not select the applicable number of ILT Board members by the Plan Supplement Filing Deadline, the Debtors or the Liquidating Debtors, as applicable, may select the remaining members upon consultation with the SMT Group Representatives and the Creditors’ Committee as applicable (if such parties elect to exercise such consultation rights).  In all cases, the ILT Board members will be selected in good faith consultation with the Debtors.  The ILT Board shall have general governance rights over the Insys Liquidation Trust in accordance with the ILT Agreement.  In addition, in its sole discretion, the ILT Board may engage the VRT Insurance Negotiator to assist in liquidating insurance claims (in such capacity, the ILT Insurance Negotiator).  The composition of the ILT Board will be set forth in the Plan Supplement.

(ii)Periodic Reporting.  The Liquidating Trustee shall provide periodic reporting to the ILT Board (which shall be filed with the Bankruptcy Court in summary form) of the determination and any re-determination, as applicable, of the total amounts allocated to the ILT Recovery Fund, the Priority Reserve, the

Disputed Claims Reserves for Non-PI General Unsecured Claims, and the ILT Operating Reserve.

(iii)Institution and Maintenance of Legal and Other Proceedings.  As of the date upon which the Insys Liquidation Trust is established, the Insys Liquidation Trust shall be empowered to initiate, prosecute, defend, and resolve all legal actions and other proceedings related to any asset, liability, or responsibility of the Insys Liquidation Trust.  The Insys Liquidation Trust shall be empowered to initiate, prosecute, defend, and resolve all such actions in the name of the Debtors and the Liquidating Debtors if deemed necessary or appropriate by the Liquidating Trustee, the ILT Claims Arbiter, or the ILT Insurance Negotiator.  The Insys Liquidation Trust shall be responsible for the payment of all damages, awards, judgments, settlements, expenses, costs, fees, and other charges incurred subsequent to the date upon which the Insys Liquidation Trust is established arising from, or associated with, any legal action or other proceeding brought pursuant to this Section of the Plan and shall pay or reimburse all deductibles, retrospective premium adjustments, or other charges which may arise from the receipt of any Insurance Proceeds (other than any Products Liability Insurance Proceeds) by the Insys Liquidation Trust.23  For the avoidance of doubt, the Insys Liquidation Trust, pursuant to section 1123(b)(3)(B) of the Bankruptcy Code and applicable state corporate law, is appointed as the successor-in-interest to, and representative of, the Debtors and their Estates for the retention, enforcement, settlement, or adjustment of all Claims, other than Personal Injury Claims.

(iv)Dissolution.  The Insys Liquidation Trust shall be dissolved and the Liquidating Trustee, the ILT Claims Arbiter, and the ILT Board shall be discharged from their duties with respect to the Insys Liquidation Trust upon completion of their duties as set forth in the Plan and the ILT Agreement which, for the avoidance of doubt, shall be no earlier than the date on which (i) all Disputed Non-PI General Unsecured Claims have been resolved, (ii) all ILT Assets have been liquidated, and (iii) all Distributions from the Insys Liquidation Trust required to be made by the Liquidating Trustee under the Plan and the ILT Agreement have been made, unless dissolution on an earlier date is authorized pursuant to a Final Order of the Bankruptcy Court.  Upon dissolution of the Insys Liquidation Trust, any Cash remaining in the ILT Recovery Fund and the ILT Operating Reserve shall be distributed to holders of Allowed Non-PI General Unsecured Claims in accordance with the Plan Distribution Formula and as otherwise allocated under Article IX and Section 5.3 of the Plan.

(v)U.S. Federal Income Tax Treatment of Insys Liquidation Trust.  In furtherance of this Section of the Plan, and subject to the next two paragraphs of this Section, (i) the Insys Liquidation Trust shall be structured to qualify as a “liquidating trust” within the meaning of Treasury Regulation Section 301.7701-4(d) and in compliance with Revenue Procedure 94-45, 1994-2 C.B. 684 and, thus,

[23]	For the avoidance of doubt, the Insys Liquidation Trust will not pay premiums for tail coverage of Insurance Policies related to directors’ and officers’ liability.

as a “grantor trust” within the meaning of sections 671 through 679 of the Internal Revenue Code to the holders of beneficial interests in the Insys Liquidation Trust, consistent with the terms of the Plan; (ii) the sole purpose of the Insys Liquidation Trust shall be the liquidation and distribution of the ILT Assets in accordance with Treasury Regulation Section 301.7701-4(d), including the resolution of Claims (other than Personal Injury Claims) in accordance with the Plan, with no objective to continue or engage in the conduct of a trade or business; (iii) all parties (including the Debtors, their Estates, the Liquidating Debtors, holders of beneficial interests in the Insys Liquidation Trust, and the Liquidating Trustee) shall report consistently with such treatment (including the deemed receipt of the underlying assets, subject to applicable liabilities and obligations, by the holders of beneficial interests in the Insys Liquidation Trust, followed by the deemed transfer of such Assets to the Insys Liquidation Trust); (iv) all parties shall report consistently with the valuation of the ILT Assets transferred to the Insys Liquidation Trust as determined by the Liquidating Trustee (or its designee); (v) the Liquidating Trustee shall be responsible for filing returns for the Insys Liquidation Trust as a grantor trust pursuant to Treasury Regulation Section 1.671-4(a); and (vi) the Liquidating Trustee shall annually send to each holder of beneficial interests in the Insys Liquidation Trust a separate statement regarding the receipts and expenditures of the Trust as relevant for U.S. federal income tax purposes.

Subject to definitive guidance from the Internal Revenue Service or a court of competent jurisdiction to the contrary (including the receipt by the Liquidating Trustee of a private letter ruling if the Liquidating Trustee so requests one, or the receipt of an adverse determination by the Internal Revenue Service upon audit if not contested by the Liquidating Trustee), the Liquidating Trustee may timely elect to (i) treat any portion of the Insys Liquidation Trust allocable to, or retained on account of, Disputed Claims (e.g., a Disputed Claims Reserve) as a “disputed ownership fund” governed by Treasury Regulation Section 1.468B-9 (and make any appropriate elections) and (ii) to the extent permitted by applicable law, report consistently with the foregoing for state and local income tax purposes.  If a “disputed ownership fund” election is made, all parties (including the Debtors, their Estates, the Liquidating Debtors, holders of beneficial interests in the Insys Liquidation Trust, and the Liquidating Trustee) shall report, for United States federal, state, and local income tax purposes, consistently with the foregoing.  As to any assets allocable to, or retained on account of, Disputed Claims, all distributions thereof shall be net of any costs and expenses, including taxes, relating to the retention or disposition of such assets, and the Liquidating Trustee shall be responsible for payment, out of such assets, of any taxes imposed on or with respect to such assets.  All parties (including, without limitation, the Debtors, their Estates, the Liquidating Debtors, the Insys Liquidation Trust, and the holders of beneficial interests in the Insys Liquidation Trust) will be required to report for tax purposes consistently with the foregoing.

Notwithstanding the preceding paragraphs, all or part of the Insys Liquidation Trust may be treated (now or in the future) as a “qualified settlement fund” within the meaning of, and as required by, Treasury Regulation Section 1.468B-1.  If the Insys Liquidation Trust or any portion thereof is treated as a qualified settlement fund, it shall be treated consistently for state and local tax purposes, to the extent applicable.  The

Liquidating Trustee and all holders of beneficial interests in the Insys Liquidation Trust shall report consistently with the foregoing.  The Liquidating Trustee shall be the “administrator,” within the meaning of Treasury Regulations Section 1.468B-2(k)(3), of such qualified settlement fund.  The Liquidating Trustee shall be responsible for filing all tax returns of the qualified settlement fund and the payment, out of the assets of the qualified settlement fund, of any taxes due with respect to trust assets or otherwise imposed on the qualified settlement fund (including any tax liability arising in connection with the distribution of trust assets), and shall be permitted to sell any assets of the qualified settlement fund to the extent necessary to satisfy such tax liability (including any tax liability arising in connection with such sale).

(vi)Expedited Determination of Taxes.  The Liquidating Trustee may request an expedited determination of taxes under section 505(b) of the Bankruptcy Code for all tax returns filed by or on behalf of the Insys Liquidation Trust through the ILT Termination Date, and for all tax returns filed by or on behalf of the Debtors or the Liquidating Debtors for all taxable periods of the Debtors and the Liquidating Debtors.

(vii)Exculpation of ILT Claims Arbiter and ILT Board.  The ILT Claims Arbiter and the ILT Board shall be exculpated (subject, in each case, to exceptions for willful misconduct, bad faith, gross negligence, or fraud) to the fullest extent allowable by applicable law with respect to the liquidation of the ILT Assets and administration of the Insys Liquidation Trust.

(i)Victims Restitution Trust.

(i)Establishment of Victims Restitution Trust.  On the Effective Date, the Debtors, or the Liquidating Debtors, and the Liquidating Trustee24 shall take all necessary steps to establish the Victims Restitution Trust for the benefit of holders of Allowed Personal Injury Claims including executing the VRT Agreement and the Trust Transfer Agreement, and all Privileges held by the Debtors or the Liquidating Debtors shall transfer to, and vest exclusively in, the Trusts.  This Section of the Plan sets forth certain of the rights, duties, and obligations of the VRT Board and the VRT Claims Administrator with respect to the Victims Restitution Trust.  In the event of any conflict between the terms of the Plan and the terms of the VRT Agreement, the terms of the VRT Agreement shall govern.

(ii)Purpose of Victims Restitution Trust.  The Victims Restitution Trust shall be established for the purposes described in the Plan and any others more fully described in the VRT Agreement.  The Victims Restitution Trust shall administer, process, settle, resolve, liquidate, satisfy, and pay (from the designated funds therefor) Personal Injury Claims and make Distributions to the ILT Recovery Fund to pay SMT Group Claims against the Debtors, subject to the terms of the VRT Agreement, the Plan, and the Confirmation Order.  The Victims Restitution Trust

[24]	With respect to actions taken in this Section, the Liquidating Trustee is acting solely in its capacity as trustee of the Victims Restitution Trust.

shall be administered and implemented by the Liquidating Trustee with the oversight of the VRT Board as provided in the VRT Agreement.

(iii)Products Liability Insurance Rights Transfer.  In furtherance of the purpose of the Victims Restitution Trust:

(A) On the Effective Date, the Liquidating Debtors shall irrevocably transfer, grant, and assign to the Victims Restitution Trust, and the Victims Restitution Trust shall receive and accept, any and all of the Products Liability Insurance Rights.  To the extent any Products Liability Insurance Company consented to a prepetition settlement agreement of a Personal Injury Claim, or otherwise has consented to pay a Personal Injury Claim on behalf of one or more of the Debtors, the Debtors shall transfer and assign to the Victims Restitution Trust the right to enforce such Products Liability Insurance Company’s obligation.  The Products Liability Insurance Rights Transfer is made to the Victims Restitution Trust for the benefit of Persons who have a Claim for compensation for damages against the Debtors.

(B) The Products Liability Insurance Rights Transfer is made free and clear of all Claims, Liens, encumbrances, or Causes of Action of any nature whatsoever, except available limits of liability for coverage of certain types of Claims under one or more Products Liability Insurance Policies that may have been reduced by certain prepetition payments made by a Products Liability Insurance Company to, or on behalf of, one or more of the Debtors.

(C) The Victims Restitution Trust shall become liable for and shall satisfy, to the extent required under applicable law, any prospective premiums, deductibles, self-insured retentions, and any other amounts arising in any way out of any and all Personal Injury Claims.

(D) The Victims Restitution Trust shall comply with all terms and provisions of the Products Liability Insurance Policies and applicable law.
(E) The Products Liability Insurance Rights Transfer is made to the maximum extent possible under applicable law.

(F) The Products Liability Insurance Rights Transfer is absolute and does not require any further action by the Debtors, the Liquidating Debtors, the Victims Restitution Trust, the Bankruptcy Court, or any other Entity.

(G) The Products Liability Insurance Rights Transfer shall be governed by, and construed in accordance with, the Bankruptcy Code and the other applicable laws governing the Products Liability Insurance Policies.

(H) Such transfer of VRT Assets shall be free and clear of all Claims, Interests, Liens, other encumbrances, and liabilities of any kind.

(iv)Funding of VRT Operating Reserve.  On the Effective Date, the Debtors or the Liquidating Debtors shall reserve from Available Cash the amount of $1 million to fund the VRT Operating Reserve and the Liquidating Debtors shall assign and transfer VRT Operating Reserve to the Victims Restitution Trust to satisfy and pay VRT Operating Expenses. Such transfer shall be free and clear of all Claims, Interests, Liens, other encumbrances, and liabilities of any kind.  A separate account will be established by the Liquidating Trustee for the VRT Operating Reserve.

(v)VRT Operating Expenses.  The VRT Claims Administrator, the VRT Insurance Negotiator, and the VRT Board shall be entitled to compensation as provided in the VRT Agreement.  The Victims Restitution Trust shall pay all VRT Operating Expenses, including the costs, expenses, and fees of the VRT Claims Administrator, the VRT Insurance Negotiator, and the VRT Board, and their retained professionals from the VRT Operating Reserve; provided, however, that all VRT Operating Expenses shall be capped at $1 million.  The Debtors and the Liquidating Debtors shall have no obligation to pay any VRT Operating Expenses.

(vi)Administrative Obligations and Assumption of Liabilities.  In furtherance of the purposes of the Victims Restitution Trust, and subject to the VRT Agreement, the Victims Restitution Trust shall expressly (i) assume all responsibility and liability for all (A) Personal Injury Claims against the Debtors and the Liquidating Debtors and (B) all VRT Operating Expenses (except as otherwise provided in the VRT Agreement), and (ii) undertake to administer and pay the foregoing with the funds designated to (A) the VRT Recovery Fund and (B) the VRT Operating Reserve, respectively.  The Victims Restitution Trust shall have all defenses, cross-claims, offsets, and recoupments regarding Personal Injury Claims that the Debtors or the Liquidating Debtors have, or would have had, under applicable law, but solely to the extent consistent with the VRT Agreement and the Plan; provided, however, that no such claims, defenses, or rights may be asserted against the Debtors or the Liquidating Debtors.

(vii)Appointment of VRT Claims Administrator.  The VRT Claims Administrator will be selected prior to the Confirmation Hearing and identified in the Plan Supplement.  The VRT Claims Administrator will be selected by the Plan Supplement Filing Deadline either (i) by mutual agreement between the Creditors’ Committee and the SMT Group Representatives, or (ii) if the SMT Group Representatives object to the Plan, then by the Debtors or the Liquidating Trustee from a list of potential candidates provided or to be provided by the Creditors’ Committee; provided, however, that the VRT Claims Administrator shall be appointed no later than the Plan Supplement Filing Deadline.  In accordance with the VRT Agreement, the VRT Claims Administrator shall serve in such capacity through the earlier of (i) the resolution, settlement, or disallowance of all Personal

Injury Claims and (ii) the date such VRT Claims Administrator resigns, is terminated, or is otherwise unable to serve for any reason.

(viii)Role of VRT Claims Administrator.

(A) In furtherance of, and consistent with, the purpose of the Victims Restitution Trust and the Plan, the VRT Claims Administrator shall have the power and authority to determine the eligibility, amount, and allowance of Personal Injury Claims.  The VRT Claims Administrator shall evaluate proofs of claim submitted by each holder of a Personal Injury Claim for determination of eligibility, amount, and allowance of such Claim in accordance with the procedures set forth in the Claim Analysis Protocol, to be filed with the Bankruptcy Court on or before the Plan Supplement Filing Deadline.

(B) The VRT Claims Administrator’s determination of eligibility, amount, and allowance of each Personal Injury Claim shall be final and binding, and shall not be subject to any challenge or review of any kind, by any court or other person or entity, except as set forth in the Claims Analysis Protocol.  For the avoidance of doubt, the VRT Claims Administrator shall determine the eligibility, allowance, and amount of Claims, based on the Claims Analysis Protocol.  The eligibility, amount, and allowance of all Personal Injury Claims shall be determined on or before six (6) months following the date of any resolution between the Victims Restitution Trust and the Products Liability Insurance Companies.

(ix)Payment of Claims.  Personal Injury Claims will be administered and liquidated pursuant to the VRT Agreement.  After Personal Injury Claims are Allowed by the VRT Claims Administrator, the Liquidating Trustee shall make Distributions to each holder of an Allowed Personal Injury Claim, and to the ILT Recovery Fund to make Distributions to holders of Allowed SMT Group Claims, in accordance with the treatments set forth in the Plan, from available Products Liability Insurance Proceeds until all Allowed Personal Injury Claims are paid in full.  Distributions of Products Liability Insurance Proceeds shall be the sole source of recovery for holders of Allowed Personal Injury Claims and no holder of a Personal Injury Claim shall have any further recourse from the Trust, the Debtors, the Liquidating Debtors, or their Estates.

(x)Appointment of VRT Insurance Negotiator.  The VRT Insurance Negotiator will be selected prior to the Confirmation Hearing and identified in the Plan Supplement.  The VRT Insurance Negotiator will be selected, subject to the terms set forth in the VRT Agreement, either (i) pursuant to a mutual agreement among the Creditors’ Committee and the SMT Group Representatives, or (ii) if the SMT Group Representatives object to the Plan, then by the Debtors or the Liquidating Trustee from a list of potential candidates provided or to be provided by the Creditors’ Committee.  In accordance with the VRT Agreement, the VRT

Insurance Negotiator shall serve in such capacity through the earlier of (i) the VRT Termination Date, (ii) the date upon which all Products Liability Insurance Rights have been liquidated in the good faith determination of the VRT Insurance Negotiator (subject to the approval of the Liquidating Trustee and the VRT Board), and (iii) the date such VRT Insurance Negotiator resigns, is terminated, or is otherwise unable to serve for any reason.

(xi)Role of VRT Insurance Negotiator.  In furtherance of, and consistent with, the purpose of the Victims Restitution Trust and the Plan, the VRT Insurance Negotiator shall be responsible for conducting negotiations with and, if necessary, litigation against the Products Liability Insurance Companies to recover Products Liability Insurance Proceeds.

(xii)VRT Board.  The VRT Board will be comprised of four (4) members appointed to serve as the board of managers of the Victims Restitution Trust.  Two (2) such members shall be selected by the SMT Group Representatives and two (2) such members shall be selected by the Creditors’ Committee; provided, however, that if either the SMT Group Representatives or the Creditors’ Committee does not select the applicable number of VRT Board members in a reasonable time, the Debtors or the Liquidating Debtors, as applicable, may select the remaining members.  In all cases, the VRT Board members will be selected in good faith consultation with the Debtors.  The VRT Board shall have general governance rights over the Victims Restitution Trust in accordance with the VRT Agreement and shall review and oversee any significant decision-making with respect to the prosecution and liquidation of the Products Liability Insurance Rights.  The VRT Claims Administrator shall have the authority to break ties in VRT Board decisions, if and when necessary.  The composition of the VRT Board will be set forth in the Plan Supplement.

(xiii)Retention of Professionals by VRT Claims Administrator and VRT Insurance Negotiator.  The VRT Claims Administrator may retain and reasonably compensate counsel and other professionals to assist in its duties as VRT Claims Administrator on such terms as the VRT Claims Administrator deems appropriate without Bankruptcy Court approval, subject to the provisions of the VRT Agreement.  The VRT Claims Administrator may retain any professional, including any professional who represented parties in interest in the Chapter 11 Cases.  All fees and expenses incurred in connection with the foregoing shall be payable from the VRT Operating Reserve, subject to the terms of the VRT Agreement.

(xiv)Periodic Reporting.  The Liquidating Trustee shall provide periodic reporting to the VRT Board (which shall be filed with the Bankruptcy Court in summary form) of the determination and any re-determination, as applicable, of the total amounts allocated to the VRT Recovery Fund, the Disputed Claims Reserve for Personal Injury Claims, and the VRT Operating Reserve.

(xv)Institution and Maintenance of Legal and Other Proceedings.  As of the date upon which the Victims Restitution Trust is established, the Victims

Restitution Trust shall be empowered to initiate, prosecute, defend, and resolve all legal actions and other proceedings related to any asset, liability, or responsibility of the Victims Restitution Trust.  The Victims Restitution Trust shall be empowered to initiate, prosecute, defend, and resolve all such actions in the name of the Debtors and the Liquidating Debtors if deemed necessary or appropriate by the Liquidating Trustee, the VRT Claims Administrator, or the VRT Insurance Negotiator.  The Victims Restitution Trust shall be responsible for the payment of all damages, awards, judgments, settlements, expenses, costs, fees, and other charges incurred subsequent to the date upon which the Victims Restitution Trust is established arising from, or associated with, any legal action or other proceeding brought pursuant to the Plan and shall pay or reimburse all deductibles, retrospective premium adjustments, or other charges which may arise from the receipt of any Products Liability Insurance Proceeds by the Victims Restitution Trust.  For the avoidance of doubt, the Victims Restitution Trust, pursuant to section 1123(b)(3)(B) of the Bankruptcy Code and applicable state corporate law, is appointed as the successor-in-interest to, and representative of, the Debtors and their Estates for the retention, enforcement, settlement, or adjustment of all Personal Injury Claims.

(xvi)Dissolution.  The Victims Restitution Trust shall be dissolved and the Liquidating Trustee, the VRT Claims Administrator, the VRT Insurance Negotiator, and the VRT Board shall be discharged from their duties with respect to the Victims Restitution Trust upon completion of their duties and the satisfaction of the purposes of the Victims Restitution Trust as set forth in the Plan and the VRT Agreement which, for the avoidance of doubt, shall be no earlier than the date on which (i) all Disputed Personal Injury Claims have been resolved, (ii) all VRT Assets have been liquidated, and (iii) all Distributions from the Victims Restitution Trust required to be made by the Liquidating Trustee under the Plan and the VRT Agreement have been made, unless dissolution on an earlier date is authorized pursuant to a Final Order of the Bankruptcy Court.    Upon dissolution of the Victims Restitution Trust, any Cash remaining in the VRT Recovery Fund and the VRT Operating Reserve shall be distributed to holders of Allowed Personal Injury Claims in each holder’s Pro Rata share

(xvii)U.S. Federal Income Tax Treatment of Victims Restitution Trust.  The Victims Restitution Trust is intended to be treated, and shall be reported, as a “qualified settlement fund” for U.S. federal income tax purposes and shall be treated consistently for state and local tax purposes, to the extent applicable.  The Liquidating Trustee and all holders of beneficial interests in the Victims Restitution Trust shall report consistently with the foregoing.  The Liquidating Trustee shall be the “administrator,” within the meaning of Treasury Regulations Section 1.468B-2(k)(3), of the Victims Restitution Trust.  The Liquidating Trustee shall be responsible for filing all tax returns of the Victims Restitution Trust and the payment, out of the assets of the Victims Restitution Trust, of any taxes due with respect to VRT Assets or otherwise imposed on the Victims Restitution Trust (including any tax liability arising in connection with the distribution of VRT Assets), and shall be permitted to sell any assets of the Victims Restitution Trust to the extent necessary to satisfy such tax liability (including any tax liability arising in connection with such sale).

(xviii)Expedited Determination of Taxes.  The Liquidating Trustee may request an expedited determination of taxes under section 505(b) of the Bankruptcy Code for all tax returns filed by or on behalf of the Victims Restitution Trust through the VRT Termination Date.

(xix)Exculpation of VRT Claims Administrator, VRT Insurance Negotiator, and VRT Board.  The VRT Claims Administrator, the VRT Insurance Negotiator, and the VRT Board shall be exculpated (subject, in each case, to exceptions for willful misconduct, bad faith, gross negligence, or fraud) to the fullest extent allowable by applicable law with respect to the liquidation of the VRT Assets and administration of the Victims Restitution Trust.

(j)Non-Transferability of Trust Interests.

Any and all Trust Interests, rights to receive a Distribution from the Trust, the Priority Reserve, the Trust Operating Reserves, or the Recovery Funds will not constitute “securities” and will not be registered pursuant to the Securities Act or any applicable state or local securities law. However, if it should be determined that any such interests constitute “securities,” the exemption provisions of section 1145 of the Bankruptcy Code will be satisfied and the offer and sale under the Plan of the Trust Interests will be exempt from registration under the Securities Act, all rules and regulations promulgated thereunder, and all applicable state and local securities laws and regulations.  Further, any and all Trust Interests, rights to receive a Distribution from the Trust, the Priority Reserve, the Trust Operating Reserves, or the Recovery Funds shall not be certificated, shall be non-transferable other than if transferred by will, intestate succession, or otherwise by operation of law, and shall be subject to certain other restrictions.  Moreover, any and all Trust Interests shall neither be listed for trading on any national securities exchange.

(k)Insurance Neutrality.

(i)Nothing contained in the Plan, the Plan Documents, or the Confirmation Order, including any provision that purports to be preemptory or supervening, shall in any way operate to, or have the effect of, impairing, altering, supplementing, changing, expanding, decreasing, or modifying (i) the rights or obligations of any of the Insurance Companies or (ii) any rights or obligations of the Debtors arising out of or under any Insurance Policy.  For all issues relating to insurance coverage, including all rights and obligations under the Insurance Polciies, the provisions, terms, conditions, and limitations of the Insurance Policies shall control.

(ii)For the avoidance of doubt, nothing contained in the Plan, the Plan Documents, or the Confirmation Order shall operate to require any Insurance Company to indemnify or pay the liability of any Debtor or Liquidating Debtor that it would not have been required to pay in the absence of the Plan.  This subsection

(b) in no way modifies, alters or limits the rights and/or obligations set forth in subsection (a), above.

(iii)None of (i) the Bankruptcy Court’s confirmation of the Plan or approval of the Plan Documents, (ii) the Confirmation Order or any findings and conclusions entered with respect to confirmation, nor (iii) any estimation or valuation of any Claims, either individually or in the aggregate in the Chapter 11 Cases shall, with respect to any Insurance Company, constitute a trial or hearing on the merits or an adjudication or judgment with respect to any Claim or Cause of Action.

(l)Indemnification of Liquidating Trustee.

The Liquidating Trustee shall not be liable for actions taken or omitted in its capacity as, or on behalf of, the Liquidating Trustee, the Trusts, or the Liquidating Debtors, except those acts found by Final Order to be arising out of its willful misconduct, bad faith, gross negligence, or fraud, and shall be entitled to indemnification and reimbursement for fees and expenses in defending any and all of its actions or inactions in its capacity as, or on behalf of, the Liquidating Trustee, the Trusts, or the Liquidating Debtors, except for any actions or inactions found by Final Order to be arising out of its willful misconduct, bad faith, gross negligence, or fraud.  Any valid indemnification claim of the Liquidating Trustee shall be satisfied from the ILT Operating Reserve.

(m)Cooperation; Privilege; Transfer of Books and Records.

(i)To effectively investigate, prosecute, compromise, and/or settle the Insurance Rights, the Products Liability Insurance Rights, and Causes of Action on behalf of the Trusts, the Liquidating Trustee, the ILT Claims Arbiter, the VRT Claims Administrator, the Insurance Negotiators, and their counsel and representatives require full access to all documents and information relating to the Insurance Rights, the Products Liability Insurance Rights, and the Causes of Action in the possession of the Debtors and/or the Liquidating Debtors and must be able to obtain such information from the Debtors or the Liquidating Debtors on a confidential basis and in common interest without being restricted by or waiving any applicable work product, attorney-client, or other Privilege.  Accordingly, on or prior to the Effective Date, the Liquidation Trustee and Insys Therapeutics, Inc., on behalf of itself, the other Debtors, and the Liquidating Debtors, shall enter into the Trust Transfer Agreement, which shall provide for the Liquidation Trustee’s, the ILT Claims Arbiter’s, the VRT Claims Administrator’s, and the Insurance Negotiators’ full access to the Debtors’ and the Liquidating Debtors’ records and information including, without limitation, electronic records or documents, and for the Debtors and the Liquidating Debtors to transfer and assign, or cause to be transferred and assigned, to the Liquidating Trustee: (i) all of the books and records of the Debtors and the Liquidating Debtors, (ii) a copy of a database or other information as reasonably required to assist the Trusts in identifying the Non-PI General Unsecured Claims against the Insys Liquidation Trust or the Personal Injury Claims against the Victims Restitution Trust, (iii) copies of all Insurance

Policies, (iv) information relating to all Claims previously noticed, tendered, or submitted under the Insurance Policies or paid by any Insurance Company, and (v) any other information necessary to operate the Trusts and preserve, secure, or obtain the benefit of the Insurance Rights.  The Trust Transfer Agreement shall also provide that as of the Effective Date, all Privileges held by the Debtors or the Liquidating Debtors (including the board of directors or any committee of the board of directors of any of the Debtors or the Liquidating Debtors) in connection with such documents or information shall transfer to, and vest exclusively in, the Trusts.  If, at any time after the Effective Date, the Debtors discover the existence of an Insurance Policy that provides or may provide coverage for General Unsecured Claims, the Entity discovering such policy or evidence of the existence of such policy shall promptly inform the Liquidating Trustee, the ILT Claims Arbiter, the VRT Claims Administrator, and the Insurance Negotiators.  On the date(s) upon which each Trust is established or as soon as reasonably practicable thereafter, the Liquidating Trustee shall transfer and assign, or cause to be transferred and assigned, to the ILT Claims Arbiter, the VRT Claims Administrator, and the Insurance Negotiators, the documents and information included in the foregoing clauses (i) through (v).

(ii)The transfer or assignment of information to the Liquidating Trustee in accordance with the Plan shall not result in the destruction or waiver of any applicable Privileges.  Further, with respect to any Privileges: (i) they are transferred to the Liquidating Trustee to perform its duties to administer the Trusts and for no other reason, (ii) they are vested in the Liquidating Trustee, the ILT Claims Arbiter, the VRT Claims Administrator, the Insurance Negotiators, or the Trusts solely to the extent relating to Claims or Causes of Action to be administered or prosecuted by that Person or Entity, and not in the Trust Boards or any other Person, committee, or subcomponent of the Trusts, or any other Person (including counsel and other professionals) who has been engaged by, represents, or has represented any holder of a Claim or any Person that alleges or may allege a Claim, directly or indirectly, relating to, or arising from, the Debtors’ Products or operations, (iii) they shall be preserved and not waived (except as the Liquidating Trustee, the ILT Claims Arbiter, the VRT Claims Administrator, the Insurance Negotiators, or the Trusts, as applicable, may elect to waive such Privileges held by that particular Person or Entity), (iv) for the avoidance of doubt, any such transfer shall have no effect on any right, Claim, or Privilege of any Person other than the Debtors or the Liquidating Debtors (including the board of directors or any committee of the board of directors of any of the Debtors or Liquidating Debtors), and (v) no information subject to a Privilege shall be publicly disclosed by the Liquidating Trustee, the ILT Claims Arbiter, the VRT Claims Administrator, the Insurance Negotiators, or the Trusts or communicated to any Person not entitled to receive such information or in a manner that would diminish the protected status of any such information, except following a waiver of such Privilege pursuant to (iii) above.  For the avoidance of doubt, nothing in this Plan or any order of the Bankruptcy Court shall prevent a waiver by the Liquidating Trustee, the ILT Claims Arbiter, the VRT Claims Administrator, or the Insurance Negotiators of Privileges to the extent held by that particular Person or Entity, and the waiver of Privileges shall not affect the releases or exculpation provided under this Plan to such Person or Persons.  Notwithstanding the foregoing, nothing in the Plan shall preclude the Liquidating Trustee or the Insurance Negotiators from providing information received pursuant to this Section to any applicable Insurance Company as necessary to preserve, secure, or obtain the benefit of the applicable Insurance Rights.

(n)Releases of Liabilities to Holders of Claims.

Except as provided in the Plan, the transfer to, vesting in, and assumption by the Trusts of the Trust Assets as contemplated by the Plan shall, as of the date of such transfer and assumption, bar recovery or any action against the Debtors, the Liquidating Debtors, and the Debtors’ estates, affiliates, and subsidiaries, for, or with respect to, all Claims.  The Trusts shall, as of the date(s) upon which each Trust is established, assume sole and exclusive responsibility and liability for all Claims against the Debtors and the Liquidating Debtors, and such Claims shall be liquidated, resolved, or paid by the Trusts from the Recovery Funds or Trust Operating Reserves, as applicable.

(o)Available Cash.

(a)Available Cash on Effective Date.  On the Effective Date, Cash held by the Debtors shall be allocated to: (i) the Professional Fee Escrow Account in an amount necessary to satisfy Professional Fee Claims in accordance with Section 2.4 of the Plan; (ii) the Priority Reserve to the extent necessary to satisfy estimated Allowed (a) Administrative Expense Claims, (b) Secured Claims, and (c) Priority Claims; (iii) the ILT Operating Reserve and the VRT Operating Reserve in the amounts set forth in Sections 5.7(f) and 5.8(d) of the Plan to cover the respective Trust Operating Expenses; and (iv) holders of Allowed Convenience Class Claims in Class 3 in the amounts necessary to pay [•] percent ([•]%) of each such holder’s Allowed Convenience Class Claim.

(b)Available Cash after Effective Date.  Any remaining Cash following the Distributions described in Section 5.14(a) of the Plan shall be allocated to the ILT Recovery Fund as Estate Distributable Value and made available for Distribution to holders of Allowed Non-PI General Unsecured Claims.  Any funds that become Available Cash after the Effective Date shall be allocated to (i) first, the ILT Operating Reserve to the extent necessary to satisfy estimated ILT Operating Expenses, and (ii) second, the ILT Recovery Fund to become Estate Distributable Value and made available for Distribution to holders of Allowed Non-PI General Unsecured Claims.

(p)Surplus Reserved Cash.

(i)Surplus Reserved Cash from Priority Reserve.  The Liquidating Trustee shall determine, on each six-month anniversary of the Effective Date, whether the amounts available in the Priority Reserve are in excess of the amount necessary to satisfy the purpose for which such reserve was established.  If the Liquidating Trustee determines that, in the discretion of the Liquidating Trustee, a surplus exists in the Priority Reserve as of the date of such determination, such Surplus Reserved Cash shall (i) first, be allocated to the ILT Operating Reserve to the extent such reserve is insufficiently funded to satisfy the purpose for which such reserve was established, with such allocation of Surplus Reserved Cash to be in the discretion of the Liquidating Trustee in consultation with the VRT Claims Administrator, and (ii) second, become Available Cash and be deposited into the ILT Recovery Fund.  Following the dissolution of the Priority Reserve, any Cash that was held in the Priority Reserve shall be deemed Available Cash and be allocated in accordance with Section 5.14 of the Plan.

(ii)Surplus Reserved Cash from Trust Operating Reserves.  Prior to the dissolution of the Insys Liquidation Trust and the Victims Restitution Trust, the Liquidating Trustee shall determine, on each six (6) month anniversary of the Effective Date, whether the amounts available in the Trust Operating Reserves are in excess of the amounts necessary to satisfy the purpose for which such reserves were established.  If the Liquidating Trustee, in consultation with the VRT Claims Administrator, and the Insurance Negotiators, determines that a surplus exists in either Trust Operating Reserve as of the date of such determination, such Surplus Reserved Cash shall be allocated (i) first, to the Priority Reserve to the extent such reserve is insufficiently funded to satisfy the purpose for which such reserve was established, with such allocation of Surplus Reserved Cash to be in the discretion of the Liquidating Trustee, and (ii) second, contributed to the ILT Recovery Fund (if the surplus relates to the Insys Liquidation Trust) or to the VRT Recovery Fund (if the surplus relates to the Victims Restitution Trust).

(q)Charters; By-Laws.

To the extent necessary or appropriate, the charters, by-laws, and other organizational documents of the Debtors shall be amended, or amended and restated as necessary, in a manner consistent with section 1123(a)(6) of the Bankruptcy Code, if applicable, and the terms of the Plan.

(r)Merger; Dissolution; Consolidation.

On or after the date(s) upon which the Trusts are established, the Liquidating Debtors or the Liquidating Trustee may, subject to the terms of the Plan and the Liquidating Debtors’ Organizational Documents, cause any or all of the Liquidating Debtors to be merged into one or more of the Liquidating Debtors, dissolved, or otherwise consolidated, and engage in any other transaction in furtherance of the Plan.  Notwithstanding the foregoing, on the Dissolution Date (which is to be no later than thirty (30) days after completion of the acts required of the Debtors or the Liquidating Debtors by Article V of the Plan, or as soon as reasonably practicable thereafter), each Liquidating Debtor shall be deemed dissolved for all purposes without the necessity for any other or further actions to be taken by or on behalf of each Liquidating Debtor; provided, however, that each Liquidating Debtor, or the Liquidating Trustee, as applicable, shall file with the office of the Secretary of State, or other appropriate office for the state of its organization, a certificate of cancellation or dissolution.  Upon the liquidation and dissolution of any Liquidating Debtor, any proceeds thereof shall be treated as Available Cash and allocated in accordance with Section 5.14 of the Plan.

(s)Closing of Chapter 11 Cases.

After a Debtor’s Estate has been fully administered, the Liquidating Trustee shall seek authority from the Bankruptcy Court to close the applicable Chapter 11 Case in accordance with the Bankruptcy Code and Bankruptcy Rules.

(t)Equitable Subordination under Bankruptcy Code 510(c).

The Plan will be deemed to constitute a motion to equitably subordinate, under Section 510(c) of the Bankruptcy Code, to the extent such Claims are not Disallowed, the 510(c) Subordinated Claims, being those of those Persons who engaged in, or aided and abetted, or whose Claim arises from (including Claims arising from representing any individual who engaged in), any act or omission that constitutes criminal conduct, fraud, willful misconduct, or other wrongful or inequitable conduct in connection with the sale, distribution, and marketing of SUBSYS® (or on behalf of such Persons, including Claims for indemnification, repayment or advancement of fees and expenses, including legal defense fees and expenses).  The Confirmation Order shall contain findings supporting the conclusions providing for equitable subordination of such Claims for the purposes of Distribution on the terms set forth in Sections 4.11 of the Plan.  Subject to the Solicitation Procedures Order, each holder of a 510(c) Subordinated Claim shall be provided a notice informing each such holder of the proposed treatment under the Plan of his or her Claim and affording him or her the opportunity to object to such treatment or to the classification of his or her Claim as a 510(c) Subordinated Claim.

7.5	Distributions.

(a)Distributions Generally.

The Disbursing Agent shall make all Distributions to the appropriate holders of Allowed Claims and in accordance with the terms of the Plan.  Except as otherwise provided in the Plan, Distributions under the Plan shall be made only to the holders of Allowed Claims.

(b)Distributions on the Effective Date or as Soon as Reasonably Practicable Thereafter.

The Disbursing Agent shall make Distributions, as applicable, on the Effective Date as soon as reasonably practicable thereafter, of Cash on the Effective Date:

(i)to holders of (i) Allowed Administrative Expense Claims, including Professional Fee Claims, (ii) Allowed Secured Claims, and (iii) Allowed Priority Claims, each to the extent Allowed as of the Effective Date;

(ii)to holders of Allowed Convenience Class Claims in accordance with Sections 4.3 and 5.14 of the Plan; and

(iii)to reserves or escrow accounts as necessary to fund the Priority Reserve, the Professional Fee Escrow Account (including the transfer of the funds held in the escrow account established pursuant to Paragraph 4 of the Interim

Compensation Order as described in Section 2.4 of the Plan), and the Trust Operating Reserves.

(c)Periodic Distributions from Recovery Funds to Holders of Allowed Claims.

The Disbursing Agent shall make periodic Distributions, as applicable:

(a) of Cash in the Priority Reserve to holders of (i) Allowed Administrative Expense Claims, including Professional Fee Claims, (ii) Allowed Secured Claims, and (iii) Allowed Priority Claims;

(b) of Cash in the ILT Operating Reserve to pay ILT Operating Expenses;

(c) of Cash in the VRT Operating Reserve to pay VRT Operating Expenses;

(d) on the Periodic Distribution Dates, of Cash in the ILT Recovery Fund on account of Non-PI General Unsecured Claims in accordance with Sections 4.4 through 4.8 of the Plan (net of any costs and expenses, including taxes, of the ILT Recovery Fund); provided, however, that any Products Liability Insurance Proceeds or Excess Products Liability Insurance Proceeds in the ILT Recovery Fund shall be designated for holders of Allowed SMT Group Claims and distributed pursuant to Section 4.8(c) of the Plan; and

(e) on the Periodic Distribution Dates, of (i) Products Liability Insurance Proceeds in the VRT Recovery Fund to holders of Allowed Personal Injury Claims and to the ILT Recovery Fund, designated solely for Distribution to holders of Allowed SMT Group Claims, on the Pro Rata bases set forth in Sections 4.8(a) and 4.9(a) of the Plan and (ii) any Excess Products Liability Insurance Proceeds in the VRT Recovery Fund to the ILT Recovery Fund for the benefit of holders of Allowed SMT Group Claims, in accordance with Section 4.8(a) of the Plan; and

(f) of Available Cash on account of Allowed Convenience Class Claims, if necessary, in accordance with Section 4.3(a) of the Plan.

(d)Periodic Distributions to Disputed Claims Reserves.

From and after the date(s) upon which each Trust is established or as soon as reasonably practicable thereafter, and until such time as all Disputed Claims have been compromised and settled or determined by a Final Order of the Bankruptcy Court, the applicable Liquidating Trustee shall, consistent with and subject to section 1123(a)(4) of the Bankruptcy Code, with respect to each Class of General Unsecured Claims, retain from the applicable Recovery Fund an aggregate amount equal to the Pro Rata share of each Distribution that would have been made to holders of Disputed Claims in each applicable Class and allocate such amount to the Disputed Claims Reserve for each applicable Class as if such Disputed Claims were Allowed Claims, for each Claim in an amount equal to the least of (i) the filed amount of such Disputed Claim, (ii) the amount determined by a Final Order of the Bankruptcy Court for purposes of fixing the amount to be retained for such Disputed Claim, and (iii) such other amount as may be agreed upon by the holder of such Disputed Claim and the Liquidating Trustee.

(e)Periodic Distributions from Disputed Claims Reserves.

The Liquidating Trustee shall make distributions on the Periodic Distribution Dates from the Disputed Claims Reserves to the applicable Recovery Fund for holders of Allowed Claims against such Recovery Fund to the extent that, as a result of resolving Disputed Claims, the funds in such Disputed Claims Reserve are greater than the total amounts required for such Disputed Claims Reserves pursuant to Section 6.4 of the Plan.  The Liquidating Trustee shall make Distributions on the Periodic Distribution Dates from the applicable Recovery Fund to the holders of Allowed Claims in accordance with Article IV of the Plan.

(f)Date of Distributions.

In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

(g)Disbursing Agent.

All Distributions under the Plan by the Insys Liquidation Trust or the Victims Restitution Trust shall be made by the Disbursing Agent on and after the Effective Date as provided in the Plan.  The Disbursing Agent shall be deemed to hold all property to be distributed under the Plan in trust for the Persons entitled to receive the same.  The Disbursing Agent shall not hold an economic or beneficial interest in the property to be distributed under the Plan.  The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties.

(h)Rights and Powers of Disbursing Agent.

The Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan, (ii) make all Distributions contemplated by the Plan, (iii) employ professionals to represent it with respect to its responsibilities, and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan.

The Disbursing Agent shall only be required to act and make Distributions in accordance with the terms of the Plan and the applicable Trust Agreement and shall have no liability for actions taken in accordance with the Plan and the applicable Trust Agreement or in reliance upon information provided to it in accordance with the Plan or obligation or liability for Distributions under the Plan to any party who does not hold an Allowed Claim at the time of

Distribution or who does not otherwise comply with the terms of the Plan; provided, however, that the foregoing shall not affect the liability that otherwise would result from any such act or omission to the extent such act or omission is determined by a Final Order to have constituted willful misconduct, gross negligence, intentional fraud, or criminal conduct of any such Person.

(i)Expenses of Disbursing Agent.

Except as otherwise ordered by the Bankruptcy Court, any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date shall be paid in Cash by the Insys Liquidation Trust from the ILT Operating Reserve.

(j)Delivery of Distributions.

Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim shall be made at the address of such holder (i) as set forth on the Schedules filed with the Bankruptcy Court or (ii) on the books and records of the Debtors or their agents, as applicable, unless the Debtors or the Liquidating Trustee has been notified in writing of a change of address, including, without limitation, by filing of a proof of Claim by such holder that contains an address for such holder that is different than the address of such holder as set forth in the Schedules.

(k)Undeliverable and Unclaimed Distributions.

In the event that any Distribution to any holder of an Allowed Claim is returned as undeliverable, no distribution to such holder shall be made unless and until the Disbursing Agent has been notified of the then-current address of such holder, at which time or as soon as reasonably practicable thereafter such distribution shall be made to such holder without interest; provided, however, that all Distributions under the Plan that are unclaimed for a period of six (6) months after the Distribution thereof shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and revest in either the Insys Liquidation Trust or the Victims Restitution Trust, as applicable, and any entitlement of any holder of any Claims to such Distributions shall be extinguished and forever barred.

(l)Distribution Record Date.

As of the close of business on the Distribution Record Date, the Claims register shall be closed.  The Liquidating Trustee shall have no obligation to recognize any transfer of any such Claims occurring after the close of business on the Distribution Record Date and shall instead be entitled to recognize and deal, for all purposes under the Plan, with only those holders of record as of the close of business on the Distribution Record Date.

(m)Manner of Payment under Plan.

At the option of the Disbursing Agent, any Cash payment to be made pursuant to the Plan may be made by a check or wire transfer or as otherwise required or provided in the applicable Trust Agreement.

(n)Minimum Cash Distributions.

The Disbursing Agent shall not be required to make any Distributions of Cash less than $100, or such lower amount as determined by the Disbursing Agent in accordance with the applicable Trust Agreement, to any holder of an Allowed Claim; provided, however, that if any Distribution is not made pursuant to this Section, such Distribution shall be added to any subsequent Distribution to be made on behalf of the holder’s Allowed Claims.  The Disbursing Agent shall not be required to make any final Distribution of Cash less than $25 to any holder of an Allowed Claim.  If the amount of any final Distribution to any holder of Allowed Claims would be $25 or less, then such Distribution shall be made available for distribution to all holders of Allowed Claims receiving final Distributions of at least $25.  Estate Distributable Value in the ILT Recovery Fund and Products Liability Insurance Proceeds in the VRT Recovery Fund after all final Distributions to holders of the applicable Allowed Claims have been made in accordance with the Plan shall be distributed to a charity to be selected by the Liquidating Trustee in accordance with cy pres principles.

(o)Setoffs and Recoupment.

Subject to Section 2.2 and Sections 10.4 through 10.7 of the Plan, the Liquidating Trustee may, but shall not be required to, setoff against, or recoup from, any Claim and from any payments to be made pursuant to the Plan with respect to such Claim any claims of any nature whatsoever (to the extent permitted by applicable law) that the Debtors or the Liquidating Debtors may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors, the Liquidating Debtors, or the Liquidating Trustee of any such Claim it may have against such claimant.

(p)Distributions after Effective Date.

Distributions made after the Effective Date to holders of Disputed Claims that are not Allowed Claims as of the Effective Date, but which later become Allowed Claims, shall be deemed to have been made on the Effective Date.

(q)Interest and Penalties on Claims.

Unless otherwise provided for in the Plan, the Confirmation Order, or required by applicable bankruptcy law, no holder of a Claim shall be entitled to interest accruing on or after the Petition Date or penalties on any Claim.  Any such interest or penalty component of any such Claims, if Allowed, shall be paid only in accordance with section 726(b) of the Bankruptcy Code.

(r)Allocation of Distributions between Principal and Interest.

Except as otherwise required by law (as reasonably determined by the Liquidating Trustee), distributions with respect to any Allowed Claims shall be allocated first to the principal amount of such Allowed Claims (as determined for U.S. federal income tax purposes) and, thereafter, to the remaining portion of such Allowed Claim, if any.

(s)No Distribution in Excess of Amount of Allowed Claim.

Notwithstanding anything to the contrary in the Plan, no holder of an Allowed Claim shall receive, on account of such Allowed Claim, Distributions in excess of the Allowed amount of such Claim when combined with amounts received by such holders from other sources.

(t)Satisfaction of Claims.

Unless otherwise provided in the Plan, the Distributions and deliveries to be made on account of Allowed Claims under the Plan shall, in the aggregate, be in complete and final satisfaction, settlement, and discharge of, and exchange for, such Allowed Claims.

(u)Withholding and Reporting Requirements.

(v)Withholding Rights.  In connection with the Plan, and all instruments or Interests issued in connection therewith and in consideration thereof, any party issuing any instrument or making any distribution described in the Plan shall comply with all applicable withholding and reporting requirements imposed by any federal, state, or local taxing authority, and all distributions pursuant to the Plan and all related agreements shall be subject to any such withholding or reporting requirements.  In the case of a non-Cash distribution that is subject to withholding, the distributing party may withhold an appropriate portion of such distributed property and either (i) sell such withheld property to generate Cash necessary to pay over the withholding tax (or reimburse the distributing party for any advance payment of the withholding tax), or (ii) pay the withholding tax using its own funds and retain such withheld property.  Any amounts withheld pursuant to the preceding sentence shall be deemed to have been distributed to, and received by, the applicable recipient for all purposes of the Plan.  Notwithstanding the foregoing, each holder of an Allowed Claim or any other Person that receives a distribution pursuant to the Plan shall have responsibility for any taxes imposed by any Governmental Unit, including, without limitation, income, withholding, and other taxes, on account of such distribution.  In the event that any party issues any instrument or makes any non-Cash distribution pursuant to the Plan that is subject to withholding tax and such issuing or distributing party has not sold such withheld property to generate Cash to pay the withholding tax, or paid the withholding tax using its own funds and retains such withheld property as described above, such issuing or distributing party has the right, but not the obligation, to not make a distribution until such holder has made arrangements reasonably satisfactory to such issuing or disbursing party for payment of any such tax obligations.

(w)Forms.  Any party entitled to receive any property as an issuance or Distribution under the Plan shall, upon request, deliver to the Disbursing Agent or such other Person designated by the Liquidating Debtors, the Liquidating Trustee, the ILT Claims Arbiter, or the VRT Claims Administrator (which Person shall subsequently deliver to the Disbursing Agent or such other Person any applicable IRS Form W-8 or Form W-9 received) an appropriate Form W-9 or Form W-8, as applicable, and any other forms or documents reasonably requested by the Liquidating Debtors, the Liquidating Trustee, the ILT Claims Arbiter, or the VRT Claims Administrator to reduce or eliminate any withholding required by any federal, state, or local taxing authority.  If any such request is made by the Liquidating Debtors, the Liquidating Trustee, the ILT Claims Arbiter, or the VRT Claims Administrator, the Disbursing Agent, or such other Person designated by the Liquidating Debtors, the Liquidating Trustee, the ILT Claims Arbiter, or the VRT Administrator, and the holder fails to comply before the date that is three hundred sixty-five (365) calendar days after the request is made, the amount of such Distribution shall irrevocably revert to the applicable Trust and any Claim with respect to such Distribution shall be discharged and forever barred from assertion against the applicable Trust or its property.

(x)Obligation.  Notwithstanding the above, each holder of an Allowed Claim that is to receive a Distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such holder by any Governmental Unit, including income, withholding, and other tax obligations, on account of such distribution

7.6	Procedures for Disputed Claims.

(a)Claim Objections.

On or after the Effective Date, objections to Claims against the Debtors may be interposed and prosecuted only by the Liquidating Trustee, the ILT Claims Arbiter, or the VRT Claims Administrator, as applicable.  Except as otherwise provided in Section 2.2 of the Plan with respect to Administrative Expense Claims, any objections to Claims shall be served on the respective Claim holder and filed with the Bankruptcy Court (i) on or before one hundred eighty (180) days following the later of (a) the Effective Date and (b) the date that a proof of Claim is filed or amended or a Claim is otherwise asserted or amended in writing by or on behalf of a holder of such Claim, or (ii) on such later date as may be fixed by the Bankruptcy Court.

(b)No Distribution Pending Allowance.

Notwithstanding any other provision in the Plan, if any portion of a Claim is Disputed, no payment or Distribution provided under the Plan shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

(c)Estimation of Claims.

The Liquidating Trustee may, at any time, request that the Bankruptcy Court estimate, pursuant to section 502(c) of the Bankruptcy Code, any Disputed Claim, other than a Personal Injury Claim or a Claim subject to determination by the ILT Claims Arbiter, that the Bankruptcy Court has jurisdiction to estimate in accordance with the Bankruptcy Code or other applicable law regardless of whether an objection was previously filed with the Bankruptcy Court with respect to such Claim, or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection.  If the Bankruptcy Court estimates a Disputed Claim, that estimated amount shall constitute either the Allowed amount of such Claim, the amount used to determine the Disputed Claims Reserve, or a maximum limitation on such Claim, as determined by the Bankruptcy Court.  If the estimated amount constitutes a maximum limitation on such Claim, the

Liquidating Trustee may elect to pursue any supplemental proceeding to object to any ultimate Distribution on account of such Claim.

(d)Distribution after Allowance.

On the first Distribution Date following the date on which a Disputed Claim becomes an Allowed Claim against a Debtor, the Disbursing Agent shall remit to the respective Recovery Fund, for Distribution to the holder of such Allowed Claim, the Cash or Cash equivalents retained in the applicable Disputed Claims Reserve in an amount equal to the amount that would have been distributed to the holder of such Claim from the Effective Date through and including the Distribution Date had such Claim been Allowed as of the Effective Date (net of any costs and expenses, including taxes, of the applicable Disputed Claims Reserve).

(e)Resolution of Claims.

Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases before the Effective Date, including the Confirmation Order, the Trusts, Liquidating Trustee, the ILT Claims Arbiter, and the VRT Claims Administrator (on or after the date(s) upon which each Trust is established) shall have and retain any and all rights and defenses held by the Debtors with respect to any Claim as of the Petition Date.  On and after the date(s) upon which the Trusts are established, in accordance with the Plan and the Trust Agreements, the Liquidating Trustee shall have the authority to compromise, settle, otherwise resolve, or withdraw any objections to Claims (other than Personal Injury Claims) against the Debtors and the Liquidating Debtors and to compromise, settle, or otherwise resolve any Disputed Claims (other than Personal Injury Claims) without approval of the Bankruptcy Court.  The VRT Claims Administrator shall have the sole authority to resolve Personal Injury Claims in accordance with the Claims Analysis Protocol, without approval of the Bankruptcy Court.  If the Liquidating Trustee and a holder of a Disputed Claim are unable to reach a settlement on the Disputed Claim, such Disputed Claim shall be submitted to the Bankruptcy Court for resolution.  If any holder of a Personal Injury Claim disputes the decision made by the VRT Claims Administrator with respect to the allowance of its Claim, such holder shall have thirty (30) days to submit any new facts, information, or evidence to the VRT Claims Administrator, and the VRT Claims Administrator shall consider any such new facts, information, or evidence, after which the VRT Claims Administrator will make a final determination, which shall be binding.

(f)Property Held in Disputed Claims Reserves.

Each holder of a Disputed Claim that ultimately becomes an Allowed Claim shall have recourse only to the undistributed applicable Available Cash held in the Disputed Claims Reserves for satisfaction of the Distributions to which holders of Allowed Claims are entitled under the Plan (net of any costs and expenses, including taxes, of the applicable Disputed Claims Reserve), and not against the Debtors, the Liquidating Debtors, their property (including reserves), or any assets previously distributed on account of any Allowed Claim.

(g)Claims Resolution Procedures Cumulative.

All of the objection, estimation, settlement, and resolution procedures set forth in the Plan are intended to be cumulative and not exclusive of one another.  Claims may be established and subsequently settled, compromised, withdrawn, or resolved in accordance with the Plan by any mechanism approved by the Bankruptcy Court.

(h)No Postpetition Interest.

Unless otherwise specifically provided for in the Plan, the Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim.  Interest shall not accrue or be paid upon any Disputed Claim with respect to the period from the Effective Date to the date a Distribution is made thereon, on and after such Disputed Claim becomes an Allowed Claim.

(i)DOJ Restitution Claim

Any DOJ Restitution Claim will be deemed to be a Claim (i) filed by such person or entity on whose behalf a portion of the DOJ Restitution Claim was made and (ii) filed in the amount of each such person’s or entity’s claim.  Any amounts distributable hereunder in respect of such DOJ Restitution Claim will be distributed as restitution.  Each such portion of any DOJ Restitution Claim will be classified and treated in accordance with the applicable provision of Article IV in the Plan.

7.7	Executory Contracts and Unexpired Leases.

(a)Assumption and Rejection of Executory Contracts and Unexpired Leases.

(i)As of and subject to the occurrence of the Effective Date, except as otherwise provided in the Plan, each executory contract and unexpired lease of the Debtors not previously assumed, rejected, or assumed and assigned by the Debtors during the Chapter 11 Cases shall be deemed automatically rejected pursuant to sections 365 and 1123 of the Bankruptcy Code, unless such executory contract or unexpired lease: (i) is listed on the Schedule of Assumed and Assigned Contracts or (ii) as of the Effective Date is subject to a pending motion to assume, reject, or assume and assign such executory contract or unexpired lease.

(ii)Subject to the occurrence of the Effective Date, the payment of any applicable Cure Amount, and the resolution of any Cure Dispute, the entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the rejections, assumptions, and assumptions and assignments provided for in the Solicitation Procedures Order and in the Plan pursuant to sections 365(a) and 1123 of the Bankruptcy Code.  Unless otherwise indicated or provided in a separate order of the Bankruptcy Court, rejections or assumptions or assumptions and assignments of executory contracts and unexpired leases pursuant to the Solicitation Procedures Order and the Plan are effective as of the Effective Date.  Each executory contract and unexpired lease assumed pursuant to the Plan or by order of the Bankruptcy Court shall be assigned to a Trust on the date such Trust is established or as soon as reasonably practicable thereafter, and shall vest in, and be fully enforceable by, the applicable Trust in accordance with its terms, except as modified by the provisions of the Plan, any order of the Bankruptcy Court authorizing and providing for its assumption, or applicable law.

(iii)Unless otherwise provided in the Plan or by separate order of the Bankruptcy Court, each executory contract and unexpired lease that is assumed or assumed and assigned shall include any and all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument, or other document is listed in the Schedule of Assumed and Assigned Contracts.

(iv)Except as otherwise expressly set forth on the Schedule of Assumed and Assigned Contracts, any contracts, engagement letters, retention agreements, and similar arrangements, in each case between the Debtors and any attorneys, accountants, financial advisors, investment bankers, or similar professionals, representatives, or advisors, have not been included on the Schedule of Assumed and Assigned Contracts and shall not be treated under the Plan as executory contracts subject to assumption, assumption and assignment, or rejection.  Counterparties to any such contracts, engagement letters, retention agreements, and similar arrangements were required to file proofs of claim by the General Bar Date (as defined in the Bar Date Order) and any Allowed Claims relating thereto shall be treated as Allowed Trade and Other Unsecured Claims in Class 4.

(b)Determination of Cure Disputes and Deemed Consent.

(i)The Debtors shall serve on all required parties, in accordance with the Solicitation Procedures Order, notices of assumption and assignment of the Assumed and Assigned Contracts, and shall file the Schedule of Assumed and Assigned Contracts with the Plan Supplement.  Such notices and the Schedule of Assumed and Assigned Contracts shall set forth the associated Cure Claim for such contract proposed by the Debtors.

(ii)Any counterparty to an executory contract or unexpired lease shall have the time prescribed by the Solicitation Procedures Order to object to the Cure Claims listed on the notice and to adequate assurance of future performance by the applicable Trust.

(iii)To the extent a Cure Dispute is asserted in an objection filed in accordance with any Solicitation Procedures Order, such Cure Dispute shall be scheduled for a hearing by the Bankruptcy Court.  Following resolution of a Cure Dispute by Final Order of the Bankruptcy Court, the applicable contract or lease shall be deemed assumed effective as of the Effective Date; provided, however, that if any Claim subject to a Cure Dispute is Allowed in an amount greater than the Cure Amount for such Claim listed on the Schedule of Assumed and Assigned Contracts, the Debtors reserve the right to reject such executory contract or unexpired lease for a period of seven (7) Business Days following entry of a Final

Order of the Bankruptcy Court resolving the applicable Cure Dispute by filing a notice indicating such rejection with the Bankruptcy Court.

(iv)To the extent any Cure Dispute with respect to an Assumed and Assigned Contract has not been resolved prior to the Effective Date, the Debtors shall establish the Disputed Cure Claims Reserve.  Any amounts remaining in the Disputed Cure Claims Reserve after the resolution and payment, if applicable, of all Disputed Cure Claims with respect to the Assumed and Assigned Contracts, shall be included in the Priority Reserve.

(v)To the extent an objection is not timely filed and properly served on the Debtors with respect to a Cure Dispute, then the counterparty to the applicable contract or lease shall be deemed to have assented to (i) the Cure Amount proposed by the Debtors and (ii) the assumption of such contract or lease, notwithstanding any provision thereof that (a) prohibits, restricts, or conditions the transfer or assignment of such contract or lease, or (b) terminates or permits the termination of a contract or lease as a result of any direct or indirect transfer or assignment of the rights of the Debtors under such contract or lease or a change in the ownership or control as contemplated by the Plan, and shall forever be barred and enjoined from asserting such objection against the Debtors or terminating or modifying such contract or lease on account of transactions contemplated by the Plan.

(vi)With respect to payment of any Cure Amounts or Cure Disputes, neither the Debtors, the Trusts, nor the Disbursing Agent shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable executory contract or unexpired lease, even if such non-Debtor party has sold, assigned, or otherwise transferred its Cure Claim.

(c)Payments Related to Assumption of Contracts and Leases.

(i)Subject to resolution of any Cure Dispute, any monetary amounts by which any Assumed and Assigned Contract is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the Debtors or the Trusts, as the case may be, upon assumption thereof.

(ii)Assumption and assignment of any Assumed and Assigned Contract pursuant to the Plan, or otherwise, shall result in the full release and satisfaction of any Claims or defaults, subject to satisfaction of the Cure Amount, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed executory contract or unexpired lease at any time before the effective date of assumption and/or assignment.  Any proofs of Claim filed with respect to an executory contract or unexpired lease that has been assumed shall be deemed Disallowed and expunged, without further notice, or action, order or approval of the Bankruptcy Court or any other Person.

(d)Rejection Claims.

In the event that the rejection of an executory contract or unexpired lease by any of the Debtors in the Plan results in damages to the other party or parties to such contract or lease, any Claim for such damages, if not heretofore evidenced by a timely filed proof of Claim, shall be forever barred and shall not be enforceable against the Debtors or their Estates, properties or interests in property, unless a proof of Claim is filed with the Bankruptcy Court and served upon the Debtors no later than thirty (30) days after the later of (i) the Confirmation Date and (ii) the effective date of the rejection of such executory contract or unexpired lease.  Any such Claims, to the extent Allowed, shall be classified as Trade and Other Unsecured Claims in Class 4.  The Confirmation Order shall constitute the Bankruptcy Court’s approval of the rejection of all the leases and contracts that are rejected as of the Effective Date.

(e)Survival of Debtors’ Indemnification Obligations.

Any obligations of the Debtors pursuant to their corporate charters, by-laws, limited liability company agreements, memorandum and articles of association, or other organizational documents and agreements to indemnify officers, directors, agents, or employees of the Debtors who are employed by the Debtors as of the Petition Date with respect to all present and future actions, suits, and proceedings against the Debtors or such officers, directors, agents, or employees based upon any act or omission for, or on behalf of, the Debtors shall not be discharged, impaired, or otherwise affected by the Plan.  All such obligations that are assumed and assigned to the Insys Liquidation Trust shall be deemed and treated as Assumed and Assigned Contracts under the Plan.  Any Claim based on the Debtors’ obligations in the Plan shall not be a Disputed Claim or subject to any objection, in either case, by reason of section 502(e)(1)(B) of the Bankruptcy Code.

(f)Compensation and Benefit Plans.

Except with respect to any benefit plans, policies, or programs (i) for which the Debtors have received approval of the Bankruptcy Court to reject or terminate on or before the Effective Date or (ii) that are subject to a pending motion to reject or terminate as of the Confirmation Hearing, all employment and severance policies, and all compensation and benefit plans, policies, and programs of the Debtors applicable to their respective employees, and non-employee directors, including all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive and bonus plans, and life and accidental death and dismemberment insurance plans, are deemed to be, and shall be treated as, executory contracts under the Plan and, on the Effective Date, shall be rejected by the Debtors pursuant to sections 365 and 1123 of the Bankruptcy Code.

Any employment and severance policies; compensation and benefit plans, policies, and programs; or life and accidental death and dismemberment insurance plans relating or provided to a former employee of the Debtors who is retired as of the Effective Date shall be rejected with respect to such former employee except to the extent prohibited by section 1114 of the Bankruptcy Code.

(g)Insurance Policies.

(a)  On or prior to the Effective Date, the Debtors, with the consent of the Creditors’ Committee (which shall not be unreasonably withheld), may fund an upfront premium payment to purchase “tail insurance” to continue either or both of (i) the Debtors’ existing directors’ and officers’ (“D&O”) insurance and (ii) the fiduciary policy related to the Debtors’ 401(k) plan.

(b)  On and after the Effective Date, all Insurance Policies and all Products Liability Insurance Policies shall be deemed to be and treated as Assumed and Assigned Contracts, and shall vest in the Insys Liquidation Trust and the Victims Restitution Trust, respectively, and continue in full force and effect thereafter in accordance with their respective terms such that the Liquidating Trustee and the Insurance Negotiators, as applicable, shall become and remain jointly and severally liable in full for all of the Debtors’ obligations under the Insurance Policies and the Products Liability Insurance Policies, as applicable.

(h)Reservation of Rights.

(a)Neither the exclusion nor the inclusion by the Debtors of any contract or lease on any exhibit, schedule, or other annex to the Plan or in the Plan Supplement, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is or is not an executory contract or unexpired lease or that the Debtors have any liability thereunder.

(b)Except as explicitly provided in the Plan, nothing in the Plan shall waive, excuse, limit, diminish, or otherwise alter any of the defenses, claims, Causes of Action, or other rights of the Debtors under any executory or non-executory contract or unexpired lease.

(c)Nothing in the Plan shall increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtors under any executory or non-executory contract or unexpired or expired lease, including the Insurance Policies.

(d)If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of its assumption under the Plan, the Debtors shall have thirty (30) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

7.8	Conditions Precedent to Confirmation of the Plan and the Occurrence of the Effective Date.

(a)Conditions Precedent to Confirmation.

Confirmation of the Plan shall not occur unless all of the following conditions precedent have been satisfied:

(a)the Bankruptcy Court shall have entered the Confirmation Order in form and substance reasonably acceptable to the Debtors and the Creditors’ Committee;

(b)the Confirmation Order shall include a finding by the Bankruptcy Court that the Trust Assets shall be vested in the applicable Trust free and clear of all Claims, Interests, Liens, other encumbrances, and liabilities of any kind, including rights or claims based on any successor or transferee liabilities; and

(c)the Plan and the Plan Supplement, including any schedules, documents, supplements and exhibits thereto, shall (i) be in form and substance reasonably acceptable to the Debtors and the Creditors’ Committee and (ii) consistent with the other provisions of the Plan.

(b)Conditions Precedent to Effective Date.

The Effective Date shall not occur unless all of the following conditions precedent have been satisfied:

(a)entry of the Confirmation Order by the Bankruptcy Court and such Confirmation Order has not been stayed, modified, or vacated on appeal;

(b)all conditions precedent to the consummation of the Trust Formation Transactions (other than effectiveness of the Plan) have been satisfied or waived by the party or parties entitled to waive them in accordance with the terms of the Trust Agreements;

(c)the Trust Agreements shall become effective in accordance with the terms of the Plan;

(d)the Priority Reserve, the Professional Fee Escrow Account, and the Trust Operating Reserves shall be fully funded;

(e)the Debtors shall have obtained all authorizations, consents, regulatory approvals, ruling, or documents that are necessary to implement and effectuate the Plan;

(f)all actions, documents, and agreements necessary to implement and effectuate the Plan shall have been effected or executed, in each case subject to the consent of the Creditors’ Committee (which shall not be unreasonably withheld); and

(g)all professional fees and expenses approved by the Bankruptcy Court shall have been paid in full or amounts sufficient to pay such fees and expenses after the Effective Date have been placed in the Professional Fee Escrow Account, or otherwise contained in a professional fee retainer, pending approval by the Bankruptcy Court;

(c)Waiver of Conditions Precedent.

(a)Each of the conditions precedent to confirmation of the Plan and the occurrence of the Effective Date may be waived subject to the written consent, which shall not be unreasonably withheld, of the Debtors or the Liquidating Debtors (as applicable) and the Creditors’ Committee.  If any such condition precedent is waived pursuant to this Section and the Effective Date occurs, each party agreeing to waive such condition precedent shall be estopped from withdrawing such waiver after the Effective Date or otherwise challenging the occurrence of the Effective Date on the basis that such condition was not satisfied, and the waiver of such condition precedent shall benefit from the “equitable mootness” doctrine.

(b)The stay of the Confirmation Order pursuant to Bankruptcy Rule 3020(e) shall be deemed waived by and upon entry of the Confirmation Order, and the Confirmation Order shall take effect immediately upon its entry.

7.9	Effect of Confirmation.

(a)Binding Effect.

Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code, and subject to the occurrence of the Effective Date, on and after the entry of the Confirmation Order, the provisions of the Plan shall bind every holder of a Claim against or Interest in any Debtor and inure to the benefit of, and be binding on, such holder’s respective successors and assigns, regardless of whether the Claim or Interest of such holder is impaired under the Plan and whether such holder has accepted the Plan.

(b)Pre-Confirmation Injunctions and Stays.

Unless otherwise provided in the Plan, all injunctions and stays arising under or entered during the Chapter 11 Cases, whether under sections 105 or 362 of the Bankruptcy Code or otherwise, and in existence on the date of entry of the Confirmation Order, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.  The restrictions imposed by the Stock Restrictions Order—including the restriction on claiming a worthless stock deduction by any 50-percent shareholder of Insys Therapeutics, Inc.—shall remain in full force and effect following the Effective Date, and for periods on and after the Effective Date.

(c)Injunction against Interference with Plan.

Upon entry of the Confirmation Order, all holders of Claims and Interests shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan.

(d)Plan Injunction.

(a)Except as otherwise provided in the Plan or in the Confirmation Order, as of the entry of the Confirmation Order but subject to the occurrence of the Effective Date, to the maximum extent permitted under applicable law, all Persons who have held, hold, or may hold Claims or Interests are, with respect to any such Claim or Interest, permanently enjoined after the entry of the Confirmation Order from: (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind (including any proceeding in a judicial, arbitral, administrative, or other forum) against or affecting, directly or indirectly, a Debtor or an Estate or the property of any of the foregoing, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Parties mentioned in this Subsection (i) or any property of any such transferee or successor; (ii) enforcing, levying, attaching (including any prejudgment attachment), collecting, or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree, or order against a Debtor or an Estate or its property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Parties mentioned in this Subsection (ii) or any property of any such transferee or successor; (iii) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against a Debtor or an Estate or any of its property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons mentioned in this Subsection (iii) or any property of any such transferee or successor; (iv) acting or proceeding in any manner, in any place whatsoever, that does not conform to, or comply with, the provisions of the Plan; and (v) commencing or continuing, in any manner or in any place, any action that does not comply, or is inconsistent, with the provisions of the Plan; provided, however, that nothing contained in the Plan shall preclude such Parties who have held, hold, or may hold Claims against or Interests in a Debtor or an Estate from exercising their rights, or obtaining benefits, pursuant to, and consistent with, the terms of the Plan and the Plan Documents.

(b)All Persons, including all governmental, tax, and regulatory authorities, lenders, trade creditors, dealers, customers, employees, litigation claimants, and other creditors, holding Claims, Liens, Interests, charges, encumbrances, and other interests of any kind or nature whatsoever, including rights or Claims based on any successor or transferee liability, against or in a Debtor or the Trust Assets (whether legal or equitable, secured or unsecured, matured or unmatured, contingent or noncontingent, known or unknown), arising under or out of, in connection with, or in any way relating to the Debtors, the Trust Assets, the operation of the Trust Assets prior to the Effective Date, or the Trust Formation Transactions, are forever barred, estopped, and permanently enjoined from asserting against the Released Parties, their respective successors and assigns, their property or the Trust Assets, such Person’s Claims, Interests, Liens, charges, encumbrances, and other interests (including rights or Claims based on any successor or transferee liability), including, without limitation, by: (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind (including any proceeding in a judicial, arbitral, administrative, or other forum) against or affecting, directly or indirectly, a Released Party, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons mentioned in this Subsection (i) or any property of any such transferee or successor; (ii) enforcing, levying, attaching (including any prejudgment attachment), collecting, or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree, or order against a Released Party, or any direct or indirect transferee of any property of, or direct or indirect successor-in-interest to, any of the foregoing Persons mentioned in this Subsection (ii) or any property of any such transferee or successor; (iii) creating, perfecting, or otherwise enforcing any encumbrance of any kind or asserting any Released Claims in any manner, directly or indirectly, against a Released Party or any of its property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons mentioned in this Subsection (iii) or any property of any such transferee or successor; (iv) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan; and (v) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan.

(c)By accepting Distributions pursuant to the Plan, each holder of an Allowed Claim or Allowed Interest shall be bound by the Plan, including the injunctions set forth in this Section.

(e)Releases.

(a)Releases by Debtors.

As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties before and during the Chapter 11 Cases to facilitate the liquidation of the Debtors and the implementation of the Trust Formation Transactions, and except as otherwise explicitly provided in the Plan or in the Confirmation Order, the Released Parties shall be deemed conclusively, absolutely, unconditionally, irrevocably and forever released, to the maximum extent permitted by law, as such law may be extended subsequent to the Effective Date, by the Debtors and the Estates from any and all Claims, counterclaims, disputes, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, Liens, remedies, losses, contributions, indemnities, costs, liabilities, attorneys’ fees and expenses whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors or their Estates (including any Causes of Action arising under chapter 5 of the Bankruptcy Code), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, that the Debtors or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, their Estates, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party (including the exercise of any common law or contractual rights of setoff or recoupment by any Released Party at any time on or prior to the Effective Date), the Trust Formation Transactions, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Disclosure Statement, the Plan, and related agreements, instruments, and other documents, and the negotiation, formulation, preparation or implementation thereof, the solicitation of votes with respect to the Plan, or any other act or omission, the solicitation of votes with respect to the Plan, or any other act or omission; provided, however, that the Debtors do not release, and the Insys Liquidation Trust shall retain, Claims or Causes of Action arising out of, or related to, any act or omission of a Released Party that is a criminal act or constitutes fraud, gross negligence, or willful misconduct; provided, further, that the Debtors do not release, and the Insys Liquidation Trust shall retain, Causes of Action against current or former employees of the Debtors related to any key employee retention plan (or any other retention or incentive plan) agreements entered into between the Debtors and certain of their employees prior to the Petition Date, or any Claims or Causes of Action arising out of chapter 5 of the Bankruptcy Code related to the key employee retention plan (or any other retention or incentive plan) agreements.  The Debtors, the Trusts, and any other newly-formed entities that shall be continuing the Debtors’ businesses after the Effective Date shall be bound, to the same extent the Debtors are bound, by the releases set forth in this Section.  For the avoidance of doubt, Claims or Causes of Action arising out of, or related to, any act or omission of a Released Party prior to the Effective Date that is later found to be a criminal act or to constitute fraud, gross negligence, or willful misconduct, including findings after the Effective Date, are not released pursuant to Section 10.5(a) of the Plan.

(b)Releases by Holders of Claims and Interests.

As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties before and during the Chapter 11 Cases to facilitate the liquidation of the Debtors and the implementation of the Trust Formation Transactions, and except as otherwise explicitly provided in the Plan or in the Confirmation Order, the Released Parties shall be deemed conclusively, absolutely, unconditionally, irrevocably and forever released, to the maximum extent permitted by law, as such law may be extended subsequent to the Effective Date, except as otherwise explicitly provided in the Plan, by (i) the holders of all Claims who vote to accept the Plan, (ii) the holders of all Claims that are Unimpaired under the Plan, (iii) the holders of all Claims whose vote to accept or reject the Plan is solicited but who (a) do not vote either to accept or to reject the Plan and (b) do not opt out of granting the releases set forth herein, (iv) the holders of all Claims or Interests who vote, or are deemed, to reject the Plan but do not opt out of granting the releases set forth in the Plan, and (v) all other holders of Claims and Interests to the maximum extent permitted by law, in each case from any and all Claims, counterclaims, disputes, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, Liens, remedies, losses, contributions, indemnities, costs, liabilities, attorneys’ fees and expenses whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors or their Estates (including any Causes of Action arising under chapter 5 of the Bankruptcy Code), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, that such holders or their estates, affiliates, heirs, executors, administrators, successors, assigns, managers, accountants, attorneys, representatives, consultants, agents, and any other Persons or parties claiming under or through them would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (as such entities existed prior to or after the Petition Date), their Estates, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or

Interest that is treated in the Plan, the business or contractual arrangements or interactions between any Debtor and any Released Party (including the exercise of any common law or contractual rights of setoff or recoupment by any Released Party at any time on or prior to the Effective Date), the Trust Formation Transactions, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Disclosure Statement, the Plan and related agreements, instruments, and other documents, and the negotiation, formulation, preparation or implementation thereof, the solicitation of votes with respect to the Plan, or any other act or omission, other than Claims or Causes of Action arising out of, or related to, any act or omission of a Released Party that constitutes fraud, gross negligence or willful misconduct.  For the avoidance of doubt, Claims or Causes of Action arising out of, or related to, any act or omission of a Released Party prior to the Effective Date that is later found to be a criminal act or to constitute fraud, gross negligence, or willful misconduct, including findings after the Effective Date, are not released pursuant to Section 10.5(b) of the Plan.]

(f)Exculpation.

To the maximum extent permitted by applicable law, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from, any Claim, obligation, suit, judgment, damage, demand, debt, right, Cause of Action, remedy, loss, and liability for any Claim in connection with, or arising out of, the administration of the Chapter 11 Cases; the negotiation and pursuit of the Disclosure Statement (including any information provided, or statements made, in the Disclosure Statement or omitted therefrom), the Trust Formation Transactions, the Plan, and the solicitation of votes for, and confirmation of, the Plan; the funding of the Plan; the occurrence of the Effective Date; the administration of the Plan and the property to be distributed under the Plan; the wind-down of the Debtors; the issuance of securities under or in connection with the Plan; and the transactions in furtherance of any of the foregoing; other than Claims or Causes of Action arising out of, or related to, any act or omission of an Exculpated Party that is a criminal act or constitutes fraud, gross negligence, or willful misconduct. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations, and any other applicable law or rules protecting such Exculpated Parties from liability.  For the avoidance of doubt, this Section 10.6 of the Plan shall not exculpate or release any Exculpated Party with respect to any act or omission of such Exculpated Party prior to the Effective Date that is later found to be a criminal act or to constitute fraud, gross negligence, or willful misconduct, including findings after the Effective Date.

(g)Injunction Related to Releases and Exculpation.

Pursuant to section 1141(d)(3) of the Bankruptcy Code, confirmation of the Plan will not discharge the Debtors; provided, however, that upon confirmation of the Plan and the occurrence of the Effective Date, the holders of Claims and Interests may not seek payment or recourse against or otherwise be entitled to any distribution from the Estate or the Trusts except as expressly provided in the Plan.

To the maximum extent permitted under applicable law, the Confirmation Order shall permanently enjoin the commencement or prosecution by any Person, whether directly, derivatively, or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, or liabilities released pursuant to the Plan, including, without limitation, the Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, and liabilities released or exculpated in the Plan and the Claims, Interests, Liens, charges, and encumbrances.

(h)Subordinated Claims.

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments thereof under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, sections 510(a), 510(b), or 510(c) of the Bankruptcy Code, or otherwise.  Pursuant to section 510 of the Bankruptcy Code, the Debtors reserve the right to reclassify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

(i)Preservation of Causes of Action and Reservation of Rights.

The Insys Liquidation Trust or Victims Restitution Trust, as applicable, shall have the right to prosecute any and all Causes of Action that have not been waived pursuant to the Plan or purchased by any of the purchasers of the Debtors’ Assets.  Pursuant to section 1123(b) of the Bankruptcy Code, except as expressly provided in Sections 10.4 through 10.7 of the Plan, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights, Claims, Causes of Action, rights of setoff or recoupment, or other legal or equitable defenses that the Debtors had immediately before the Effective Date on behalf of the Estates or of themselves in accordance with any provision of the Bankruptcy Code or any applicable nonbankruptcy law, including but not limited to any actions specifically enumerated in the Schedule of Retained Causes of Action to be filed as part of the Plan Supplement.  Subject to Sections 10.4 through 10.7 of the Plan, all such Claims, Causes of Action, rights of setoff or recoupment, or other legal or equitable defenses shall be transferred to the Insys Liquidation Trust or the Victims Restitution Trust, as applicable, which shall have, retain, reserve, and be entitled to assert all such Claims, Causes of Action, rights of setoff, or recoupment, and other legal or equitable defenses as fully as if the Chapter 11 Cases had not been commenced, and all of the Debtors’ and the Liquidating Debtors’ legal and equitable rights with respect to an any Claim or Interest may be asserted after the Effective Date to the same extent as if the Chapter 11 Cases had not been commenced.

(j)Ipso Facto and Similar Provisions Ineffective.

Any term of any policy, contract, or other obligation applicable to a Debtor shall be void and of no further force or effect with respect to any Debtor to the extent such policy, contract, or other obligation is conditioned on, creates an obligation of the Debtor as a result of, or gives rise to a right of any Person based on any of the following: (i) the insolvency or financial condition of a Debtor; (ii) the commencement of the Chapter 11 Cases; (iii) the confirmation or consummation of the Plan, including any change of control that shall occur as a result of such consummation; or (iv) the Trust Formation Transactions.

(k)No Successor Liability.

Except as otherwise expressly provided in the Plan and the Confirmation Order, each of the Trusts (i) is not, and shall not be deemed to assume, agree to perform, pay, or otherwise have any responsibilities for any liabilities or obligations of the Debtors or any other Person relating to or arising out of the operations or the assets of the Debtors on or prior to the Effective Date; (ii) is not, and shall not be, a successor to the Debtors by reason of any theory of law or equity or responsible for the knowledge or conduct of any Debtor prior to the Effective Date; and (iii) shall not have any successor or transferee liability of any kind or character.

VIII.	CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

The following discussion summarizes certain U.S. federal income tax consequences of the implementation of the Plan to the Debtors and to holders of certain Claims.  This discussion does not address the U.S. federal income tax consequences to (i) creditors whose Claims are unimpaired or otherwise entitled to payment in full in cash under the Plan, (ii) public entities or Governmental Units, including the U.S. Government, states, municipalities and Native American Tribes, or (iii) holders who are deemed to reject the Plan, such as holders of Equity Interests.

The discussion of U.S. federal income tax consequences below is based on the U.S. Internal Revenue Code of 1986, as amended (the “Tax Code”), Treasury regulations, judicial authorities, published positions of the Internal Revenue Service (“IRS”), and other applicable authorities, all as in effect on the date of this Disclosure Statement and all of which are subject to change or differing interpretations, possibly with retroactive effect.  The U.S. federal income tax consequences of the Plan are complex and subject to significant uncertainties.  The Debtors have not requested an opinion of counsel or a ruling from the IRS with respect to any of the tax aspects of the Plan.  No assurance can be given that the IRS will not take a position contrary to the description of U.S. federal income tax consequences of the Plan described below.

This discussion does not address non-U.S., state, or local tax consequences of the Plan, nor does it purport to address the U.S. federal income tax consequences of the Plan to special classes of taxpayers (e.g., public entities and Governmental Units (including the U.S. Government, states, municipalities and Native American Tribes), foreign taxpayers, small business investment companies, regulated investment companies, real estate investment trusts, banks and certain other financial institutions, insurance companies, tax-exempt organizations, retirement plans, individual retirement and other tax-deferred accounts, holders that are, or hold Claims through, S corporations, partnerships or other pass-through entities for U.S. federal income tax purposes, persons whose functional currency is not the U.S. dollar, dealers in securities or foreign currency, traders that mark-to-market their securities, persons subject to the alternative minimum tax or the “Medicare” tax on unearned income, persons who use the accrual method of accounting and report income on an “applicable financial statement,” and persons holding Claims that are part of a straddle, hedging, constructive sale, or conversion transaction).  In addition, this discussion does not address U.S. federal taxes other than income taxes, nor does it address the Foreign Account Tax Compliance Act.

The following discussion generally assumes that the Plan implements the liquidation of the Debtors for U.S. federal income tax purposes (including by way of distributions to the Insys Liquidation Trust and Victims Restitution Trust), and that all distributions by the Debtors will be taxed accordingly.  Additionally, this discussion assumes that (i) the various arrangements to which any of the Debtors is a party will be respected for U.S. federal income tax purposes in accordance with their form and (ii) except if otherwise indicated, the Claims are held as “capital assets” (generally, property held for investment) within the meaning of section 1221 of the Tax Code.

The following discussion of certain U.S. federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon your individual circumstances.  Each holder of a Claim or Interest is urged to consult its own tax advisor for the U.S. federal, state, local and other tax consequences applicable under the Plan.

8.1	Consequences to the Debtors

Each of the Debtors is a member of an affiliated group of corporations that files a consolidated federal income tax return with Insys as the common parent (the “Insys Group”) or an entity disregarded as separate from its owner for U.S. federal income tax purposes whose business activities and operations are reflected on the consolidated U.S. federal income tax returns of the Insys Group.  The Debtors estimate that, as of the Petition Date, the Insys Group had consolidated net operating losses (“NOLs”) for U.S. federal income tax purposes of approximately $130 million, among other tax attributes (including estimated tax credits of approximately $14 million).  However, the amount of any NOLs and other tax attributes, as well as the application of any limitations on their use, remain subject to review and adjustment by the IRS.

(a)Limitations on NOL Carryforwards and Other Tax Attributes

The Insys Group’s ability to utilize its NOLs and certain other tax attributes could be subject to limitation if the Insys Group underwent or were to undergo an ownership change within the meaning of section 382 of the Tax Code after the Petition Date.  Accordingly, the Debtors obtained the Stock Restrictions Order from the Bankruptcy Court, effective as of the Petition Date, imposing certain restrictions with respect to trading in Insys stock (and the claiming of a worthless stock deduction by any 50-percent shareholder of Insys, within the meaning of section 382) so as to avoid such an ownership change.  The Debtors believe that no ownership change of the Insys Group for section 382 purposes has occurred to date (including by reason of formation of the Kapoor Voting Trust) and intend that no such ownership change will occur prior to the liquidation of the Debtors pursuant to the Plan.  Moreover, pursuant to the Plan, the restrictions imposed by the Stock Restrictions Order – including the restriction on claiming of a worthless stock deduction by any 50-percent shareholder of Insys – shall remain in full force and effect following the Effective Date.  On the Effective Date, the Debtors will transfer all of their assets to the Insys Liquidation Trust and the Victims Restitution Trust (other than any assets that cannot be transferred on such date, which will be transferred as soon as reasonably practicable thereafter), which is expected to effectuate a complete liquidation of the Debtors as of the Effective Date for U.S. federal income tax purposes.  Following the transfer of the Debtors’ assets to the Insys Liquidation Trust and the Victims Restitution Trust, a single share of Insys equity will be issued to the Insys Liquidation Trust solely for purposes of assisting in the orderly administration of the wind up and dissolution of the Debtors.  Assuming such transfer of assets effectuates a complete liquidation of the Debtors as of the Effective Date, the issuance of the new Insys equity should have no U.S. federal income tax significance.  If, however, the Insys Group were to undergo an ownership change for purposes of section 382 of the Tax Code by reason of the issuance of that share prior to the distribution of all of its remaining assets to the Insys Liquidation Trust and Victims Restitution Trust, the Debtors expect that such change should only be regarded as occurring (if at all) by reason of a deemed acquisition of interests by qualifying creditors under section 382(l)(5) of the Tax Code; in such case, the Debtors would not expect the Insys Group’s utilization of its NOLs or other tax attributes to be meaningfully impaired.

(b)Transfer of Assets to the Insys Liquidation Trust and Victims Restitution Trust; Dissolution of the Debtors

Pursuant to the Plan, two trusts – the Insys Liquidation Trust and Victims Restitution Trust (each, a “Trust”) – will be established.  On the Effective Date, the Victims Restitution Trust will receive an assignment of the Debtors’ product liability insurance policies (and the proceeds thereof) together with the VRT Operating Reserve, and the Insys Liquidation Trust will receive an assignment of all the other assets of the Debtors.  Accordingly, as of the end of the Effective Date, all of the Debtors should be treated as having completely liquidated for U.S. federal income tax purposes.  For U.S. federal income tax purposes, the transfer of the Debtors’ assets to the Insys Liquidation Trust or the Victims Restitution Trust generally is treated as equivalent to a sale of such assets at their then fair market value.  See Section 8.3.

Although the Debtors may recognize taxable income in connection with the transfer of assets to the Insys Liquidation Trust or the Victims Restitution Trust and their liquidation in the taxable year of such transfer, the Debtors expect to have sufficient current deductions for such year, available NOL carryforwards and/or other tax attributes for such year to avoid any meaningful U.S. federal income tax liability for such year.  Depending on the value of the transferred assets, the extent of current deductions for such tax year, and the availability of and limitations on the Debtors’ NOL and tax credit carryforwards for applicable state and local income tax purposes, the Debtors may incur certain state or local income tax liabilities relating to such transfers.  Relatedly, the Debtors intend that the transfer of assets to the Insys Liquidation Trust and the Victims Restitution Trust gives rise to a deduction to the extent permitted under the Tax Code. With respect to the transferred assets relating to amounts expected to be distributable to Classes 7 (with respect to the Allowed DOJ Civil Claim) and 8, as well as amounts expected to be distributable in respect of DOJ Restitution Claims, the Plan provides that such amounts shall constitute restitution.  As such, the Debtors intend that transfers of assets to the Insys Liquidation Trust in respect of such claims will give rise to a deduction for U.S. federal income tax purposes to the extent of the amount of the transferred assets (equal to the amount of cash and the fair market value of the other assets transferred) that constitutes restitution.  However, the rules applicable to the determination of the deductible amount are unclear in circumstances – such as those expected to exist in part with respect to the transfer of assets to the Insys Liquidation Trust – where the identity of the holders of Allowed Claims is not fully known at the time of the payment in respect of which the deduction is claimed.

(c)Cancellation of Debt

In general, the Tax Code provides that a debtor must recognize cancellation of debt (“COD”) income upon the elimination or reduction of debt for insufficient consideration. The Tax Code provides an exception to such income recognition treatment for any COD arising by reason of the discharge of the debtor’s indebtedness in the bankruptcy case or to the extent of the debtor’s insolvency immediately before the cancellation of the debt.  In such case, the Tax Code generally requires the debtor to reduce certain of its tax attributes – such as current year NOLs, NOL carryforwards, tax credits, capital losses and tax basis in assets – by the amount of any such excluded COD income.  COD income generally is the amount by which the adjusted issue price of cancelled debt exceeds the sum of the amount of cash and the fair market value of any other property given in exchange therefor.  In general, any reduction in tax attributes under the COD rules does not occur until the end of the tax year, after such attributes have been applied to determine the tax for the year or, in the case of asset basis reduction, the first day of the taxable year following the tax year in which the COD occurs.  Also, where the Debtor joins in the filing of a consolidated U.S. federal income tax return, applicable Treasury Regulations require, in certain circumstances, that the tax attributes of the consolidated subsidiaries of the debtor and other members of the group also be reduced.

Consistent with the intended treatment of the Plan as a plan of liquidation for U.S. federal income tax purposes, the Debtors believe that no COD should be incurred by a Debtor as a result of the implementation of the Plan prior to the distribution by such Debtor of all of its assets.  In such case, the reduction of tax attributes resulting from such COD (which, as indicated above, only occurs as of the end of the tax year in which the COD occurs) generally should not have a material impact on the Debtors.  There can be no assurance that the IRS will agree to such characterization, due to, among other things, a lack of direct authoritative guidance as to when COD occurs in the context of a liquidating chapter 11 plan, and thus there can be no assurance that all or a substantial amount of the COD will not be incurred earlier.

8.2	Consequences to Holders of Certain Claims

Pursuant to the Plan, each holder of an Allowed Claim in Class 4, 5, and 6 will receive, in full and final satisfaction of its applicable claim, an interest in the Insys Liquidation Trust representing such holder’s right to receive a share of certain cash proceeds.  As discussed below (see Section 8.3), each holder of an Allowed Claim that receives a beneficial interest in the Insys Liquidation Trust will be treated for U.S. federal income tax purposes as directly receiving, and as a direct owner of, an undivided interest in the assets transferred to such Trust consistent with its economic rights in the Insys Liquidation Trust, and subject to any portion(s) of the Insys Liquidation Trust being treated as a “disputed ownership fund” or a “qualified settlement fund” for U.S. federal income tax purposes.

Each holder of an Allowed Claim in Class 9 will receive, in full and final satisfaction of its applicable claim, an interest in the Victims Restitution Trust representing such holder’s right to receive its Pro Rata share of 10% of the proceeds of the product liability insurance policies assigned to the Victims Restitution Trust.  As discussed further below, the Victims Restitution Trust is intended to be treated as a “qualified settlement fund” for U.S. federal income tax purposes.

(a)Consequences to Holders in Classes 4, 5, or 6

In general, a holder of an Allowed Claim in Class 4, 5, or 6 will recognize gain or loss with respect to its Allowed Claim in an amount equal to the difference between (i) the sum of the amount of any cash and the fair market value of its undivided interest in the other assets transferred to the Insys Liquidation Trust and treated as received in respect of its Claim (other than any consideration attributable to a Claim for accrued but unpaid interest) and (ii) the adjusted tax basis of the Claim exchanged therefor (other than any tax basis attributable to accrued but unpaid interest previously included in the holder’s taxable income).

Pursuant to the Plan, the Insys Liquidation Trust will in good faith value the assets transferred thereto, and all parties to the Insys Liquidation Trust (including holders of Allowed Claims receiving interests therein) must consistently use such valuation for all U.S. federal income tax purposes.  As discussed below, the amount of cash or other property received in respect of an Allowed Claim for accrued but unpaid interest will be taxed as ordinary income, except to the extent previously included in income by a holder under its method of accounting. See Section 8.2(c).

After the Effective Date, a holder’s share of any collections received on the assets of the Insys Liquidation Trust (other than as a result of the subsequent disallowance of Disputed Claims or the reallocation of undeliverable distributions) should not be included, for U.S. federal income tax purposes, in the holder’s amount realized in respect of its Allowed Claim but should be separately treated as amounts realized in respect of such holder's ownership interest in the underlying assets of the Insys Liquidation Trust.

In the event of the subsequent disallowance of any Disputed Claim, it is possible that a holder of a previously Allowed Claim may receive additional distributions in respect of its Claim.  Accordingly, it is possible that the recognition of any loss realized by a holder with respect to an Allowed Claim may be deferred until all Claims are Allowed or Disallowed.  Alternatively, it is possible that a holder will have additional gain in respect of any additional distributions received.  See Section 8.3(c).

In addition, it is possible that the Insys Liquidation Trust may, in whole or in part, be treated as a “qualified settlement fund” as of the Effective Date.  To such extent, any holder having an interest in such qualified settlement fund would not be treated as receiving a distribution from the Debtors in respect of their Claim with respect to such interest until such time as the qualified settlement fund actually makes distributions.  See Section 8.3(c).

If gain or loss is recognized, such gain or loss may be long-term capital gain or loss if the Allowed Claim disposed of is a capital asset in the hands of the holder and has been held for more than one year.  Each holder of an Allowed Claim should consult its tax advisor to determine whether gain or loss recognized by such holder will be long-term capital gain or loss and the specific tax effect thereof on such holder. The character of any gain or loss depends on, among other things, the origin of the holder’s Allowed Claim, when the holder receives payment (or is deemed to receive payment) in respect of such Allowed Claim, whether the holder reports income using the accrual or cash method of tax accounting, whether the holder acquired its Allowed Claim at a discount, whether the holder has taken a bad debt deduction with respect to such Allowed

Claim, and/or whether (as intended and herein assumed) the Plan implements the liquidation of the Debtors for U.S. federal income tax purposes.

A holder’s aggregate tax basis in its undivided interest in the Insys Liquidation Trust’s assets (subject to any portion(s) of the Insys Liquidation Trust being treated as a “disputed ownership fund” or a “qualified settlement fund” for U.S. federal income tax purposes) will equal the fair market value of such interest increased by its share of the Debtors’ liabilities to which such assets remain subject upon transfer to the Insys Liquidation Trust, and a holder’s holding period generally will begin on the day following the Effective Date.

(b)Consequences to Holders in Class 9

Each Allowed Personal Injury Claim will be satisfied in cash only from the Victims Restitution Trust.   For U.S. federal income tax purposes, distributions made from the Victims Restitution Trust to holders of Allowed Personal Injury Claims will be treated, with respect to such holders, as if distributed by the Debtors.  See Section 8.3(e). The U.S. federal income tax treatment of the receipt of payments by a holder of an Allowed Personal Injury Claim generally will depend on the nature of the Claim.  Amounts received by a holder of a personal injury claim generally should not be taxable to such holder for U.S. federal income tax purposes to the extent they represent damages (other than punitive damages) received on account of personal physical injuries or physical sickness.  Because the tax treatment of any amounts received by a holder under the Plan will depend on facts particular to each holder, all holders of Personal Injury Claims are urged to consult their own tax advisors as to the proper tax treatment of such amounts under their particular facts and circumstances.

(c)Distributions in Respect of Accrued But Unpaid Interest

In general, to the extent any amount received (whether cash or other property) by a holder of a debt instrument is received in satisfaction of interest that accrued during its holding period, such amount will be taxable to the holder as ordinary interest income (if not previously included in the holder’s gross income under the holder’s normal method of accounting).  Conversely, a holder generally recognizes a deductible loss to the extent any accrued interest was previously included in its gross income and is not paid in full.

Pursuant to Section 6.18 of the Plan, except as otherwise required by law (as reasonably determined by the Liquidating Trustee), distributions in respect of any Allowed Claim shall be allocated first to the principal amount of such Allowed Claim (as determined for U.S. federal income tax purposes) and, thereafter, to the remaining portion of such Allowed Claim, if any.  However, there is no assurance that such allocation would be respected by the IRS for U.S. federal income tax purposes.  You are urged to consult your own tax advisor regarding the allocation of consideration received under the Plan, as well as the deductibility of accrued but unpaid interest and the character of any loss claimed with respect to accrued but unpaid interest previously included in gross income for U.S. federal income tax purposes.

8.3	Tax Treatment of the Trusts and Holders of Beneficial Interests Therein

As indicated above, the Debtors will transfer the Product Liability policies (and the proceeds thereof) together with the VRT Operating Reserve to the Victims Restitution Trust, and

will transfer their remaining assets to the Insys Liquidation Trust.  As discussed below, subject to any portion(s) of the Insys Liquidation Trust being treated as a “disputed ownership fund” or a “qualified settlement fund” for U.S. federal income tax purposes, the Insys Liquidation Trust is intended to be treated as a “liquidating trust” for U.S. federal income tax purposes.  Whether all or any portion of the Insys Liquidation Trust is treated as a disputed ownership fund or a qualified settlement fund depends in part on the nature and status of the Claims held by recipients of beneficial interests therein and elections made by the Liquidating Trustee.

(a)Classification of the Insys Liquidation Trust

The Insys Liquidation Trust is intended to qualify as a “liquidating trust” for U.S. federal income tax purposes (other than in respect of any portion of the assets transferred to the Insys Liquidation Trust and allocable to, or retained on account of, Disputed Claims or treated as held by a qualified settlement fund, as discussed below).  In general, a liquidating trust is not a separate taxable entity but rather is treated for U.S. federal income tax purposes as a “grantor” trust (i.e., a pass-through entity).  The IRS, in Revenue Procedure 94-45, 1994-2 C.B. 684, set forth the general criteria for obtaining an IRS ruling as to the grantor trust status of a liquidating trust under a chapter 11 plan.  The Insys Liquidation Trust will be structured with the intention of complying with such general criteria.  Pursuant to the Plan, and in conformity with Revenue Procedure 94-45, all parties (including, without limitation, the Debtors, the Liquidating Trustee and beneficiaries of the Insys Liquidation Trust) shall treat the transfer of assets to the Insys Liquidation Trust as (1) a transfer of such assets (subject to any obligations relating to those assets) directly to recipients of beneficial interests in the Insys Liquidation Trust (other than to the extent such assets are allocable to Disputed Claims or treated as held by a qualified settlement fund), followed by (2) the transfer by such beneficiaries to the Insys Liquidation Trust of such assets in exchange for beneficial interests in the Insys Liquidation Trust.  Accordingly, except in the event of contrary definitive guidance, holders of beneficial interests in the Insys Liquidation Trust shall be treated for U.S. federal income tax purposes as the grantors and owners of their respective share of the assets transferred by the Debtors to the Insys Liquidation Trust (other than such assets as are allocable to Disputed Claims or treated as held by a qualified settlement fund).

No ruling is currently being requested from the IRS concerning the tax status of the Insys Liquidation Trust as a grantor trust.  Accordingly, there can be no assurance that the IRS would not take a contrary position to the classification of the Insys Liquidation Trust as a grantor trust.  If the IRS were to challenge successfully such classification, the U.S. federal income tax consequences to the Insys Liquidation Trust and the holders of Claims could vary from those discussed herein.  Certain U.S. federal income tax consequences of the Insys Liquidation Trust or portions thereof being treated as a “disputed ownership fund” or as a “qualified settlement fund” within the meaning of Treasury Regulation section 1.468B-1 et seq. are also discussed below.

(b)General “Liquidating Trust” Tax Reporting by the Insys Liquidation Trust and Liquidating Trust Beneficiaries

For all U.S. federal income tax purposes, all parties must treat the Insys Liquidation Trust as a grantor trust of which the holders of beneficial interests in the Insys Liquidation Trust are the owners and grantors, and treat such beneficiaries as the direct owners of an undivided interest in the assets transferred to the Insys Liquidation Trust (other than any assets allocable to

Disputed Claims or treated as held by a qualified settlement fund), consistent with their economic interests therein.  The Liquidating Trustee will file tax returns for the Insys Liquidation Trust treating the Insys Liquidation Trust as a grantor trust pursuant to section 1.671-4(a) of the Treasury Regulations.  The Liquidating Trustee also shall annually send to each holder of a beneficial interest in the Insys Liquidation Trust a separate statement regarding the receipts and expenditures of the Insys Liquidation Trust as relevant for U.S. federal income tax purposes.

All taxable income and loss of the Insys Liquidation Trust will be allocated among, and treated as directly earned and incurred by, the holders of beneficial interests in the Insys Liquidation Trust with respect to such holder’s interest in the assets of the Insys Liquidation Trust (and not as income or loss with respect to its prior Claims), with the possible exception of any taxable income and loss allocable to any assets allocable to, or retained on account of, Disputed Claims or to a qualified settlement fund. The character of any income and the character and ability to use any loss would depend on the particular situation of the holder.

As soon as reasonably practicable after the transfer of the Debtors’ assets to the Insys Liquidation Trust, the Insys Liquidation Trust shall make a good faith valuation of such assets.  All parties to the Insys Liquidation Trust (including, without limitation, the Debtors, holders of Allowed Claims, and the beneficiaries of the Insys Liquidation Trust) must consistently use such valuation for all U.S. federal income tax purposes. The valuation will be made available, from time to time, as relevant for tax reporting purposes.

The U.S. federal income tax obligations of a holder with respect to its beneficial interest in the Insys Liquidation Trust are not dependent on the Insys Liquidation Trust distributing any cash or other proceeds, subject to any portion(s) of the Insys Liquidation Trust allocable to Disputed Claims or treated as held by a qualified settlement fund.  Thus, a holder may incur a U.S. federal income tax liability with respect to its allocable share of the Insys Liquidation Trust’s income even if the Insys Liquidation Trust does not make a concurrent distribution to the holder.  In general, other than in respect of cash retained on account of Disputed Claims or from a qualified settlement fund (the subsequent distribution of which still relates to a holder’s Allowed Claim), a distribution of cash by the Insys Liquidation Trust will not be separately taxable to a beneficiary of the Insys Liquidation Trust since the beneficiary is already regarded for U.S. federal income tax purposes as owning the underlying assets (and was taxed at the time the cash was earned or received by the Insys Liquidation Trust).  Holders are urged to consult their tax advisors regarding the appropriate U.S. federal income tax treatment of any subsequent distributions of cash originally retained by the Insys Liquidation Trust on account of Disputed Claims.

The Liquidating Trustee will comply with all applicable governmental withholding requirements (see Section 6.21 of the Plan and Section 8.4 herein).

(c)Tax Reporting for Assets Allocable to Disputed Claims

Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the receipt by the Liquidating Trustee of an IRS private letter ruling if the Liquidating Trustee so requests one, or the receipt of an adverse determination by the IRS upon audit if not contested by the Liquidating Trustee) or, alternatively, to treatment as a qualified settlement fund, the Liquidating Trustee (A) may elect to treat any assets of the Insys Liquidation

Trust that are allocable to, or retained on account of, Disputed Claims (including any assets allocable to any Class of Claims as to which the allocation within such Class is not yet determined) as a “disputed ownership fund” governed by section 1.468B-9 of the Treasury Regulations, if applicable, and (B) to the extent permitted by applicable law, will report consistently for state and local income tax purposes.

Accordingly, if a “disputed ownership fund” election is made with respect to assets allocable to, or retained on account of, Disputed Claims, such reserve will be subject to tax annually on a separate entity basis on any net income earned with respect to the assets allocable thereto (including any gain recognized upon the disposition of such assets).  All distributions from such reserves (which distributions will be net of the expenses, including taxes, relating to the retention or disposition of such assets) will be treated as received by holders in respect of their Claims as if distributed by the Debtors.  All parties (including, without limitation, the Debtors, the Liquidating Trustee and the beneficiaries of the Insys Liquidation Trust) will be required to report for tax purposes consistently with the foregoing.

A reserve will be responsible for payment, out of the assets of the reserve, of any taxes imposed on the reserve or its assets. In the event, and to the extent, any cash in the reserve is insufficient to pay the portion of any such taxes attributable to the taxable income arising from the assets of such reserve (including any income that may arise upon the distribution of the assets in such reserve), assets of the reserve may be sold to pay such taxes.

(d)Tax Reporting if the Insys Liquidation Trust or any Portion thereof is Treated as a Qualified Settlement Fund

Notwithstanding the foregoing, the Insys Liquidation Trust or portions thereof may be treated (now or in the future) as a “qualified settlement fund” within the meaning of Treasury Regulations section 1.468B-1.  To the extent that the beneficiaries of the Insys Liquidation Trust are solely holders of “qualifying” claims, or a portion of the assets of the Insys Liquidation Trust are segregated from its other assets and held for the benefit of former holders of qualifying Claims, the Insys Liquidation Trust may be required to be characterized as a qualified settlement fund.  In general, as relevant to the Plan, a qualifying claim is a claim asserting liability arising out of a tort, breach of contract, or violation of law.  Trade claims are not qualifying claims for this purpose.

A qualified settlement fund generally is taxed similarly to a disputed ownership fund for U.S. federal income tax purposes.  See Section 8.3(c).  As a qualified settlement fund, the Insys Liquidation Trust or such segregated portion treated as a qualified settlement fund would be subject to a separate entity-level U.S. federal income tax at the maximum rate applicable to trusts and estates (currently 37%).  For the avoidance of doubt, any income or loss (including administrative costs) allocable to assets that are treated as held by a qualified settlement fund, including any gain or loss recognized upon disposition or distribution of such assets (treating the fair market value of the property on the date received by the qualified settlement fund as its initial tax basis), will be included in the taxable income of the qualified settlement fund that is subject to a separate entity level tax and excluded from the Insys Liquidation Trust’s income for purposes of determining the taxable income that is passed through to holders of beneficial interests in the liquidating trust.  All parties (including, without limitation, the Debtors, the Insys Liquidation

Trust and the holders of beneficial interests in the Insys Liquidation Trust) will be required to report for tax purposes consistently with the foregoing.

(e) Classification of the Victims Restitution Trust

The Victims Restitution Trust is expected to be treated as a qualified settlement fund.  The U.S. federal income tax treatment of the Victims Restitution Trust generally will be the same as described above with respect to the potential characterization of the Insys Liquidation Trust as a qualified settlement fund (see Section 8.3(d)).  All parties (including, without limitation, the Debtors, the Victims Restitution Trust, and the holders of beneficial interests in the Victims Restitution Trust) will be required to report for tax purposes consistently with the foregoing.

8.4	Withholding on Distributions and Information Reporting

All distributions to holders of Allowed Claims under the Plan are subject to any applicable tax withholding, including employment tax withholding.  Under U.S. federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to “backup withholding” at the then applicable withholding rate (currently 24%).  Backup withholding generally applies if the holder (a) fails to furnish its social security number or other taxpayer identification number, (b) furnishes an incorrect taxpayer identification number, (c) fails properly to report interest or dividends, or (d) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the tax identification number provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.  Holders of Allowed Claims are urged to consult their tax advisors regarding the Treasury Regulations governing backup withholding and whether the transactions contemplated by the Plan would be subject to these Treasury Regulations.

In addition, Treasury Regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of specified thresholds.  Holders are urged to consult their tax advisors regarding these Treasury Regulations and whether the transactions contemplated by the Plan would be subject to these Treasury Regulations and require disclosure on the holder’s tax returns.

The foregoing summary has been provided for informational purposes only. All holders of Claims and Interests are urged to consult their tax advisors concerning the federal, state, local and other tax consequences applicable under the Plan.

IX.	Release, Injunction, Exculpation and Related Provisions
9.1	General

Pursuant to section 1123 of the Bankruptcy Code, and in consideration for the classification, distributions, releases and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan.  The entry of the

Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests and controversies, as well as a finding by the Bankruptcy Court that any such compromise or settlement is in the best interests of the Debtors, their Estates, and any holders of Claims or Interests and is fair, equitable and reasonable.

Notwithstanding anything contained under the Plan to the contrary, the allowance, classification, and treatment of all Allowed Claims and Interests and their respective distributions (if any) and treatments under the Plan, takes into account the relative priority and rights of the Claims and the Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code, or otherwise.  As of the Effective Date, any and all contractual, legal and equitable subordination rights, whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code or otherwise, relating to the allowance, classification and treatment of all Allowed Claims and Interests and their respective distributions (if any) and treatments under the Plan, are settled, compromised, terminated and released pursuant to the Plan; provided, however, that nothing contained in the Plan will preclude any party from exercising their rights pursuant to and consistent with the terms of the Plan and the contracts, releases, and other agreements or documents delivered under or in connection with the Plan.

9.2	Releases

Section 10.5 of the Plan contains the release language set forth below, comprising Releases granted by both the Debtors and the holders of Claims and Interests, in each case in favor of the “Released Parties” as defined immediately below.  These Releases are granted by the Debtors to the Released Parties in consideration of, among other things, their contributions to these Chapter 11 Cases and the Plan.  Notably, all of the Released Parties are fiduciaries of the Debtors or their Estates that served in such capacities on or after the Petition Date, and the Released Parties definition does not include any particular creditor in its capacity as such.  It also excludes parties that will have been identified by the Debtors and the Creditors’ Committee as not entitled to a release.  Without limiting the generality of the foregoing, those contributions include the participation of all of the Released Parties in extended, good-faith, arm’s-length negotiations over the terms of the Plan, the Plan Settlement, and the effective liquidation of the Debtors’ Estates.  In particular, the participation of the Released Parties in the Plan Mediation and the aforementioned substantive and meaningful negotiations, as set forth herein, substantially decreased the time and expense of these Chapter 11 Cases.  The contributions also include the participation of the Released Parties in good faith in the sale process that provided tens of millions of dollars to the Debtors’ estates.

The Releases are subject to meaningful exclusions for certain wrongful conduct and certain breaches of contract.  For example, claims against any party arising out of, or related to, conduct that constitutes a criminal act, fraud, negligence, or willful misconduct are not released, regardless of whether the finding of culpability or criminality is made before or after the Effective Date.  In addition, the Debtors are not releasing any causes of action they may have against their current or former employees related to breaches of prepetition key employee retention plan agreements, including any such causes of action that could seek the return of value previously transferred outside of the Debtors’ Estates.

“Released Parties” means, collectively, (i) the Debtors, (ii) the Creditors’ Committee and its members, solely in their capacity as such, and (iii) with respect to each of the foregoing Persons in clauses (i) and (ii), such Persons’ (a) predecessors, successors, assigns, subsidiaries, and controlled affiliates, (b) officers and directors, principals, members, partners, managers, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants (for the avoidance of doubt, including but not limited to Nathan Associates, Inc. and its officers, directors, and employees), and other professionals; provided, however, that no such Person described in the foregoing clause (b) shall be a Released Party unless such Person was employed or engaged in such capacity on or after the Petition Date, or, in the case of any professional, was retained pursuant to sections 327 or 1102 of the Bankruptcy Code in these Chapter 11 Cases, and (c) respective heirs, executors, estates, and nominees, in each case solely in their capacity as such; provided, however, that no Person listed on an exhibit of non-Released Parties to be filed as part of the Plan Supplement no later than the Plan Supplement Filing Deadline, which exhibit shall be reasonably determined by the Creditors’ Committee and the Debtors, shall be a Released Party.  To the extent that the Debtors and the Creditors’ Committee do not reach an agreement with respect to whether any particular individual should be included on the exhibit of non-Released Parties, (x) the exhibit of non-Released Parties filed as part of the Plan Supplement shall include only those Persons as are mutually agreed by the Creditors’ Committee and the Debtors to be included and (y) the Creditors’ Committee shall have the right to seek Bankruptcy Court approval at the Confirmation Hearing to include the additional individual(s) on the exhibit.  Notwithstanding anything to the contrary herein, if no Cause of Action has been instituted against a Person on the exhibit of non-Released Parties within one (1) year after the Effective Date, such Person’s name shall be deemed automatically removed from such exhibit and such Person shall be entitled to releases to the extent set forth in the Plan if such Person otherwise satisfies this definition of “Released Parties.”

(a)Releases by Debtors.

As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties before and during the Chapter 11 Cases to facilitate the liquidation of the Debtors and the implementation of the Trust Formation Transactions, and except as otherwise explicitly provided in the Plan or in the Confirmation Order, the Released Parties shall be deemed conclusively, absolutely, unconditionally, irrevocably and forever released, to the maximum extent permitted by law, as such law may be extended subsequent to the Effective Date, by the Debtors and the Estates from any and all Claims, counterclaims, disputes, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, Liens, remedies, losses, contributions, indemnities, costs, liabilities, attorneys’ fees and expenses whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors or their Estates (including any Causes of Action arising under chapter 5 of the Bankruptcy Code), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, assesectionrted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, that the Debtors or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, their Estates, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party (including the exercise of any common law or contractual rights of setoff or recoupment by any Released Party at any time on or prior to the Effective Date), the Trust Formation Transactions, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Disclosure Statement, the Plan, and related agreements, instruments, and other documents, and the negotiation, formulation, preparation or implementation thereof, the solicitation of votes with respect to the Plan, or any other act or omission; provided, however, that the Debtors do not release, and the Insys Liquidation Trust shall retain, Claims or Causes of Action arising out of, or related to, any act or omission of a Released Party that is a criminal act or constitutes fraud, gross negligence, or willful misconduct; provided, further, that the Debtors do not release, and the Insys Liquidation Trust shall retain, Causes of Action against current or former employees of the Debtors related to any key employee retention plan (or any other retention or incentive plan) agreements entered into between the Debtors and certain of their employees prior to the Petition Date, or any Claims or Causes of Action arising out of chapter 5 of the Bankruptcy Code related to the key employee retention plan (or any other retention or incentive plan) agreements.  The Debtors, the Trusts, and any other newly-formed entities that shall be continuing the Debtors’ businesses after the Effective Date shall be bound, to the same extent the Debtors are bound, by the releases set forth in this Section.  For the avoidance of doubt, Claims or Causes of Action arising out of, or related to, any act or omission of a Released Party prior to the Effective Date that is later found to be a criminal act or to constitute fraud, gross negligence, or willful misconduct, including findings after the Effective Date, are not released pursuant to Section 10.5(a) of the Plan.

(b)Releases by Holders of Claims and Interests.

As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties before and during the Chapter 11 Cases to facilitate the liquidation of the Debtors and the implementation of the Trust Formation Transactions, and except as otherwise explicitly provided in the Plan or in the Confirmation Order, the Released Parties shall be deemed conclusively, absolutely, unconditionally, irrevocably and forever released, to the maximum extent permitted by law, as such law may be extended subsequent to the Effective Date, except as otherwise explicitly provided in the Plan, by (i) the holders of all Claims who vote to accept the Plan, (ii) the holders of all Claims that are Unimpaired under the Plan, (iii) the holders of all Claims whose vote to accept or reject the Plan is solicited but who (a) do not vote either to accept or to reject the Plan and (b) do not opt out of granting the releases set forth herein, (iv) the holders of all Claims or Interests who vote, or are deemed, to reject the Plan but do not opt out of granting the releases set forth in the Plan, and (v) all other holders of Claims and Interests to the maximum extent permitted by law, in each case from any and all Claims, counterclaims, disputes, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, Liens, remedies, losses, contributions, indemnities, costs, liabilities, attorneys’ fees and expenses whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors or their Estates (including any Causes of Action arising under chapter 5 of the Bankruptcy Code), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, that such holders or their estates, affiliates, heirs, executors, administrators, successors, assigns, managers, accountants, attorneys, representatives, consultants, agents, and any other Persons or parties claiming under or through them would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (as such entities existed prior to or after the Petition Date), their Estates, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements or interactions between any Debtor and any Released Party (including the exercise of any common law or contractual rights of setoff or recoupment by any Released Party at any time on or prior to the Effective Date), the Trust Formation Transactions, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Disclosure Statement, the Plan and related agreements, instruments, and other documents, and the negotiation, formulation, preparation or implementation thereof, the solicitation of votes with respect to the Plan, or any other act or omission, other than Claims or Causes of Action arising out of, or related to, any act or omission of a Released Party that constitutes fraud, gross negligence or willful misconduct.  For the avoidance of doubt, Claims or Causes of Action arising out of, or related to, any act or omission of a Released Party prior to the Effective Date that is later found to be a criminal act or to constitute fraud, gross negligence, or willful misconduct, including findings after the Effective Date, are not released pursuant to Section 10.5(b) of the Plan.]

The Debtors believe the third party release set forth in this Section 9.2(b) and as set forth more fully in the Plan is standard and entirely consensual under the established case law in the United States Bankruptcy Court for the District of Delaware. See Indianapolis Downs, LLC, 486 B.R. 286, 304–06 (Bankr. D. Del. 2013).  The Debtors will be prepared to meet their burden to establish the basis for the releases, exculpations, and injunctions provided by the Plan as part of Confirmation of the Plan.

9.3	Injunction Related to Releases and Exculpation

Pursuant to section 1141(d)(3) of the Bankruptcy Code, confirmation of the Plan will not discharge the Debtors; provided, however, that upon confirmation of the Plan and the occurrence of the Effective Date, the holders of Claims and Interests may not seek payment or recourse against or otherwise be entitled to any distribution from the Estate or the Trusts except as expressly provided in the Plan.

To the maximum extent permitted under applicable law, the Confirmation Order shall permanently enjoin the commencement or prosecution by any Person, whether directly, derivatively, or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, or liabilities released pursuant to the Plan, including, without limitation, the Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, and liabilities released or exculpated in the Plan and the Claims, Interests, Liens, charges, and encumbrances.

9.4	Pre-Confirmation Injunctions and Stays

Unless otherwise provided in the Plan, all injunctions and stays arising under or entered during the Chapter 11 Cases, whether under sections 105 or 362 of the Bankruptcy Code or otherwise, and in existence on the date of entry of the Confirmation Order, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.  The restrictions imposed by the Stock Restrictions Order – including the restriction on claiming a worthless stock deduction by any fifty percent (50%) shareholder of Insys – shall remain in full force and effect following the Effective Date.

9.5	Injunction against Interference with Plan

Upon entry of the Confirmation Order, all holders of Claims and Interests shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan.

9.6	Plan Injunction

(a)Except as otherwise provided in the Plan or in the Confirmation Order, as of the entry of the Confirmation Order but subject to the occurrence of the Effective Date, to the maximum extent permitted under applicable law, all Persons who have held, hold, or may hold Claims or Interests are, with respect to any such Claim or Interest, permanently enjoined after the entry of the Confirmation Order from:  (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind (including any proceeding in a judicial, arbitral, administrative, or other forum) against or affecting, directly or indirectly, a Debtor or an Estate or the property of any of the foregoing, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Parties mentioned in this Subsection (i) or any property of any such transferee or successor; (ii) enforcing, levying, attaching (including any prejudgment attachment), collecting, or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree, or order against a Debtor or an Estate or its property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Parties mentioned in this Subsection (ii) or any property of any such transferee or successor; (iii) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against a Debtor or an Estate or any of its property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons mentioned in this Subsection (iii) or any property of any such transferee or successor; (iv) acting or proceeding in any manner, in any place whatsoever, that does not conform to, or comply with, the provisions of the Plan; and (v) commencing or continuing, in any manner or in any place, any action that does not comply, or is inconsistent, with the provisions of the Plan; provided, however, that nothing contained herein shall preclude such Parties who have held, hold, or may hold Claims against or Interests in a Debtor or an Estate from exercising their rights, or obtaining benefits, pursuant to, and consistent with, the terms of the Plan and the Plan Documents.

(b)All Persons, including all governmental, tax, and regulatory authorities, lenders, trade creditors, dealers, customers, employees, litigation claimants, and other creditors, holding Claims, Liens, Interests, charges, encumbrances, and other interests of any kind or nature whatsoever, including rights or Claims based on any successor or transferee liability, against or in a Debtor or the Trust Assets (whether legal or equitable, secured or unsecured, matured or unmatured, contingent or noncontingent, known or unknown), arising under or out of, in connection with, or in any way relating to the Debtors, the Trust Assets, the operation of the Trust Assets prior to the Effective Date, or the Trust Formation Transactions, are forever barred, estopped, and permanently enjoined from asserting against the Released Parties, their respective successors and assigns, their property or the Trust Assets, such Person’s Claims, Interests, Liens, charges, encumbrances, and other interests (including rights or Claims based on any successor or transferee liability), including, without limitation, by:  (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind (including any proceeding in a judicial, arbitral, administrative, or other forum) against or affecting, directly or indirectly, a Released Party, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons mentioned in this Subsection (i) or any property of any such transferee or successor; (ii) enforcing, levying, attaching (including any prejudgment attachment), collecting, or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree, or order against a Released Party, or any direct or indirect transferee of any property of, or direct or indirect successor-in-interest to, any of the foregoing Persons mentioned in this Subsection (ii) or any property of any such transferee or successor; (iii) creating, perfecting, or otherwise enforcing any encumbrance of any kind or asserting any Released Claims in any manner, directly or indirectly, against a Released Party or any of its property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons mentioned in this Subsection (iii) or any property of any such transferee or successor; (iv) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan; and (v) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan.

(c)By accepting Distributions pursuant to the Plan, each holder of an Allowed Claim or Allowed Interest shall be bound by the Plan, including the injunctions set forth in this Section.

9.7	Exculpation

To the maximum extent permitted by applicable law, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from, any Claim, obligation, suit, judgment, damage, demand, debt, right, Cause of Action, remedy, loss, and liability for any Claim in connection with, or arising out of, the administration of the Chapter 11 Cases; the negotiation and pursuit of the Disclosure Statement (including any information provided, or statements made, in the Disclosure Statement or omitted therefrom), the Trust Formation Transactions, the Plan, and the solicitation of votes for, and confirmation of, the Plan; the funding of the Plan; the occurrence of the Effective Date; the administration of the Plan and the property to be distributed under the Plan; the wind-down of the Debtors; the issuance of securities under or in connection with the Plan; and the transactions in furtherance of any of the foregoing; other than Claims or Causes of Action arising out of, or related to, any act or omission of an Exculpated Party that is a criminal act or constitutes fraud, gross negligence, or willful misconduct.  This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations, and any other applicable law or rules protecting such Exculpated Parties from liability.  For the avoidance of doubt, Section 10.6 of the Plan shall not exculpate or release any Exculpated Party with respect to any act or omission of such Exculpated Party prior to the Effective Date that is later found to be a criminal act or to constitute fraud, gross negligence, or willful misconduct, including findings after the Effective Date.

9.8	Injunction Related to Releases and Exculpation

Pursuant to section 1141(d)(3) of the Bankruptcy Code, confirmation of the Plan will not discharge the Debtors; provided, however, that upon confirmation of the Plan and the occurrence of the Effective Date, the holders of Claims and Interests may not seek payment or recourse against or otherwise be entitled to any distribution from the Estate or the Trusts except as expressly provided in the Plan.

To the maximum extent permitted under applicable law, the Confirmation Order shall permanently enjoin the commencement or prosecution by any Person, whether directly, derivatively, or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, or liabilities released pursuant to the Plan, including, without limitation, the Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, and liabilities released or exculpated in the Plan and the Claims, Interests, Liens, charges, and encumbrances.

X.	Certain Risk Factors to be Considered

THE PLAN AND ITS IMPLEMENTATION ARE SUBJECT TO CERTAIN RISKS, INCLUDING, BUT NOT LIMITED TO, THE RISK FACTORS SET FORTH BELOW. HOLDERS OF CLAIMS WHO ARE ENTITLED TO VOTE ON THE PLAN SHOULD READ AND CAREFULLY CONSIDER THE RISK FACTORS, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT AND THE PLAN, BEFORE DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN.

ADDITIONAL RISK FACTORS IDENTIFIED IN INSYS’S PUBLIC FILINGS WITH THE SEC MAY ALSO BE APPLICABLE TO THE MATTERS SET OUT HEREIN AND SHOULD BE REVIEWED AND CONSIDERED IN CONJUNCTION WITH THIS DISCLOSURE STATEMENT, TO THE EXTENT APPLICABLE.  THE RISK FACTORS SET FORTH IN Insys’s ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2018, AS UPDATED BY the quarterly report on form 10-Q for the quarter ended march 31, 2019, and the risk factors set forth in exhibit 99.1 to the current report on form 8-k filed by insys with the

SEC on august 8, 2019 ARE HEREBY INCORPORATED BY REFERENCe.  Any Current Reports on Form 8-K (other than information furnished pursuant to Items 2.02 or 7.01 and any related exhibits of any Form 8-K, unless expressly stated otherwise therein), Quarterly Reports on Form 10-Q OR Annual Reports on Form 10-K filed by insys with the SEC after the date of this Disclosure Statement MAY ALSO INCLUDE RISK FACTORS AND will be considered a part of this Disclosure Statement from the date of the filing of such documents.  New factors, risks and uncertainties emerge from time to time and it is not possible to predict all such factors, risks and uncertainties.

These risk factors should not, however, be regarded as constituting the only risks involved in connection with the Plan and its implementation. No representations concerning or related to the Debtors, the Chapter 11 Cases or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement. Any representations or inducements made to secure acceptance or rejection of the Plan that are not contained in, or included with, this Disclosure Statement should not be relied upon by claimants in arriving at their decision.

10.1	Risks Associated with the Bankruptcy Process

(a)Risk of Non-Confirmation of the Plan.  There can be no assurance that the requisite acceptances to confirm the Plan will be obtained. Thus, while the Debtors believe the Plan is confirmable under the standards set forth in section 1129 of the Bankruptcy Code, there is no guarantee that the Plan will be accepted by the requisite Classes entitled to vote on the Plan.  Even if all Voting Classes vote in favor of the Plan or the requirements for “cramdown” are met with respect to any Class that rejects the Plan, the Bankruptcy Court could decline to confirm the Plan if it finds that any of the statutory requirements for confirmation are not met.  If the Plan is not confirmed, there can be no assurances that the Chapter 11 Cases will continue rather than be dismissed or converted to a chapter 7 liquidation or that any alternative plan of liquidation or reorganization would be on terms as favorable to the holders of Claims as the terms of the Plan.  If another liquidation or protracted reorganization were to occur, there is a substantial risk that the value of the Debtors’ assets would be substantially reduced to the detriment of all stakeholders.  Further, in such event, the Debtors may not have sufficient liquidity to operate in bankruptcy for such an extended period.

(b)Nonconsensual Confirmation.  Pursuant to the cramdown provisions of section 1129(b) of the Bankruptcy Code, the Bankruptcy Court can confirm the Plan notwithstanding the nonacceptance of the Plan by an impaired class of claims or interests if at least one impaired class of claims has accepted the Plan (with such acceptance being determined without including the acceptance of any insider (as defined in section 101(31) of the Bankruptcy Code) in such class) and, as to each impaired  class which has not accepted the Plan, the Bankruptcy Court determines that the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to impaired classes.  If necessary, the Debtors intend to request confirmation of the Plan in accordance with section 1129(b) of the Bankruptcy Code.

Although the Debtors believe the Plan meets such requirements, there can be no assurance the Bankruptcy Court will reach the same conclusion. Moreover, although the Debtors and the Creditors’ Committee encourage all Voting Classes to vote to accept the Plan, and the Debtors and the Creditors’ Committee believe that they are likely to have at least one impaired Class vote in favor of the Plan, there is no guaranty that this will occur. If no impaired Voting Class votes in favor of the Plan, the Plan cannot be confirmed as written.

(c)Claims Could be More than Projected. There can be no assurance that the estimated Allowed amount of Claims in certain Classes will not be significantly more than projected, which in turn, could cause the value of distributions to creditors to be reduced substantially.  Certain assumptions may not materialize, and unanticipated events and circumstances may affect the ultimate results.  For example, discrepancies between the actual amounts and the estimates regarding the Allowed Administrative Expense Claims and Allowed Other Priority Claims could significantly impact the distributions to other creditors.  In addition, the Debtors are named defendants in numerous actions commenced prior to the Petition Date (as described in further detail in Section 4.1 herein).  These litigations are at preliminary stages and involve contingencies and uncertainties that may impact the Chapter 11 Cases, such as the allowance of class action claims other than those presented in the Motions for Class Proofs of Claim and the apportionment of liability among the Debtors and their third-party co-defendants.  Given these uncertainties, the Debtors have utilized broad ranges for the estimated claim amounts of these litigation claims.  For the foregoing reasons, the actual amount of Allowed Claims may vary and, in some instances, the variation may be material.

(d)Distributions to Allowed Claims Under the Plan May Change. Projected distributions are based upon good faith estimates of the total amount of Claims ultimately allowed and the funds available for distribution. The Debtors believe that these assumptions and estimates are reasonable.  However, as aforementioned unanticipated events or circumstances could result in such estimates or assumptions increasing or decreasing materially, both the actual amount of Allowed Claims in a particular Class and the funds available for distribution to such Class may differ from the Debtors’ estimates. If the total amount of Allowed Claims in a Class is higher than the Debtors’ estimates, or the funds available for distribution to such Class are lower than the Debtors’ estimates (including estimates of the amount of cash to be realized from liquidation of the Debtors’ remaining assets), the percentage recovery to holders of Allowed Claims in such Class will be less than projected.  For example, if Administrative Expense Claims are lower (or higher) than anticipated, then the amount available for distribution to creditors would be more (or less) than projected herein and recoveries on account of Allowed Claims would be more (or less) than the estimated recoveries set forth herein.

(e)Classification and Treatment of Claims and Interests.  Section 1122 of the Bankruptcy Code requires that the Plan classify Claims against, and Interests in, the Debtors. The Bankruptcy Code also provides that the Plan may place a Claim or Interest in a particular Class only if such Claim or Interest is substantially similar to the other Claims or Interests in such Class. The Debtors believe that all Claims and Interests have been appropriately classified in the Plan, pursuant to the Plan Settlement reached by the Debtors, the Creditors’ Committee and the Settling Creditors.

To the extent that the Bankruptcy Court finds that a different classification is required for the Plan to be confirmed, the Debtors may seek (i) to modify the Plan to provide for whatever classification might be required for Confirmation and (ii) to use the acceptances received from any creditor for the purpose of obtaining the approval of the Class or Classes of which such creditor ultimately is deemed to be a member. Any such reclassification of creditors, although subject to the notice and hearing requirements of the Bankruptcy Code, could adversely affect the Class in which such creditor was initially a member, or any other Class under the Plan, by changing the composition of such Class and the vote required for approval of the Plan. There can be no assurance that the Bankruptcy Court, after finding that a classification was inappropriate and requiring a reclassification, would approve the Plan based upon such reclassification. Except to the extent that modification of classification in the Plan requires resolicitation, the Debtors may, in accordance with the Bankruptcy Code and the Bankruptcy Rules, seek a determination by the Bankruptcy Court that acceptance of the Plan of any holder of Allowed Claims will constitute a consent to the Plan’s treatment of such holder regardless of the Class as to which such holder is ultimately deemed to be a member. The Debtors believe that under the Bankruptcy Rules, they would be required to resolicit votes for or against the Plan only when a modification adversely affects the treatment of the claim of any creditor or equity interest holder.

The Bankruptcy Code also requires that the Plan provide the same treatment for each Claim or Interest in a particular Class unless the Holder of a particular Claim or Interest agrees to a less favorable treatment of its Claim or Interest. The Debtors believe that the Plan complies with the requirement of equal treatment, or has otherwise been agreed to by the Settling Creditors. To the extent that the Bankruptcy Court finds that the Plan does not satisfy such requirement, the Bankruptcy Court could deny Confirmation of the Plan.

Issues or disputes relating to classification and/or treatment could result in a delay in the Confirmation and consummation of the Plan and could increase the risk that the Plan will not be consummated.

(f)The Debtors, the Liquidating Trustee or the VRT Claims Administrator May Object to Amount or Classification of a Claim. The Debtors and their successors reserve the right to object to the amount or classification of any Claim under the Plan. The estimated recoveries set forth in this Disclosure Statement cannot be relied on by any holder of an Allowed Claim where such Claim is or may become subject to an objection. Any holder of an Allowed Claim that is or may become subject to an objection may not receive its expected share of the potential distributions described in this Disclosure Statement.

(g)Risk of Delayed Confirmation or Effective Date.  Although the Debtors expect that the Plan will be confirmed on or shortly after the Confirmation Hearing scheduled for January 16, 2020, there is a risk that confirmation of the Plan will be delayed.  Similarly, there can be no assurances that the Effective Date will occur in 2019 because the Effective Date is contingent upon satisfaction of the conditions precedent to the Effective Date set forth in the Plan. If the Plan is not effective by December 31, 2019 it could detrimentally impact the administration of the Debtors’ estate and reduce recoveries available to creditors.

(h)Risk of Conversion into Chapter 7 Cases.  If no plan can be confirmed, or if the Bankruptcy Court otherwise finds that it would be in the best interest of holders of Claims and Interests, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed or elected to liquidate the Debtors’ assets for distribution in accordance with the priorities established by the Bankruptcy Code.  See Section 10.1(b) hereof, as well as the Liquidation Analysis (the “Liquidation Analysis”) to be filed separately from this Disclosure Statement, for a discussion of the negative effects that a chapter 7 liquidation would have on the recoveries of holders of Claims and Interests.

(i)The Value of Retained Causes of Action is Uncertain. The Causes of Action that will vest in the Insys Liquidation Trust and the Victims Restitution Trust are inherently difficult to value, and any such Cause of Action may prove to have limited or zero value. In addition, litigating Causes of Action is a time consuming and expensive process. While the Debtors believe that the Causes of Action are valuable, the Debtors have not placed a specific value on any of the Causes of Action.

10.2	Other Considerations, Risk Factors, and Disclaimers

(a)Financial Information Disclaimer.  To the extent financial information is contained in this Disclosure Statement, the exhibits to this Disclosure Statement or any document filed in connection herewith, such information is derived from the Debtors’ books and records available at the time of preparation and has not been audited. Although the Debtors have used their reasonable business judgment to ensure the accuracy of any financial information provided in this Disclosure Statement, and while the Debtors believe that any such information fairly reflects, in all material respects, the financial condition and results of the Debtors as of the date or time period stated, the Debtors are unable to warrant or represent that such information is without inaccuracies.

(b)Tax Claims Could be More than Projected.  There can be no assurance that the estimated Allowed amount of Priority Tax Claims relating to federal and state income tax exposure, including interest, will not be significantly more than projected, which in turn, could cause the value of distributions to creditors to be reduced substantially.  Further, the estimated Allowed amount of Claims with respect to Classes 1 (including Secured Claims relating to state tax liabilities offset by available tax refunds) and 4 (including General Unsecured Claims relating to federal and state tax penalties) also may be significantly more than projected.  The Debtors have made certain assumptions in arriving at these estimates, including, without limitation, with respect to the outcome of an ongoing IRS tax audit of the Debtors and the availability of certain state tax refunds.  These assumptions may not be accurate, and unanticipated events or circumstances may affect the ultimate tax liability.  Given these uncertainties, the actual amount of Allowed Claims with respect to taxes may vary from those projected in Section 1.4, and the variation may be material.

(c)Potential Tax Liability in Implementation.  The Debtors may incur certain federal, state, or local tax liabilities relating to the transfer of assets to the Insys Liquidation Trust and the liquidation of the Debtors.  Such tax liabilities may be material, depending on certain factors, including, without limitation, the value of the assets at the time of the transfer, the extent that such transfers give rise to deductions, and the availability of certain net operating loss carryforwards and tax credits.  There can be no assurance that taxing authorities will agree with the Debtors’ valuation of the transferred assets or the availability or amount of any deductions claimed or net operating loss carryforwards or tax credits utilized.  Accordingly, the Debtors may incur taxes on the transfer of the assets to the Insys Liquidation Trust, which could cause the value of distributions to creditors to be reduced materially.

(d)Other Tax Considerations.  There are a number of material income tax considerations, risks and uncertainties associated with the consummation of the Plan. Holders of Claims and Interests and other interested parties should read carefully the discussion of certain U.S. federal income tax consequences of the Plan set forth above.

(e)This Disclosure Statement Was Not Approved by the Securities and Exchange Commission.   Neither the SEC nor any state regulatory authority has passed upon the accuracy or adequacy of this Disclosure Statement, or the exhibits or the statements contained herein, and any representation to the contrary is unlawful.

(f)The Debtors Have No Duty to Update.  The statements contained in this Disclosure Statement are made by the Debtors (or the Creditors’ Committee where indicated) as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has been no change in the information set forth herein since that date. The Debtors have no duty to update this Disclosure Statement unless otherwise ordered to do so by the Bankruptcy Court.

(g)No Representations Outside of this Disclosure Statement Are Authorized.  The information contained in this Disclosure Statement is for purposes of soliciting acceptances of the Plan and may not be relied upon for any other purposes.  No representations concerning or related to the Debtors, the Chapter 11 Cases, or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement.  Any representations or inducements made to secure your acceptance or rejection of the Plan that are other than as contained in, or included with, this Disclosure Statement should not be relied upon by you in arriving at your decision.

(h)Projections and Other Forward-Looking Statements Are Not Assured, and Actual Results May Vary.  Certain of the information contained in this Disclosure Statement is, by nature, forward-looking, and contains estimates and assumptions, which might ultimately prove to be incorrect, and projections, which may be materially different from actual future experiences.  There are uncertainties associated with all projections and estimates, and they should not be considered assurances or guarantees of the amount of funds or the amount of Claims in the various Classes that might be allowed.

(i)No Legal or Tax Advice Is Provided to You by This Disclosure Statement.  The contents of this Disclosure Statement should not be construed as legal, business or tax advice.  Each holder of a Claim or Interest should consult his, her, or its own legal counsel and accountant as to legal, tax and other matters concerning his, her, or its Claim or Interest.  This Disclosure

Statement is not legal advice to you.  This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to confirmation of the Plan.

(j)No Admission Made.  The information and statements contained in the Plan and this Disclosure Statement will neither constitute an admission of any fact or liability by any Entity nor be deemed evidence of the tax or other legal effects of the Plan on the Debtors, Reorganized Debtors, holders of Claims or Interests or any other parties in interest.  In addition, no reliance should be placed on the fact that a particular litigation Claim is, or is not, identified in this Disclosure Statement.

XI.	Confirmation of the Plan
11.1	Requirements of Section 1129(a) of the Bankruptcy Code

(a)General Requirements.  At the Confirmation Hearing, the Bankruptcy Court will determine whether the confirmation requirements specified in section 1129(a) of the Bankruptcy Code have been satisfied including, without limitation, whether:

•	the Plan complies with the applicable provisions of the Bankruptcy Code;
•	the Debtors have complied with the applicable provisions of the Bankruptcy Code;
•	the Plan has been proposed in good faith and not by any means forbidden by law;
•

any payment made or promised by the Debtors or by a person acquiring property under the Plan, for services or for costs and expenses in or in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been  disclosed to the Bankruptcy Court, and any such payment made before confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable;

•

the Debtors have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director or officer, an affiliate of the Debtors participating in a Plan with the Debtors, or a successor to the Debtors under the Plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests holders of Claims and Interests and with public policy, and the Debtors have disclosed the identity of any insider who will be employed or retained by the Reorganized Debtors, and the nature of any compensation for such insider;

•

with respect to each Class of Claims or Interests, each holder of an impaired Claim or impaired Interest has either accepted the Plan or will receive or retain under the Plan, on account of such holder’s Claim or Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount such holder would receive or retain if the Debtors were liquidated on the Effective Date of the Plan under chapter 7 of the Bankruptcy Code;

•

except to the extent the Plan meets the requirements of section 1129(b) of the Bankruptcy Code with respect to each rejecting Class (as discussed further below), each Class of Claims either accepted the Plan or is not impaired under the Plan;

•

except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that administrative expenses and priority Claims, other than priority tax Claims, will be paid in full on the Effective Date, and that priority tax Claims will receive either payment in full on the Effective Date or deferred cash payments over a period not exceeding five (5) years after the Petition Date, of a value, as of the Effective Date of the Plan, equal to the allowed amount of such Claims;

•	at least one Class of impaired Claims has accepted the Plan, determined without including any vote for acceptance of the Plan by any insider holding a Claim in such Class;
•	confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Plan; and
•

all fees payable under section 1930 of title 28, as determined by the Bankruptcy Court at the Confirmation Hearing, have been paid or the Plan provides for the payment of all such fees on the Effective Date of the Plan.

(b)Best Interests Test.  As noted above, with respect to each impaired class of claims and equity interests, confirmation of a plan requires that each such holder either: (i) accept the plan; or (ii) receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than the value such holder would receive or retain if the debtors were liquidated under chapter 7 of the Bankruptcy Code.  This requirement is referred to as the “best interests test.”

This test requires a bankruptcy court to determine what the holders of allowed claims and allowed equity interests in each impaired class would receive from a liquidation of the debtor’s assets and properties in the context of a liquidation under chapter 7 of the Bankruptcy Code.  To determine if a plan is in the best interests of each impaired class, the value of the distributions from the proceeds of the liquidation of the debtor’s assets and properties (after subtracting the amounts attributable to the aforesaid claims) is then compared with the value offered to such classes of claims and equity interests under the plan.

Allowed Claims in Classes 1 and 2 are not Impaired and therefore deemed to accept the Plan unanimously (thereby rendering the “best interests” test inapplicable to such Classes). Claims in Classes 3, 4, 5, 6, 7, 8, and 9 are Impaired and entitled to vote on the Plan.  Classes 10, 11, 12 and 13 (respectively, the 510(a) and 510(b) Subordinated Claims, 510(c) Subordinated Claims, Intercompany Claims and Equity Claims) will receive no recovery and are deemed to reject the Plan.

In a typical chapter 7 case, a trustee is elected or appointed to liquidate a debtor’s remaining assets for distribution to creditors in accordance with the priorities set forth in the Bankruptcy Code. Generally, secured creditors are paid first from the proceeds of disposition of the assets securing their liens. If any assets are remaining in the estates after satisfaction of secured creditors’ claims from their collateral, administrative expenses are next to receive payment.

Unsecured creditors are paid from any remaining assets, according to their respective priorities. Unsecured creditors with the same priority share in proportion to the amount of their allowed claims in relationship to the total amount of allowed claims held by all unsecured creditors with the same priority. Finally, equity interest holders receive the balance that remains, if any, after all creditors are paid.

The Debtors believe that the Plan satisfies the best interests test because, among other things, asset recoveries expected to be available to holders of Allowed Claims under the Plan will be greater than the asset recoveries expected to be available in a chapter 7 liquidation, and the costs of a chapter 7 liquidation will exceed those of the Plan.

Unlike in a chapter 7 liquidation, the Plan provides for two Trusts that will be managed by representatives of the creditor constituencies most invested in improving recoveries.  While this may have an impact in all areas of asset recovery, the Debtors and Creditors’ Committee believe this feature of the Plan will have the most significant impact on potential recoveries from the Debtors’ products liability policies where the SMT Group creditors and the Personal Injury claimants, whose sole recovery comes from this asset, are aligned in prosecuting claims against the products liability insurance carriers.

With respect to the costs of a chapter 7 liquidation versus the Plan, the Debtors and Creditors’ Committee similarly believe that the costs of a chapter 7 liquidation would exceed the amounts paid to those professionals selected to administer the Insys Liquidation Trust and the Victims Restitution Trust, lowering the amount available for distribution to creditors.  The Plan is based on the Debtors’ and Creditors’ Committee work on estimating categories of claims and negotiating the Plan Settlement based on those values.  A chapter 7 trustee would have to incur at least the time and expense of that process, including with work of experts, financial analysts and time spent in mediation, in order to re-resolve all claims already addressed through the Plan Settlement.  A chapter 7 liquidation would have the hurdles of a chapter 7 trustee both getting up to speed with such work and litigating, or otherwise resolving, the thousands of individual claims that make up the categories underpinning the value allocations in the Plan.  As of the filing of this Disclosure Statement, approximately 3,400 claims have been filed claiming an amount not less than $10 billion, and it is expected that the amount of claims will increase after the Bar Date for government claims (which is December 9, 2019).

The Debtors and Creditors’ Committee also believe there is value in the fact that distributions under the Plan can be made to creditors earlier than in a chapter 7 liquidation. For example, the Claims Arbiter will, within a few months of the Effective Date, determine the allocation between Hospital Claims and NAS Monitoring Claims in Class 6.  Distributions to those class claimants can be made shortly thereafter.  Instead, in the case of a chapter 7 liquidation, neither the Hospital claimants nor the NAS Monitoring claimants can receive a first dollar until the thousands of State, Municipality and Native American Tribe claims are liquidated – likely several years after the conversion date.  A chapter 7 trustee will hold, either for litigation costs or in a disputed claims reserve all of the cash on hand of the Estates.  For purposes of the Liquidation Analysis, the Debtors have estimated that it will take several years for a chapter 7 trustee to make distributions that would otherwise be made within the first 6 months to year of implementation of the Plan.

The Debtors’ Liquidation Analysis detailing these differences will be filed separately from this Disclosure Statement.

The Debtors note that the Liquidation Analysis is speculative, as it is necessarily premised on assumptions and estimates, which are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of the Debtors.  Other parties in interest may disagree with certain of the assumptions in the Liquidation Analysis and may challenge these assumptions and/or that the Plan satisfies the “best interests” test in connection with confirmation of the Plan.

The Liquidation Analysis is solely for the purpose of disclosing to holders of Claims and Interests the effects of a hypothetical chapter 7 liquidation of the Debtors, subject to the assumptions set forth therein.  There can be no assurance as to values that would actually be realized in a chapter 7 liquidation nor can there be any assurance that a bankruptcy court will accept the Debtors’ conclusions or concur with such assumptions in making its determinations under section 1129(a)(7) of the Bankruptcy Code.

Given the factors outlined above, Debtors submit that the Plan satisfies the “best interests” test in Bankruptcy Code section 1129(a)(7).

(c)Feasibility.  Also as noted above, section 1129(a)(11) of the Bankruptcy Code requires that a debtor demonstrate that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization.  The Debtors believe that they will be able to timely perform all obligations described in the Plan, and, therefore, that the Plan satisfies the feasibility requirement.  In particular, the Debtors believe that the Plan satisfies the feasibility requirement with respect to both (i) obligations relating to the Sales Transactions, if any, and (ii) obligations relating to the Insys Liquidation Trust and the Victims Restitution Trust.

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Obligations Relating to the Sales Transaction(s).  The Debtors believe that proceeds from the Sales Transactions and the Debtors’ other cash on hand will be sufficient to satisfy all of the Debtors’ obligations under the Plan that are due on the Effective Date.  First, the Debtors are confident that, in accordance with the Plan, the Sales Transactions will have either already closed, or will close immediately prior to or simultaneously with the occurrence of the Effective Date. The Debtors do not believe that the Sales Transactions will be delayed or enjoined by governmental authorities.

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Sufficiency of the Trust Operating Reserves.  The Debtors believe that the Trust Operating Reserves to be funded pursuant to the Plan, along with $2 million Cash allocated to the Trust Operating Reserves, will be sufficient for the Trusts to carry out the purposes for which they were established.

(d)Additional Requirements for Non-Consensual Confirmation.  In the event that any impaired Class of Claims or Interests does not accept or is deemed to reject the Plan, the Court may still confirm the Plan at the request of the Debtors if, as to each impaired Class of Claims or

Interests that has not accepted the Plan, the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to such Classes of Claims or Interests, pursuant to section 1129(b) of the Bankruptcy Code.  Both of these requirements are in addition to other requirements established by case law interpreting the statutory requirements.

(e)Unfair Discrimination Test.  The “unfair discrimination” test applies to Classes of Claims or Interests that are of equal priority and are receiving different treatment under the Plan.  A chapter 11 plan does not discriminate unfairly, within the meaning of the Bankruptcy Code, if the legal rights of a dissenting Class are treated in a manner consistent with the treatment of other Classes whose legal rights are substantially similar to those of the dissenting Class and if no Class of Claims or Interests receives more than it legally is entitled to receive for its Claims or Interests.  This test does not require that the treatment be the same or equivalent, but that such treatment is “fair.”

The Debtors believe the Plan satisfies the “unfair discrimination” test with respect to any dissenting Class of Claims.  Classes of Claims of equal priority are receiving comparable treatment and such treatment is fair under the circumstances.  Other parties in interest may disagree that the Plan satisfies the “unfair discrimination” test and may challenge this conclusion in connection with confirmation of the Plan.

As a result of the Plan Settlement, unsecured creditors will not receive exact Pro Rata recovery under the Plan.  The Plan Settlement settles disputes regarding the allowed amounts of creditor claims, and includes a settlement regarding which creditors will receive consideration from which sources of recovery under the Plan.  The Debtors and the Creditors’ Committee believe that if any dissenting party were to object to their treatment under the “unfair discrimination” test, the Debtors and the Creditors’ Committee would prevail given the amount of work and analysis that the Debtors and the Creditors’ Committee did to arrive at the settlement embodied therein and, moreover, given that the Debtors and the Creditors’ Committee do not have any pecuniary stake in how value is allocated.

(f)Fair and Equitable Test.  The “fair and equitable” test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirements that (a) no class of claims receive more than 100% of the allowed amount of the claims in such class and (b) no junior class of claims or interests receive any recovery under the Plan until senior classes have received a full recovery on their claims.  As to dissenting classes, the test sets different standards depending on the type of claims in such class.  The Debtors believe that the Plan satisfies the “fair and equitable” test because the holders of claims and equity interests that are junior to the claims of the dissenting class, if any, will not receive any property under the plan of reorganization.  Accordingly, the Plan meets the “fair and equitable” test with respect to all Classes.

XII.	Alternatives to Confirmation and Consummation of the Plan

The Debtors have evaluated several alternatives to the Plan.  After studying these alternatives, the Debtors have concluded that the Plan is the best alternative and will maximize recoveries to parties in interest, assuming confirmation and consummation of the Plan.  If the Plan is not confirmed and consummated, the alternatives to the Plan are: (i) the preparation and presentation of an alternative plan of liquidation or reorganization; or (ii) a liquidation under chapter 7 of the Bankruptcy Code.

12.1	Alternative Plan of Liquidation or Reorganization

If the Plan is not confirmed, the Debtors (or if the Debtors’ exclusive period in which to file a plan of reorganization has expired, any other party in interest) could attempt to formulate a different plan. Such a plan might involve either: (a) a reorganization and continuation of certain of the Debtors’ businesses; or (b) an alternative orderly liquidation of their assets.  The Debtors, however, submit that the Plan, as described herein, enables their creditors to realize the most value under the circumstances and that any alternative plan would likely result in reduced recoveries to the Debtors’ creditors.

12.2	Liquidation Under Chapter 7 of the Bankruptcy Code

If no plan can be confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution to their creditors in accordance with the priorities established by the Bankruptcy Code. The effect that a chapter 7 liquidation would have on the recovery of holders of Allowed Claims and Interests is set forth in the Liquidation Analysis.  As set forth above, other parties in interest may disagree with certain of the assumptions in the Liquidation Analysis and may challenge these assumptions and/or that the Plan satisfies the “best interests” test in connection with confirmation of the Plan

The Debtors believe that liquidation under chapter 7 would result in smaller distributions to creditors than those provided for in the Plan because of, among other things (i) the delay resulting from the conversion of the Chapter 11 Cases and (ii) the additional administrative expenses associated with the appointment of a trustee and the trustee’s retention of professionals who would be required to become familiar with the many legal and factual issues in the Debtors’ Chapter 11 Cases.

XIII.	Conclusion and Recommendation

The Debtors and the Creditors’ Committee believe the Plan is in the best interests of all stakeholders and urge the holders of Claims in Classes 3-8 to vote in favor of the Plan.

Dated:  November [__], 2019

By: DRAFT
Name:
Title:  Authorized Signatory

Insys Therapeutics, Inc.

IC Operations, LLC

Insys Development Company, Inc.

Insys Manufacturing, LLC

Insys Pharma, Inc.

IPSC, LLC

IPT 355, LLC

EXHIBIT A to the Disclosure Statement

The Plan

EXHIBIT B to the Disclosure Statement

Settling Creditors

[To be Filed at a Later Date]

EXHIBIT C to the Disclosure Statement

[To Be Filed at a Later Date]